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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-109648

PROSPECTUS

Offer to Exchange
Second Priority Senior Secured Floating Rate Notes due 2008
for
Second Priority Senior Secured Floating Rate Exchange Notes due 2008
and
10 3/4% Second Priority Senior Secured Notes due 2010
for
10 3/4% Second Priority Senior Secured Exchange Notes due 2010

        We are offering to exchange

  •
  up to $130,000,000 of our new Second Priority Senior Secured Floating Rate Exchange Notes due 2008 for up to $130,000,000.00 of our existing, or old, Second Priority Senior Secured Floating Rate Notes due 2008 and

  •
  up to $300,000,000 of our new 10 3/4% Second Priority Senior Secured Exchange Notes due 2010 for up to $300,000,000 of our existing, or old, 10 3/4% Second Priority Senior Secured Notes due 2010.

        The terms of the new notes are generally identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

        To exchange your old notes for new notes:

  •
  you are required to make the representations described on page 136 to us

  •
  you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, Wells Fargo Bank Minnesota, N.A., by 5:00 p.m., New York time, on January 21, 2004

  •
  you should read the section called "The Exchange Offer" for further information on how to exchange your old notes for new notes

        See "Risk Factors" beginning on page 13 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

December 18, 2003

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        The names of events, publications and services used in this prospectus are trademarks, trade names and service marks of Advanstar Communications Inc., its subsidiaries or its joint ventures. Names of companies and associations used in this prospectus are trademarks or trade names of the respective organizations.

        In this prospectus, "Advanstar," the "Company," "we," "us" or "our" refer to Advanstar Communications Inc. and its subsidiaries, except where the context makes clear that the reference is only to Advanstar Communications Inc. itself and is not inclusive of its subsidiaries.

i

SUMMARY

        This summary highlights the more detailed information in this prospectus and you should read the entire prospectus carefully.

THE EXCHANGE OFFER

Securities Offered	We are offering up to $130,000,000 aggregate principal amount of Second Priority Senior Secured Floating Rate Exchange Notes due 2008 and up to $300,000,000 aggregate principal amount of 10 3/4% Second Priority Senior Secured Exchange Notes due 2010, which have been registered under the Securities Act.
The Exchange Offer
We are offering to issue the new notes in exchange for a like principal amount of your old notes which were issued in two transactions in August and September 2003. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreements entered into when the old notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see "The Exchange Offer."
Tenders, Expiration Date, Withdrawal
The exchange offer will expire at 5:00 p.m. New York City time on January 21, 2004 unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to January 21, 2004. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires.
Federal Income Tax Consequences
Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for Federal income tax purposes. See "Material United States Federal Income Tax Consequences of the Exchange Offer."
Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.
Exchange Agent	Wells Fargo Bank Minnesota, N.A. is the exchange agent for the exchange offer.
Failure to Tender Your Old Notes
If you fail to tender your old notes in the exchange offer, you will not have any further rights under the applicable registration rights agreement, including any right to require us to register your old notes or to pay you additional interest.

You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below.

        Based on interpretations by the SEC's staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

  •
  you are not one of our "affiliates", which is defined in Rule 405 of the Securities Act;

  •
  you acquire the new notes in the ordinary course of your business;

  •
  you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

  •
  you are not engaged in, and do not intend to engage in, a distribution of the new notes.

        If you are an affiliate of Advanstar, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        If you are a broker-dealer and receive new notes for your own account in the exchange offer:

  •
  you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

  •
  you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act; and

  •
  you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

        For a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

Summary Description of the Notes

        All of the new notes will be issued under the indenture under which the old notes issued in August 2003 were issued. The terms of the new notes and the old notes are identical in all material respects, except that the new notes will be registered under the Securities Act and the transfer restrictions and registration rights relating to the old notes will not apply to the new notes. The following summary contains basic information about the new notes. It does not contain all of the information that is important to you. For a more complete understanding of this offering, see "Description of Notes."

Issuer	Advanstar Communications Inc.
Notes Offered	$130 million of second priority senior secured floating rate notes due 2008.
$300 million of 10.75% second priority senior secured notes due 2010.
Principal and Maturity
Floating rate notes: Principal on the floating rate notes will be payable in quarterly installments on each interest payment date, beginning November 15, 2003 through May 15, 2008, with each installment equal to 0.25% of the original principal amount of the floating rate notes, and the balance payable at maturity on August 15, 2008.
Fixed rate notes: The fixed rate notes will mature on August 15, 2010.
Interest
Floating rate notes: Initially 8.64% per annum for the quarterly period ending November 15, 2003 and reset quarterly on each February 15, May 15, August 15 and November 15 at three-month LIBOR plus 7.50%. Interest will be payable quarterly on each February 15, May 15, August 15 and November 15, beginning November 15, 2003.
Fixed rate notes: 10.75% per annum, payable every May 15 and November 15, beginning November 15, 2003, and at maturity. Interest will accrue from August 18, 2003.
Collateral
The notes will be secured by second-priority liens, subject to certain exceptions and permitted liens, on the collateral securing our credit facility, other than the capital stock of certain of our subsidiaries and assets of our parent companies (which we refer to collectively as the "collateral"). Our credit facility is secured by a first-priority lien on the collateral. The indenture and the security documents relating to the notes permit us to incur a significant amount of debt including obligations secured (including on a first-priority basis) by the collateral, subject to compliance with certain conditions. No appraisals of any collateral have been prepared by us or on our behalf in connection with this exchange offer or in connection with the original offerings of the notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral.

Advanstar and the administrative agent under the security documents governing the first-priority liens may release the first-priority liens on the collateral, whereupon the second-priority lien that secures the notes on such released collateral shall automatically be released without the consent of the holders of the notes. In addition, the lenders under the credit facility will have the sole ability to control remedies (including any sale or liquidation after acceleration of the debt under the senior secured credit facility) with respect to the collateral. See "Risk Factors—Risks Related to the Notes—The security for your benefit can be released without your consent, and the lenders under our credit facility will have control over all decisions with respect to enforcement of the security interests, including decisions regarding whether and when to foreclose upon assets."
You should read "Description of the Notes—Collateral" for a more complete description of the security granted to the holders of the notes.
Ranking	The notes and the guarantees will rank:
	•	equally with all of our and the guarantors' existing and future senior indebtedness;
	•	effectively junior to indebtedness under our credit facility, which is secured by a first-priority lien on the collateral, to the extent of the value of such collateral;
	•	senior to our and the guarantors' subordinated indebtedness, including our senior subordinated notes; and
	•	effectively junior to all of the liabilities of our subsidiaries that have not guaranteed the notes.

At September 30, 2003 the notes and the guarantees were effectively junior to:
• $43.9 million of borrowings, hedging obligations and reimbursement obligations in respect of letters of credit issued under our credit facility; and
• $11.3 million of liabilities, including trade payables but excluding intercompany obligations, of our non-guarantor subsidiaries.
Optional Redemption
Floating rate notes: We may redeem any of the floating rate notes at any time on or after February 15, 2006, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

Fixed rate notes: We may redeem any of the fixed rate notes at any time on or after February 15, 2008, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

In addition, on or before February 15, 2006, in the case of the floating rate notes, and August 15, 2006, in the case of the fixed rate notes, we may redeem up to 35% of the aggregate principal amount of notes of each series originally issued at a redemption price of 100% plus the then applicable interest rate (in the case of the floating rate notes) or 110.75% (in the case of the fixed rate notes) with the proceeds of equity offerings within 90 days of the closing of an equity offering. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of notes originally issued remain outstanding.
Change of Control
Upon a change of control, as defined in "Description of Notes," we will have the option, at any time prior to February 15, 2006, in the case of the floating rate notes, or February 15, 2008, in the case of the fixed rate notes, to redeem all of the notes of each series at a redemption price equal to 100% of their principal amount plus an applicable premium as described in "Description of Notes," together with accrued and unpaid interest. If a change of control occurs and we do not exercise our option to redeem the notes, we will be required to make an offer to purchase the notes of each series. The purchase price will equal 101% of the principal amount of the notes on the date of purchase, plus accrued and unpaid interest to the date of repurchase.
Subsidiary Guarantees
The notes will be jointly and severally guaranteed on a senior secured basis by all of our existing domestic restricted subsidiaries. In addition, all future wholly-owned domestic restricted subsidiaries, and any future domestic restricted subsidiaries that guarantee our senior subordinated notes, will be required to guarantee the notes.
Certain Covenants	The terms of the notes will restrict our ability and the ability of our restricted subsidiaries to:
	•	incur additional indebtedness;
	•	create liens;
	•	engage in sale-leaseback transactions;
	•	pay dividends or make other equity distributions;
	•	purchase or redeem capital stock;
	•	make investments;
	•	sell assets;
	•	engage in transactions with affiliates; or
	•	effect a consolidation or merger.

However, these limitations will be subject to a number of important qualifications and exceptions. In particular, many of our joint ventures are not "subsidiaries" under the existing indenture, although they are consolidated subsidiaries for accounting purposes.
Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Risk Factors

        See "Risk Factors" immediately following this summary for a discussion of certain risks relating to an investment in the notes.

OUR COMPANY

Overview

        We are a leading worldwide provider of integrated B-to-B marketing communications products and services for targeted industry sectors, principally through trade shows and conferences and through controlled circulation trade, business and professional magazines. We also provide a broad range of other marketing services products, including classified advertising, direct mail services, reprints, database marketing, directories, guides and reference books. We are one of the largest trade show operators in the United States based on total square footage and number of shows in 2002 and one of the largest B-to-B trade publishers in the United States as measured by advertising pages in 2002. Our principal executive offices are located at 545 Boylston Street, 9th Floor, Boston, MA 02116.

Products and Services

        We offer our customers a comprehensive array of B-to-B communications products and services to reach their existing and prospective buyers on a cost-effective basis.

  Trade Shows

        As of June 30, 2003, we owned and managed 68 trade shows and nine stand-alone conferences for business, professional and consumer audiences worldwide, most of which were among the leading events in their respective markets based on square footage. Our trade show revenue is derived primarily from the sale of trade show floor space to exhibitors, show-specific advertising, sponsorships and conferences. Trade show revenue accounted for approximately 53%, 54% and 52% of our revenue in 2000, 2001 and 2002, respectively, and 57% and 56% in each of the nine months ended September 30, 2002 and September 30, 2003, respectively. See "The Acquisition."

  Trade Publications

        As of June 30, 2003, we published 68 specialized business magazines and professional journals and 32 directories and other publications. Of our 60 magazines and journals for which competitive data is available, 70% ranked either #1 or #2 in their respective markets, based on the number of advertising pages in the twelve months ended May 31, 2003. Our publications are generally distributed free-of-charge to qualified professional recipients and generate revenues predominantly from advertising. Trade publications revenue accounted for approximately 42%, 41% and 43% of our total revenue in 2000, 2001 and 2002 and 38% and 39% of our revenue in the nine months ended September 30, 2002 and September 30, 2003, respectively.

  Marketing Services

        Within each industry cluster, we provide a comprehensive set of marketing communications products, services and support geared to the particular industry's marketing and customer needs. These services include direct mail and database marketing programs, reprint services, reference books and other services to facilitate our clients' B-to-B marketing and communications programs. Marketing services revenue accounted for approximately 5% of our revenue in 2000 and 5% of our revenue in each of 2001 and 2002 and 5% of our revenue in each of the nine months ended September 30, 2002 and September 30, 2003.

  Internet

        In addition, we work with Advanstar.com, a subsidiary of our parent but not an obligor of the notes, to use Internet based products and services to complement our delivery of trade show, publishing and marketing services products to our customers. We also use the Internet as a cost-effective method of developing qualifying magazine circulation and to register trade show and conference attendees. We intend to integrate Advanstar.com into our core operations, at which point it would become part of Advanstar Communications. Such integration is not expected to have a material effect on our future results of operations or financial condition. See "Certain Relationships and Related Party Transactions—Relationship with Advanstar.com."

Industry Clusters

        We also operate our business by targeting a number of industry sectors in North America, Latin America, Europe and Asia through certain niche markets grouped together in five core clusters. In addition to our five core clusters, we have grouped the industry sectors in which we provide products and services but do not have a significant industry presence into a "Portfolio" cluster. We believe that by focusing on industries, we better identify the broad array of our customers' B-to-B marketing communications needs which our products and services can meet. In addition, we believe our industry focus allows us to cross-sell our products and services effectively and to capture a larger share of our customers' marketing budgets. In each of our niche markets, many of the same customers advertise in our publications, exhibit at our trade shows and use our marketing services to reach their buyers. We have expanded our trade show, conference and publication offerings within each cluster through new product introductions and strategic acquisitions, which we believe maximizes our existing marketing and customer service infrastructure and industry expertise. We believe that our total cluster participants, including readers, attendees, conferees, exhibitors, advertisers, and other customers, number approximately 3.0 million.

Industry Overview

        B-to-B communications companies provide marketing solutions through trade shows and conferences, trade publications, ancillary marketing services and through Internet applications. According to the July 2002 Veronis Suhler Stevenson Communications Industry Forecast, the communications industry was the third fastest growing sector of the U.S. economy from 1996 to 2001, expanding at a compound annual growth rate, or CAGR, of 6.5%. Total spending on B-to-B communications increased from $17.6 billion to $21.0 billion from 1996 to 2001, which represents a CAGR of 3.6% during that period. According to the Veronis Suhler Stevenson report, total spending on U.S. trade shows and conferences amounted to $8.1 billion in 2001, a decline of 3.2% from 2000 and a CAGR of 3.7% over the period from 1996 to 2001. The U.S. B-to-B publishing industry generated revenue of $13.0 billion in 2001 according to Veronis Suhler Stevenson, and grew at a CAGR of 3.5% from 1996 to 2001.

        In 2001, the B-to-B marketing and advertising market experienced its most significant downturn since 1990-1991 according to Veronis Suhler Stevenson. This downturn continued into 2002. Media advertising spending declined significantly as companies reduced their marketing expenditures in response to the economic slowdown. Industry-wide advertising pages, as measured by the Business Information Network, declined 19.7% in 2001 from 2000 levels and 15.0% in 2002 from 2001 levels. Trade show exhibition space and attendance were less severely impacted by the downturn in the B-to-B marketing and advertising market in the first half of 2001. After the events of September 11, 2001, however, trade show exhibition space and attendance suffered dramatically. As measured by Tradeshow Week, fourth quarter 2001 trade show attendance and number of exhibitors declined approximately 20.4% and 6.8%, respectively, from the fourth quarter of 2000. The decline continued in 2002, with 2002 net square footage dropping 5.3% from 2001 figures. Attendance was down 2.2% over the same period.

        Our results during 2002 and year-to-date in 2003 reflect the general economic slowdown in the United States as a result of decreased marketing and advertising expenditure by our customers. However, we believe that our balanced portfolio between trade shows and publications and our diversification across many industry sectors has mitigated the overall impact from continued weakness in general economic conditions and reduces our exposure to the potential volatility of any one sector.

Competitive Strengths

        We believe that the following factors contribute to our strong competitive position:

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  Market Leadership

  •
  Industry-Focused Integrated Marketing

  •
  Diverse Customer Base

  •
  Experienced and Motivated Management Team

        See "Business—Competitive Strengths" for additional detail on these strengths.

Business Strategy

        Our objective is to increase profitability by solidifying our position as a leading provider of comprehensive one stop B-to-B marketing communications products and services. In order to achieve this objective, we operate our business based on the following strategies:

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  Operate Leading Trade Shows and Publish Leading Magazines in Attractive Niche Markets

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  Utilize Industry Cluster Strategy to Drive Growth

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  Maximize Share of Customers' Total Marketing Expenditures

  •
  Launch New Products and Services Within Existing Clusters

  •
  Identify and Consummate Strategic Acquisitions

        For additional detail on our Business Strategy see "Business—Business Strategy."

Recent Developments

        On August 18, 2003, we issued $130 million aggregate principal amount of second priority senior secured floating rate notes due 2008 and $230 million aggregate principal amount of 10 3/4% second priority senior secured notes due 2010 for net proceeds of approximately $350 million. We refer to this offering as the "August offering." These old notes were issued under an indenture dated August 18, 2003, which we refer to as the "indenture" or the "August indenture", among Advanstar, the guarantors party thereto and Wells Fargo Bank Minnesota, N.A., as trustee. Our net proceeds were approximately $350 million, after deduction of the initial purchasers' discounts and commissions and fees and expenses. We used these net proceeds to repay all outstanding Term A loans and all but $25 million of Term B loans under our credit facility, to repay a portion of our revolving credit borrowings and to pay related fees and expenses. In connection with this issuance of old notes we amended our credit facility to permit the offering and the use of the proceeds thereof, eliminate the leverage ratio covenant and amend certain other covenants contained in the credit facility and reduce the revolving loan commitments thereunder from $80 million to $60 million. We recorded an expense of $11.3 million in the third quarter of 2003 to reflect the write-off of deferred financing costs related to the term loans that were repaid and the reduction in revolving loan commitments.

        On September 25, 2003, we issued $70 million aggregate principal amount of 10 3/4% second priority senior secured notes due 2010 for net proceeds of approximately $68 million, after deducting the initial purchaser's fee and other fees and expenses. We refer to this offering as the "September offering." The old notes issued in the September offering were issued under an indenture, which we refer to as the "September indenture," dated September 25, 2003 among Advanstar, the guarantors party thereto and Wells Fargo Bank Minnesota, N.A., as trustee. The terms of the old 10 3/4% notes issued in the September offering are identical to the terms of the old 10 3/4% notes issued in the August offering except that the notes issued in the September offering contained a special redemption provision that would have required Advanstar to redeem these old notes if the Thomson acquisition (as described below) was not consummated prior to December 31, 2003. In addition, for purposes of all votes under the September indenture, other than votes requiring the consent of all holders, the 10 3/4% notes issued in the September offering are deemed to vote together as a class with the 10 3/4% notes issued in the August offering. New notes issued in the exchange offer will all be issued under the August indenture.

        On October 1, 2003, we purchased a portfolio of healthcare industry-specific magazines and related custom project services from the Thomson Corporation and its subsidiaries, which we refer to as "Thomson," for $135 million in cash. We used a portion of the approximately $68 million in net proceeds of the September offering, $7 million of cash generated by operations, revolver borrowings of $13 million and proceeds of $60 million of equity contributions from Advanstar, Inc. ($50 million of which was received on the closing date of the September offering and $10 million of which was received on the closing date of the Thomson acquisition), which represent the proceeds from the sale by its parent company of equity to the DLJ Merchant Banking funds, to fund the acquisition and related fees and expenses. See "The Acquisition."

Management Changes

        On December 11, 2003, we announced that Joseph Loggia, our current president and chief operating officer, will become our chief executive officer effective January 1, 2004. Robert Krakoff, currently our chairman and chief executive officer, will continue as chairman of our company. In his new role, Mr. Loggia will have responsibility for the management and operation of Advanstar and will report directly to our board of directors. Mr. Krakoff will focus exclusively on potential external growth opportunities for Advanstar through acquisitions and will continue to report to the board.

Summary Financial Data

        The following table presents summary historical and other consolidated financial data for Advanstar and its predecessor for each of the periods indicated. The summary historical financial data for Advanstar's predecessor for the period January 1, 2000 through October 11, 2000 have been derived from the audited consolidated financial statements and the notes thereto of our predecessor for that period included herein. The summary historical financial data for Advanstar for the period October 12, 2000 through December 31, 2000 and for the years ended December 31, 2001 and 2002 have been derived from Advanstar's audited financial statements and the notes thereto included herein. The summary combined financial data for the combined year ended December 31, 2000 have been derived from the audited consolidated financial statements of the predecessor and Advanstar and the notes thereto but have not been audited and do not comply with generally accepted accounting principles. The summary historical financial data for Advanstar for the nine months ended September 30, 2002 and 2003 have been derived from Advanstar's unaudited financial statements and the notes thereto included herein. The summary historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

Predecessor	Advanstar
For the period from January 1, 2000 through October 11, 2000	For the period from October 12, 2000 through December 31, 2000
For the Year Ended December 31,	For the Nine Months Ended September 30,
Combined 2000
2001	2002	2002	2003
(dollars in thousands)	(unaudited)	(unaudited)
(dollars in thousands)
Income Statement Data:
Net revenue	$314,045	$63,434	$377,479	$346,997	$307,183	$254,119	$248,919
Cost of production and selling	191,638	49,339	240,977	219,992	187,683	145,233	143,899
General and administrative expenses	32,981	7,740	40,721	35,697	35,027	26,925	26,298
Stock option compensation expense (benefit) (1)	(2,485)	—	(2,485)	—	—	—	—
Restructuring charge	—	—	—	—	—	—	2,051
Funding of Advanstar.com operations	—	—	—	—	39,587	39,095	742
Depreciation and amortization (2)	39,653	15,747	55,400	94,261	69,132	50,672	39,393

Operating income (loss)	52,258	(9,392)	42,866	(2,953)	(24,246)	(7,806)	36,536
Other income (expense):
Interest expense	(38,161)	(13,765)	(51,926)	(55,499)	(51,211)	(38,797)	(40,383)
Write-off of deferred financing costs	—	—	—	—	—	—	(11,324)
Other income (expense), net	(2,394)	215	(2,179)	788	2,931	3,974	(409)

Income (loss) before income taxes and minority interests	11,703	(22,942)	(11,239)	(57,664)	(72,526)	(42,629)	(15,580)
Provision (benefit) for income taxes	11,190	(4,772)	6,418	(11,166)	(15,478)	(7,882)	613
Minority interests	(1,003)	125	(878)	(156)	(474)	(680)	(560)

Income (loss) before extraordinary item and cumulative effect of accounting change.	$(490)	$(18,045)	$(18,535)	$(46,654)	$(57,522)	$(35,427)	$(16,753)

Other Data:
Capital expenditures	$11,882	$7,935	$7,216	$5,705	$4,253
Cash Flow from operating activities	$39,948	$(3,675)	36,273	41,813	24,275	10,741	20,560
Cash Flow from investing activities	(29,550)	(22,395)	(51,945)	(41,733)	(31,155)	(20,011)	(4,466)
Cash Flow from financing activities	(17,978)	—	(17,978)	24,774	(15,388)	(19,238)	107,816
Ratio of earnings to fixed charges (3)	1.3	x	—	—	—	—	—

As of September 30, 2003
Historical
(unaudited) (in thousands)
Balance Sheet Data:
Cash and cash equivalents (4)	$143,293
Working capital (5)	(50,028)
Total assets	961,638
Total senior secured debt	469,031
Total debt	631,931
Total stockholder's equity	227,978

(1)
We account for stock-based compensation using the intrinsic value method. As a result, for options that do not have fixed terms, we measure compensation cost as the difference between the exercise price of the options and the fair value of the shares underlying the options at the end of the period. Our results for the period January 1, 2000 through October 11, 2000 were favorably impacted by compensation benefits due to a decrease in the fair value of the shares underlying the options. Because we no longer maintain the variable plan that resulted in compensation cost (benefit) and we intend to issue options with fixed terms, we no longer expect to recognize compensation expense or benefit in future periods, unless changes in GAAP require otherwise.

(2)
Upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," we discontinued the amortization of goodwill beginning on January 1, 2002. The following table represents a reconciliation of loss from continuing operations adjusted for the exclusion of goodwill amortization, net of tax:

	Predecessor	Advanstar
	For the period from January 1, 2000 through October 11, 2000	For the period from October 12, 2000 through December 31, 2000
				For the Year Ended December 31,		For the Nine Months Ended September 30,
			Combined 2000
				2001	2002	2002	2003
	(dollars in thousands)		(unaudited)			(unaudited)
		(dollars in thousands)
Reported loss from continuing operations	$(490)	$(18,045)	$(18,535)	$(46,654)	$(57,522)	$(35,427)	$(16,753)
Add: goodwill amortization, net of tax	$15,450	$7,308	$22,758	$22,738	—	—	—

Adjusted income (loss) from continuing operations	$14,960	$(10,737)	$4,223	$(23,916)	$(57,522)	$(35,427)	$(16,753)

(3)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pretax income from continuing operations plus fixed charges, and fixed charges consist of interest expense and one-third of rental expense, which is considered representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges in the years ended December 31, 1998, 1999, 2000, 2001, 2002 and the nine months ended September 30, 2002 and 2003 by $27.2 million, $12.0 million, $12.1 million, $57.8 million, $73.0 million, $42.6 million and $15.6 million, respectively.

(4)
On October 1, 2003 we used $136 million in cash to purchase a portfolio of assets from Thomson and pay $1 million of related fees and expenses. See "The Acquisition."

(5)
Working capital is defined as current assets, excluding cash of $143.3 million less current liabilities, excluding the current portion of long-term debt of approximately $3.7 million.

RISK FACTORS

        In addition to the other matters described in this prospectus, you should carefully consider the following risk factors before making an investment in the notes.

Risks Relating to Our Debt

We have a significant amount of debt, which could limit our ability to remain competitive or grow our business

        As of September 30, 2003, we had (a) total indebtedness of approximately $630.9 million and (b) approximately $44.9 million of borrowings available under our credit facility, subject to customary borrowing conditions. In addition, subject to the restrictions in our credit facility, the indenture and our other debt instruments, we may incur significant additional indebtedness from time to time. The level of our indebtedness may have important consequences, including:

  •
  limiting cash flow available for general corporate purposes, including capital expenditures and acquisitions, because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

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  limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions;

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  limiting our flexibility in reacting to competitive and other changes in our industry and economic conditions generally; and

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  exposing us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

We may not be able to service our debt without the need for additional financing, which we may not be able to obtain on satisfactory terms, if at all

        Our ability to pay or to refinance our indebtedness, including the notes, will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated revenue growth and operating improvements will be realized or that future borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, if at all.

Our parent company will likely need to rely upon distributions from us to service its debt and we may not be able to make distributions in amounts sufficient to satisfy such debt service

        In addition to our debt service needs, our parent company, Advanstar, Inc., will likely need to rely upon distributions from us to service its 15% Senior Discount Notes due 2011, which we refer to as "parent company notes", including for the payment of interest which must be paid in cash beginning April 15, 2006. Our ability to generate sufficient cash from operations to make distributions to Advanstar, Inc. will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. In addition, our ability to make distributions to Advanstar, Inc. is subject to restrictions in our various debt instruments. For example, the notes and our senior subordinated notes limit the amount of "restricted payments," including dividends, that we can make. Generally, we can make dividends only if our leverage ratio (as defined) is 6.0 to 1 or better and only from the amount by which our cumulative

EBITDA (as defined) since January 1, 2001 exceeds 150% of our cumulative interest expense in that same period. As described above, our ability to generate EBITDA will depend upon various factors that may be beyond our control. Our interest expense will increase as a result of this offering and, because a portion of our debt bears variable rates of interest, our interest expense could increase further in the future. We may not generate sufficient cash flow from operations or be permitted by the terms of our debt instruments to pay dividends or distributions to Advanstar, Inc. in amounts sufficient to allow it to pay cash interest on the parent company notes. If Advanstar, Inc. is unable to meet its debt service obligations, it could attempt to restructure or refinance its indebtedness or seek additional equity capital. We cannot assure you that Advanstar, Inc. will be able to accomplish these actions on satisfactory terms or at all. A default under the parent company notes could result in an acceleration of all outstanding loans under our credit facility which, in turn, would trigger a cross-default under both the notes and our senior subordinated notes. See "Description of Certain Indebtedness."

Restrictive covenants in our debt instruments may limit our ability to engage in a variety of transactions and could trigger defaults that would accelerate all of our debt

        The indentures governing the notes contain various covenants that limit our ability to engage in a variety of transactions. In addition, our senior subordinated notes, the parent company notes and our credit facility contain other and more restrictive covenants. Our credit facility requires us to maintain a fixed charge coverage ratio (as defined). Our ability to meet such financial covenant can be affected by events beyond our control, and we cannot assure you that we will meet those tests. We have required amendments in the past to relax financial covenants contained in our credit facility. If not for the completion of the old notes offering in August 2003, management expects that Advanstar would have needed additional covenant or other relief in the future. We are substantially leveraged and our business remains subject to the same risks that created our historical liquidity and covenant concerns. A breach of any of these covenants or other provisions in the agreement governing the credit facility, our senior subordinated notes, the parent company notes and/or the notes could result in a default under our credit facility, our senior subordinated notes, the parent company notes, and/or the notes. Upon the occurrence of an event of default under our credit facility, the lenders could elect to declare all amounts outstanding under our credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets, other than assets of our foreign subsidiaries, as security under our credit facility on a first-priority basis. If the lenders under our credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our credit facility and our other indebtedness, including the notes.

Risks Relating to Our Business

Trade show exhibit space and ad pages declined significantly in 2001, 2002 and the first nine months of 2003 as a result of the economic slowdown in the United States and the September 11, 2001 terrorist attacks, and this trend may continue

        Our customers typically reduce their marketing and advertising budgets during a general economic downturn or a recession in the United States or in any other market where we conduct a significant amount of business. The longer a recession or economic downturn continues, the more likely it becomes that our customers may significantly reduce their marketing and advertising budgets. Any material decrease in marketing budgets could reduce the demand for exhibition space and also reduce attendance at our trade shows and conferences. In addition, any material decrease in advertising budgets could reduce the demand for advertising space in our publications. As a result, our revenue and our cash flow from operations could decrease significantly. In addition, our integrated marketing strategy could be materially adversely affected if advertising revenue cannot support one or more of our important publications or if declines in our customers' marketing and advertising budgets require us to discontinue one or more of our important trade shows or conferences.

        Our business and results of operations in 2001, 2002 and the first nine months of 2003 were significantly impacted by the downturn in the U.S. economy, particularly in our Information Technology & Communications cluster and Travel & Hospitality cluster, which together accounted for approximately 23.7% of our revenue in 2002 and 16.3% of our contribution margin. Our future results will continue to be affected if the economic slowdown continues. We expect any improvement in the performance of our trade shows and conferences to lag behind any general economic recovery, just as it lagged behind the downturn in the economy going into the recession beginning in late 2000. The events of September 11, 2001 also significantly impacted our results in those periods, including cancellations in ad pages, particularly in our travel industry publications, and cancellations of exhibitor participation in several of our events in the quarters following September 11, 2001.

        It is unclear what the continuing impact of the September 11, 2001 terrorist attacks will have on our future results of operations and financial condition, in relationship to the impact arising from the current economic slowdown. However, further terrorist attacks and continued geopolitical concern (including conflict in the Middle East) may significantly affect our future results of operations or financial condition, whether as a result of (1) reduced attendance at, or curtailment or cancellation of, trade shows due to travel fears, (2) further reduction in economic activity and a related reduction in marketing expenditures on publications or trade shows, or (3) other circumstances that could result from these or subsequent attacks.

We depend on securing desirable dates and locations for our trade shows and conferences, which we may not be able to secure

        The date and location of a trade show or a conference can impact its profitability and prospects. The market for desirable dates and locations is highly competitive. If we cannot secure desirable dates and locations for our trade shows and conferences, their profitability and future prospects would suffer, and our financial condition and results of operations would be materially adversely affected. In general, we maintain multi-year reservations for our trade shows and conferences. Consistent with industry practice, we do not pay for these reservations, and these reservations are not binding on the facility owners until we execute a contract with the owner. We typically sign contracts that guarantee the right to venues or dates for only one year. Therefore, our multi-year reservations may not lead to binding contracts with facility owners. In addition, because trade shows and conferences are held on pre-scheduled dates at specific locations, the success of a particular trade show or conference depends upon events outside of our control, such as natural catastrophes, labor strikes and transportation shutdowns.

A significant portion of our revenue and contribution before general and administrative expenses is generated from our MAGIC trade shows, so any decline in the performance of these shows would reduce our revenues and operating income

        For the year ended December 31, 2002 and the nine months ended September 30, 2003, our MAGIC trade shows represented approximately 20% and 25.5% of our total revenue, respectively, and approximately 34% and 40.5% of contribution margin (defined as net revenue less cost of production and selling, editorial and circulation costs), respectively. We expect that the MAGIC trade shows will continue to represent a significant portion of our overall revenue and contribution margin in the future. Therefore, a significant decline in the performance of one or both of the MAGIC trade shows, typically held in the first and third quarters, could have a material adverse effect on our financial condition and results of operations. For example, MAGIC trade shows' performance in 2002 was adversely affected by a difficult apparel market (which has also affected our other apparel and fashion shows) and the effects of the September 11 events, particularly on our February 2002 show.

As a result of the Thomson acquisition, we will derive significant revenue from our healthcare cluster, which is dependent upon pharmaceutical marketing budgets

        As a result of the Thomson acquisition we expect to have an increase in the percentage of revenues from our healthcare cluster which accounted for 7% of our revenues in 2002. A substantial portion of the advertising in the healthcare cluster is by pharmaceutical companies. As a result, any material reduction in marketing activities by pharmaceutical companies, which could occur due to general economic conditions or factors specific to the industry, including a continued reduction in new drug introductions, a shift in marketing expenditures by pharmaceutical companies to sources other than publications (which shift has occurred to some extent in the last several years) and any future governmental regulation such as price controls or types of advertising restrictions, could have a material adverse effect on our results.

Any significant increase in paper or postage costs would cause our expenses to increase significantly

        Because of our print products, direct mail solicitations and product distributions, we incur substantial costs for paper and postage. We do not use forward contracts to purchase paper, and therefore are not protected against fluctuations in paper prices. In general, we use the U.S. Postal Service to distribute our print products and mailings. U.S. Postal Service rates increase periodically. If we cannot pass increased paper and postage costs through to our customers, our financial condition and results of operations could be materially adversely affected.

The market for our products and services is intensely competitive

        The market for our products and services is intensely competitive. The competition is highly fragmented by product offering and by geography. On a global level, larger international firms operate in many geographic markets and have broad product offerings in trade shows, conferences, publications and marketing services. In several industries, such as information technology and healthcare, we compete with large firms with a single-industry focus. Many of these large international and single-industry firms are better capitalized than we are and have substantially greater financial and other resources than we do.

        Within each particular industry sector, we also compete with a large number of small to medium-sized firms. While most small to medium-sized firms operate in a single geographic market, in some cases, our competitors operate in several geographic markets. Our trade shows and conferences compete with trade associations and, in several international markets, with exposition hall owners and operators. Our publications typically have between two and five direct competitors that target the same industry sector, and we also have many indirect competitors that define niche markets differently than we do and thus may provide alternatives for readers and/or advertisers.

We depend in part on new product introductions, and the process of researching, developing, launching and establishing profitability for a new event or publication is inherently risky and costly

        Our success depends in part upon our ability to monitor rapidly changing market trends and to adapt our events and publications to meet the evolving needs of existing and emerging target audiences. Our future success will depend in part on our ability to continue to adapt our existing events and publications and to offer new events and publications by addressing the needs of specific audience groups within our target markets. The process of researching, developing, launching and establishing profitability for a new event or publication is inherently risky and costly. We generally incur initial operating losses when we introduce new events and publications. Our efforts to introduce new events or publications may not ultimately be successful or profitable. In addition, costs related to the development of new events and publications are accounted for as expenses, so our year-to-year results may be materially adversely affected by the number and timing of new product launches.

Our growth strategy of identifying and consummating acquisitions entails integration and financing risk

        We intend to continue to grow in part through strategic acquisitions and joint ventures. This growth strategy entails risks inherent in identifying desirable acquisition candidates, in integrating the operations of acquired businesses into our existing operations and risks relating to potential unknown liabilities associated with acquired businesses. In addition, we may not be able to finance the acquisition of a desirable candidate or to pay as much as our competitors because of our leveraged financial condition or general economic conditions. Difficulties that we may encounter in integrating the operations of acquired businesses, including the asset portfolio we purchased from Thomson, could have a material adverse effect on our results of operations and financial condition. Moreover, we may not realize any of the anticipated benefits of an acquisition, and integration costs may exceed anticipated amounts. For example, we expect synergies in connection with the Thomson acquisition but we may not be able to achieve them. In addition, while we believe that we will be able to stop the recent decline in operating results of the assets acquired from Thomson, we may not be able to do so, which could substantially reduce the benefits of the Thomson acquisition and have a material adverse effect on our expected results of operations and financial condition.

We depend on our senior management team, and we do not have employment contracts for many of our senior managers

        We benefit substantially from the leadership and experience of members of our senior management team and depend on their continued services to successfully implement our business strategy. The loss of any member of our senior management team or other key employee could materially adversely affect our financial condition and results of operations. Although we have entered into employment agreements with Mr. Krakoff, Mr. Alic and Mr. Loggia, we do not have employment contracts with most other members of our senior management team or other key employees. We cannot be certain that we will continue to retain the executives' services, or the services of other key personnel, in the future. Moreover, we may not be able to attract and retain other qualified personnel in the future. We do not currently maintain key-man life insurance policies on any member of our senior management team or other key employees.

Our international operations and expansion strategy exposes us to various risks associated with international operations

        Our growth strategy includes expanding our product and service offerings internationally. We currently maintain offices in Brazil, the United Kingdom, Germany and Hong Kong and also hold an important show in France. International operations accounted for approximately 10% of our total revenue in 2002. International operations and expansion involve numerous risks, such as:

  •
  the uncertainty of product acceptance by different cultures;

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  divergent business expectations or cultural incompatibility in establishing joint ventures with foreign partners;

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  difficulties in staffing and managing multinational operations;

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  currency fluctuations;

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  state-imposed restrictions on the repatriation of funds; and

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  potentially adverse tax consequences.

        The impact of any of these risks could materially adversely affect our future international operations and our financial condition and results of operations.

Current geopolitical conditions and the continuing threat of domestic and international terrorist attacks may adversely impact our results

        International geopolitical conditions, exacerbated by the war in Iraq and the escalating tensions elsewhere have contributed to an uncertain political and economic climate, both in the United States and globally, which may affect our ability to generate revenue on a predictable basis. In particular, our travel publications and trade shows remain sensitive to cutbacks in destination and vacation travel trade advertising in response to concerns over terrorism and possible further conflicts in the Middle East and in other regions of the world. In addition, terrorist attacks internationally and the threat of future terrorist attacks both domestically and internationally have negatively impacted an already weakened worldwide economy. Customers are deferring and may continue to defer or reconsider purchasing our products and services as a result of these factors. Accordingly, adverse impacts on our business due to these factors could continue or worsen for an unknown period of time.

We have some exposure to fluctuations in the exchange rates of international currencies

        Our consolidated financial statements are prepared in U.S. dollars. However, a portion of our revenues, expenses, assets and liabilities is denominated in currencies other than the U.S. dollar, including the British Pound Sterling, the euro and the Brazilian Real. Consequently, fluctuations in exchange rates could result in exchange losses. In 2000, 2001, 2002 and the first nine months of 2003, there was no material effect on our net income due to currency fluctuations, but the impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. Moreover, because we intend to continue our international expansion, the effect of exchange rate fluctuations could be greater in the future. We have previously undertaken, and in the future may undertake, transactions to hedge the risks associated with fluctuations in exchange rates of other currencies to the dollar. We do not know if any hedging techniques that we may implement will be successful or will mitigate the effect, if any, of exchange rate fluctuations on our financial condition and results of operations.

Our business is seasonal due largely to higher trade show revenue in the first and third quarters

        Our business is seasonal, with revenue typically reaching its highest levels during the first and third quarters of each calendar year, largely due to the timing of the MAGIC trade shows and our other large trade shows and conferences. In 2002, approximately 36% of our revenue was generated during the first quarter and approximately 27% during the third quarter. The second quarter accounted for approximately 20% of revenue in 2002 and the fourth quarter accounted for approximately 17% of revenue in 2002. Because event revenue is recognized when a particular event is held, we may also experience fluctuations in quarterly revenue based on the movement of annual trade show dates from one quarter to another.

Risks Related to Our Stockholders

We are controlled by principal stockholders whose interests may differ from your interests

        Circumstances may occur in which the interests of our principal stockholders could be in conflict with your interests. In addition, these stockholders may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in our company, even though those transactions may involve risks to you as a holder of the notes.

        Substantially all of the outstanding shares of common stock of our ultimate parent company are held by the DLJ Merchant Banking funds. As a result of their stock ownership, the DLJ Merchant Banking funds control us and have the power to elect a majority of our directors, appoint new management and approve any action requiring the approval of the holders of common stock, including adopting amendments to our certificate of incorporation and approving acquisitions or sales of all or substantially all of our assets. The directors elected by the DLJ Merchant Banking funds have the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

        The general partners of each of the DLJ Merchant Banking funds are affiliates or employees of Credit Suisse First Boston LLC, which is also an affiliate of (1) Credit Suisse First Boston, the arranger, syndication agent and a lender under our credit facility, to which we have obtained amendments in the past to avoid future potential covenant defaults, and (2) the general partners of each of the DLJ Investment Partners funds, which own a substantial portion of the parent Company notes.

Risks Related to the Notes

The security for your benefit can be released without your consent, and the lenders under our credit facility will have control over all decisions with respect to enforcement of the security interests, including decisions regarding whether and when to foreclose upon assets

        The liens for the benefit of the notes may be released without your vote or consent:

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  The security documents generally provide for an automatic release of all liens on any asset that is disposed of in compliance with the provisions of the credit facility.

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  Any lien can be released if approved by the requisite number of lenders under our credit facility.

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  Except in limited circumstances, the administrative agent and Advanstar may amend the provisions of the security documents with the consent of the requisite number of lenders under our credit facility and without the consent of the holders of the notes, even if the amendment adversely affects the holders of the notes.

  •
  The notes will automatically cease to be secured by the liens if and when the liens no longer secure our credit facility.

        As a result, we cannot assure you that the notes will continue to be secured by a substantial portion of our assets. You will have no recourse if the lenders under our credit facility approve the release of any or all the collateral, even if that release adversely affects the value or trading prices of the notes.

        In addition, the lenders under our credit facility will have the sole ability to control remedies (including upon sale or liquidation of the collateral after acceleration of the notes or the debt under the credit facility) with respect to the collateral. These lenders may have different interests than the holders of the notes.

If there is a default, proceeds from sales of the collateral will be applied first to satisfy amounts owed under the credit facility, and the value of the collateral may not be sufficient to repay the holders of the notes

        Advanstar and each guarantor will secure their obligations under the notes and the notes guaranteed by a second-priority lien on certain assets that are also pledged on a first-priority basis to the lenders under our credit facility. As a result, upon any foreclosure on the collateral, proceeds will be applied first to repay amounts owed under our credit facility, and only then to satisfy amounts owed to holders of the notes. The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. The proceeds from the sale or sales of all of such collateral may not be sufficient to satisfy the amounts due on the notes in the event of a default. If such proceeds were not sufficient to repay amounts due on the notes, then holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets. The collateral has not been appraised in connection with this offering. As of September 30, 2003, the book value of the collateral was approximately $900 million, approximately $700 million of which consists of intangible assets, including $600 million of goodwill. On October 1, 2003 we used $136 million of cash to purchase the Thomson assets, most of which are intangible, and pay related fees and expenses. Depending upon market and economic conditions and the availability of buyers, the sale value of the collateral may be substantially different from its book value.

Bankruptcy laws may limit your ability to realize value from the collateral

        The right of the collateral agent to repossess and dispose of the pledged assets upon the occurrence of an event of default under the indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Under U.S. bankruptcy laws, a secured creditor is prohibited from repossessing its collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor's interest in the collateral is declining during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the notes could be delayed following commencement of a bankruptcy case, (2) whether or when the collateral agent could repossess or dispose of the pledged assets or (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the pledged assets through the requirement of "adequate protection." Under the intercreditor agreement executed in connection with the issuance of the old notes, the trustee and the holders of the notes (except in certain specified circumstances) waived their right to request or require "adequate protection" in connection with the provision by the lenders under our credit facility of any debtor in possession financing in any bankruptcy case in which we are a debtor.

The notes and the guarantees will effectively rank junior or pari passu to a substantial amount of obligations

  The notes and the guarantees will effectively rank junior to debt under our credit facility with respect to the collateral

        The notes effectively rank junior to all amounts owed under our credit facility to the extent of the value of the collateral, as the credit facility is secured by a first-priority lien on the collateral pledged for the benefit of the notes. In addition, the credit facility is secured by liens on certain other collateral not pledged for the benefit of the holders, including a pledge by our parent company of its assets (including our capital stock owned by it) and a pledge by us and each guarantor of the capital stock of certain of our respective subsidiaries. As a result, the lenders under the credit facility will be paid in full from the proceeds of the collateral pledged to them before you are paid from such proceeds. In addition, subject to the restrictions contained in the indenture, we may incur additional debt that is secured by first-priority liens on the collateral or by liens on assets that are not pledged to the holders of notes, all of which would effectively rank senior to the notes to the extent of the value of the assets securing such debt. At September 30, 2003, the notes and guarantees ranked junior to $43.9 million of indebtedness, hedging obligations and reimbursement obligations in respect of letters of credit issued under our credit facility.

  We may incur additional indebtedness ranking equal to the notes or the guarantees

        The existing indentures permit us to issue additional debt secured on an equal and ratable basis with the notes, subject to satisfaction of a debt incurrence covenant. If we or a guarantor incur any additional debt that is secured on an equal and ratable basis with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any foreclosure upon the collateral or an insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This may have the effect of reducing the amount of proceeds paid to you.

  The notes will be structurally junior to indebtedness and other liabilities of our non-guarantor subsidiaries

        Our foreign subsidiaries and our joint ventures (which are consolidated subsidiaries for accounting purposes but not "subsidiaries" subject to the restrictive covenants of the indenture) will not be guarantors of the notes and will not pledge any of their assets to secure the notes. You will not have any claim as a creditor against any of our non-guarantor subsidiaries, and indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to your claims against those subsidiaries. As of September 30, 2003, our non-guarantor subsidiaries would have had $11.3 million of outstanding liabilities, including trade payables but excluding intercompany obligations.

We may be unable to purchase the notes upon a change of control

        Upon the occurrence of "change of control" events specified in "Description of Notes," holders of the notes may require us to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest. We cannot assure you that we will have the financial resources to purchase the notes, particularly as that change of control event will trigger a similar repurchase requirement for, or result in the acceleration of, other indebtedness, including the senior subordinated notes and the parent company notes. In addition, our credit facility currently provides that certain change of control events, including any event constituting a change of control under the indentures, will constitute a default and could result in the acceleration of our indebtedness under the credit facility.

We are dependent upon dividends from our subsidiaries to meet our debt service obligations

        We conduct a significant portion of our operations through our subsidiaries. Our ability to meet our debt service obligations will be dependent on receipt of dividends from our direct and indirect subsidiaries. Subject to the restrictions contained in the indentures, future borrowings by our subsidiaries may contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. See "Description of Notes—Certain Covenants." In addition, under applicable state law, our subsidiaries may be limited in amounts that they are permitted to pay as dividends to us on their capital stock.

Fraudulent transfer statutes may limit your rights as a holder of the notes

        Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to:

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  avoid all or a portion of our obligations to you;

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  subordinate our obligations to you to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

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  take other action detrimental to you, including invalidating the notes and voiding the liens.

        In that event, we cannot assure you that you would ever be repaid.

        Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the notes were issued, we:

  (1)
  issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

  (2)
  received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and

  (a)
  were insolvent or were rendered insolvent by reason of the issuance of the notes;

  (b)
  were engaged, or were about to engage, in a business or transaction for which our assets were unreasonably small; or

  (c)
  intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

        Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes. To the extent that borrowings under the credit facility were used, in part, to make payments to our former stockholders, a court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the debt represented by the notes.

        Jurisdictions define "insolvency" differently. However, we generally would be considered insolvent at the time we issued the notes if (1) our liabilities exceeded our assets, at a fair valuation, or (2) the present saleable value of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured. We cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

        Our obligations under the notes are guaranteed by all of our domestic restricted subsidiaries, and the guarantees may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the guarantors may challenge the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, because the guarantees were incurred for the benefit of Advanstar, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor's obligation under its guarantee or the liens securing its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes. In addition, the liability of each guarantor under each indenture is limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

No public trading market for the notes exists which could result in an illiquid trading market and/or lower sales prices for your notes

        The new notes are a new issue of securities for which there is currently no active trading market. If any of the notes are traded after they are initially issued, they may trade at a discount from their initial offering price. The trading price of the notes depends on prevailing interest rates, the market for similar securities and other factors, including economic conditions and our financial condition, performance and prospects. If an active market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected.

The exchange offer will result in reduced liquidity of unexchanged old notes, so you may face lower prices for your old notes if you do not exchange them for new notes

        The trading market for unexchanged old notes could become more limited than the existing trading market for the old notes due to the reduction in the amount of the old notes outstanding upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of the old notes if you elect not to participate in the exchange offer. If a market for the unexchanged old notes exists the old notes may trade at a discount to the price at which they would trade if the amount outstanding were not reduced. There can be no assurance that an active market in the unexchanged old notes will exist, develop or be maintained and we cannot predict the prices at which the unexchanged old notes will be traded, if they are traded at all.

You May Not Be Able to Rely on Forward-Looking Statements

        The information contained in this prospectus includes some forward-looking statements that involve a number of risks and uncertainties. A forward-looking statement is usually identified by our use of certain terminology including "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or by discussions of strategy or intentions. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance, achievements or industry results expressed or implied by those forward-looking statements. These factors include, but are not limited to:

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  the competitive environment in our industry;

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  economic conditions in general and in the industry in which we compete;

  •
  changes in or our failure to comply with federal, state, local or foreign laws and government regulations;

  •
  liability and other claims asserted against our company;

  •
  changes in operating strategy or development plans;

  •
  the ability to attract and retain qualified personnel;

  •
  our significant indebtedness;

  •
  changes in our acquisition and capital expenditure plans; and

  •
  other factors we refer to in this "Risk Factors" section and elsewhere in this prospectus.

        In addition, forward-looking statements depend upon assumptions, estimates and dates that may not be correct or precise and involve known and unknown risks, uncertainties and other factors. Accordingly, a forward-looking statement in this prospectus is not a prediction of future events or circumstances and those future events or circumstances may not occur. Given these uncertainties, you are warned not to place undue reliance on the forward-looking statements. We are not undertaking any obligation to update these factors or to publicly announce the results of any changes to our forward-looking statements due to future events or developments.

THE ACQUISITION

Overview

        On October 1, 2003, we acquired a portfolio of healthcare industry-specific magazines and related custom project services from Thomson for $135 million in cash, subject to post-closing working capital adjustment. We used the remaining net proceeds of the September offering (after the repayment of approximately $12 million of revolving credit facility on the closing date of the September offering), $7 million of cash generated by operations, revolver borrowings of $13 million and proceeds of $60 million of equity contributions from Advanstar, Inc., which represent the proceeds from the sale by its parent company of equity to the DLJ Merchant Banking funds, to fund the acquisition and related fees and expenses.

Business

        The Thomson healthcare portfolio of publications and custom project services are targeted at primary and specialty healthcare segments as well as nursing, pharmacy, dental and veterinary professionals. Specifically, the portfolio is composed of three groups: Medical Economics Communications Group, Dental Products Report Group and Veterinary Healthcare Communications Group. In total, the portfolio includes 15 magazines, one veterinary tradeshow, and a significant special projects group, which includes custom projects, symposia, and continuing medical education programs, which are produced in multiple media formats (print, audio, CD, live events, and on the Internet). Out of the 15 publications, 9 are ranked either 1st or 2nd in their fields based on the number of advertising pages in the twelve months ended December 31, 2002. Key publications include:

  •
  Medical Economics, one of the flagship publications serving physicians in the United States since its launch in 1923, which informs physicians about the business side of medicine and all the non-clinical issues associated with running a private, office-based practice;

  •
  Dental Products Report, a leading publication serving the information needs of dentists since 1967, which focuses on new products being introduced to the dental profession and features editorial content on techniques and product usage, trends in general and specialty dentistry, infection control and practice safety, new technologies, and cosmetic and restorative dentistry; and

  •
  Veterinary Economics, which is a leading source of practice management and business information for veterinarians in all private practice types—companion-animal, food animal, equine, exotic animal and mixed practice. Veterinary Economics and Veterinary Medicine will join our DVM Newsmagazine to give us a comprehensive combination of news, practice management and clinical publications.

        The following table sets forth information relating to the portfolio of magazines that we acquired from Thomson for the twelve months ended December 31, 2002:

	Magazines
Field	Ad Pages	Number of Magazines Ranked #1 or #2(1)
Medical Economics Group	6,530	5 of 8	(2)
Dental Products Group	2,587	3 of 5	(2)
Veterinary Healthcare Group	801	1 of 2

(1)
Ranking based on measured magazines for the twelve months ended December 31, 2002.

(2)
Ranking is based on the number of advertising pages as determined by PERQ/HCL, an independent third party. See "Industry and Market Data—Trade Publications."

        We believe that healthcare is a long-term growth sector, in part due to the growing pharmaceutical market, as pharmaceutical manufacturers launch major marketing campaigns to doctors in healthcare publications and medical education for each drug introduction, and we expect to further benefit from that growth because of the acquisition. We also believe that the acquisition of Thomson's custom project offering provides a platform for growth in our own smaller custom product business. The acquisition also helps further diversify and balance our portfolio. See "Risk Factors—As a result of the Thomson acquisition, we will derive significant revenue from our healthcare cluster, which is dependent upon pharmaceutical marketing budgets."

        We expect to integrate the Thomson publications and projects and services with our healthcare publications and projects and services into an expanded healthcare cluster. We expect that this integration will increase our net revenues and operating income in healthcare related publications and projects and services. The expanded healthcare cluster will be our largest in revenues, followed by our fashion & apparel cluster which would have accounted for 19% of our 2002 revenues on a pro forma basis (combining our historical revenues with the Thomson assets we have acquired). Because most of the assets in the portfolio consist of publications, in 2002 more than a majority of the combined revenues of Advanstar and the Thomson assets would have been derived from publications with the balance derived from trade shows and marketing services/other.

Financial Information

        The following table summarizes financial information for the fiscal year 2002 and the nine months ended September 30, 2002 and 2003 for the portfolio of assets we acquired.

		Nine months ended
	Year ended December 31, 2002	September 30, 2003	September 30, 2002
Revenues	$87,665	$63,471	$64,099
Royalty Payments(1)	3,053	2,211	2,232
Depreciation and Amortization	1,570	931	1,061
Operating income	13,922	6,917	9,162
Net income	8,374	4,144	5,505

(1)
Reflects payments for intellectual property licensed from another Thomson entity. We have acquired such intellectual property and will no longer make such royalty payments.

        We believe that the decline in operating results in 2003 is due to a decline in advertising revenue in certain journals as a result of reductions in FDA approvals for new drug introductions over the past two years and competitive pressures, among other factors, partially offset by an increase in projects revenue, which has lower incremental margins. While there can be no assurances, we believe that we will be able to remedy the decline in advertising revenue by strengthening and expanding the advertising sales and marketing teams, increasing marketing expenditures and creating cross-selling opportunities in both the advertising and projects areas across the combined Thomson and Advanstar product groups. We also expect that we will be able to achieve cost savings due to a reduction in corporate overhead, integration of operations and a reduction in paper and printing costs as a result of favorable pricing we can achieve due the substantial volume of publications in our portfolio. See "Risk Factors—Risks Relating to Our Business—Our growth strategy of identifying and consummating acquisitions entails integration and financing risk."

        We have not prepared separate financial statements and pro forma financial statements giving effect to the acquisition because the acquisition is not sufficiently "significant" as defined by SEC rules to require such information. We do not expect that pro forma financial information would result in any material adjustments, other than an increase in depreciation and amortization to reflect purchase accounting adjustments and an increase in interest expense to reflect the September offering and the use of revolving borrowings to finance the acquisition. In addition, deferred revenue may be adjusted to its fair value due to purchase accounting, which would reduce pro forma revenue.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of the old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

        Our net proceeds from the sale of the old notes issued in August 2003 were approximately $350 million after deduction of the initial purchasers' discounts and commissions and fees and expenses. We used those net proceeds to repay all outstanding Term A loans and all but $25 million of Term B loans under our credit facility, to repay a portion of our revolving credit borrowings and to pay related fees and expenses. The term A loan had a maturity date of April 2007 and an annual interest rate equal to the reserve-adjusted London-interbank offered rate ("LIBOR") plus 3.75%. The revolving credit facility matures in April 2007, and the Term B Loan matures in October 2008. The revolving credit loans bear interest at LIBOR plus 3.75%, and the Term B loans bear interest at a rate of LIBOR plus 4.50%.

        Our net proceeds from the September offering were approximately $68 million after deducting the initial purchaser's fee and other fees and expenses. We used those net proceeds to repay $12 million of revolving credit borrowings and, pending completion of the Thomson acquisition, we invested the remainder in short-term securities. Upon closing of the Thomson acquisition, we used the remaining net proceeds of the September offering, equity contributions of $60 million received from the DLJ Merchant Banking funds, $7 million of cash generated by operations and revolver borrowings of approximately $13 million to finance the Thomson acquisition and approximately $1 million of related fees and expenses.

CAPITALIZATION

        The following table presents the unaudited cash and cash equivalents and combined capitalization of Advanstar as of September 30, 2003. This table should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds."

	As of September 30, 2003
	(unaudited) (in millions)
Cash and cash equivalents	$143.3	(1)(2)
Long-term debt, including current portion
Credit facility:
Revolving credit facility (2)	$13.0
Term loan facility	25.0
Floating rate notes issued on August 18, 2003	130.0
Fixed rate notes issued on August 18, 2003	230.0
Fixed rate notes issued on September 25, 2003 (3)	71.0
12% Senior Subordinated Notes due 2011	160.0
Other debt	2.9

Total debt (4)	631.9

Stockholder's equity	228.0	(1)

Total capitalization	$859.9

(1)
Reflects $50 million equity contribution received on the closing date of the September offering but not the $10 million equity contribution received on the closing date of the Thomson acquisition.
(2)
We currently have a $60.0 million committed revolving credit facility. On October 1, 2003 we used $123.0 million of available cash consisting of the remaining net proceeds of the September offering (after the repayment of approximately $12 million of revolving credit borrowings on the closing date of the September offering), $7 million of cash from operations and $60 million of equity contributions from the DLJ Merchant Banking funds and $13 million of revolver borrowings to finance the Thomson acquisition. See "The Acquisition." The remainder of the revolving credit facility is available for borrowing, subject to satisfaction of customary borrowing conditions. We have obtained $2.1 million in letters of credit under our revolving credit facility, which reduces availability for borrowings thereunder.
(3)
The $71.0 million principal amount of fixed rate notes issued in September 2003 includes the $70.0 million face amount plus premium of $1 million we received upon the sale of such notes. The premium will be amortized as a reduction of interest expense over the term of the notes.
(4)
On a pro forma basis giving effect to the old notes offerings and the application of the proceeds therefrom, interest expense for the twelve months ended September 30, 2003 would have been $73.7 million (assuming LIBOR was 1.14%, the rate in effect on September 30, 2003).

INDUSTRY AND MARKET DATA

        Industry and market data for the business-to-business ("B-to-B") media industry and our market share and relative industry positions used throughout this prospectus were obtained through company research, internal company surveys and studies conducted by third parties, independent industry publications and other publicly available information. We have not independently verified market and industry data from third-party sources. In addition, while we believe internal company surveys are reliable and we believe that we define markets appropriately, none of such surveys nor such market definitions have been verified by any independent sources.

        In particular:

  •
  Industry overview: Except where otherwise specifically referenced, we have based our discussion of the B-to-B communications industry on publications by Veronis Suhler Stevenson and reports and studies by the B-to-B trade association, American Business Media.

  •
  Trade Shows: We rank our trade shows against the trade shows of our competitors based on an internally conducted analysis of net square footage of exhibition space. This data is typically reported by trade show organizers and published in the Tradeshow Week Data Book, a publication that lists trade shows grouped by industrial classification codes. We include both direct and indirect competitors in such comparisons. Direct competitors are the trade shows within the same industrial classification code and geographic region as our trade shows, although we only include trade shows within the same industrial classification code that are within the same subcategory, as defined by us, as our trade shows. For example, we only include women's apparel shows in providing data about our women's apparel trade shows, although the relevant industrial classification code covers all apparel shows. Direct competitors are also determined in some cases by the time of the year during which a trade show is held. Indirect competitors are subjectively determined by us on a case-by-case basis. These indirect competitors include: (1) broad-based trade shows we know from prior experience that display, among other products, products displayed at our trade shows and (2) trade shows identified by our current exhibitors as other trade shows in which they participate. In determining our market position in comparison to these broad-based shows, we compare the square footage of our show against the estimated square footage of that broad-based show allocated to the products that are of the same type as those displayed in our trade show. Some of our trade shows have insignificant or no direct competition, such as IBS New York, Licensing International and Dealernews International Powersports Dealer Expo.

  •
  Trade Publications: We utilize the industry-standard method of number of advertising pages to rank our publications against competitors' publications based on the number of advertising pages as determined, except where otherwise specifically referenced, by Inquiry Management Systems Ltd., an independent third party. For purposes of these rankings, we have defined our markets narrowly as the niche of businesses or professionals at which a publication is specifically targeted.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table presents selected consolidated financial data for Advanstar and its predecessor for each of the periods indicated. The selected historical financial data for Advanstar's predecessor for the years ended December 31, 1998 and 1999 have been derived from the audited consolidated financial statements and notes thereto of the predecessor for those periods, which are not included herein. The consolidated balance sheet data as of December 31, 2000 have been derived from the audited consolidated balance sheet and the notes thereto of Advanstar which is not included herein. The selected historical financial data for Advanstar's predecessor for the period January 1, 2000 through October 11, 2000 have been derived from the audited consolidated financial statements and notes thereto of the predecessor for that period included herein. The selected historical financial data for Advanstar for the period October 12, 2000 through December 31, 2000 and for the years ended December 31, 2001 and 2002 have been derived from Advanstar's audited financial statements and the notes thereto included herein. The combined financial data for the combined year ended December 31, 2000 has been derived from the audited consolidated financial statements and notes thereto of the predecessor and Advanstar but has not been audited and does not comply with generally accepted accounting principles. The selected historical financial data for Advanstar for the nine months ended September 30, 2002 and 2003 have been derived from Advanstar's unaudited financial statements and the notes thereto included herein. The selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Predecessor			Advanstar
			For the period from January 1, 2000 through October 11, 2000	For the period from October 12, 2000 through December 31, 2000
	For the Year Ended December 31,					For the Year Ended December 31,		For the Nine Months Ended September 30,
					Combined 2000
	1998	1999				2001	2002	2002	2003
	(dollars in thousands)				(unaudited)			(unaudited)
				(dollars in thousands)
Income Statement Data:
Net Revenue	$259,825	$328,372	$314,045	$63,434	$377,479	$346,997	$307,183	$254,119	$248,919
Cost of production and selling	174,575	211,511	191,638	49,339	240,977	219,992	187,683	145,233	143,899
General and administrative expenses	27,454	33,196	32,981	7,740	40,721	35,697	35,027	26,925	26,298
Restructuring charge	—	—	—	—	—	—	—	—	2,051
Stock option compensation expense (benefit) (1)	3,397	3,925	(2,485)	—	(2,485)	—	—	—	—
Funding of Advanstar.com operations	—	—	—	—	—	—	39,587	39,095	742
Depreciation and amortization	51,823	53,258	39,653	15,747	55,400	94,261	69,132	50,672	39,393

Operating income (loss)	2,576	26,482	52,258	(9,392)	42,866	(2,953)	(24,246)	(7,806)	36,536
Other income (expense):
Interest expense	(27,862)	(39,888)	(38,161)	(13,765)	(51,926)	(55,499)	(51,211)	(38,797)	(40,383)
Write-off of deferred financing costs	—	—	—	—	—	—	—	—	(11,324)
Other income (expense), net	(1,926)	(198)	(2,394)	215	(2,179)	788	2,931	3,974	(409)

Income (loss) before income taxes and minority interests	(27,212)	(13,604)	11,703	(22,942)	(11,239)	(57,664)	(72,526)	(42,629)	(15,580)
Provision (benefit) for income taxes	1,264	(11,431)	11,190	(4,772)	6,418	(11,166)	(15,478)	(7,882)	613
Minority interests	40	1,588	(1,003)	125	(878)	(156)	(474)	(680)	(560)

Income (loss) before extraordinary item and cumulative effect of accounting change	$(28,436)	$(585)	$(490)	$(18,045)	$(18,535)	$(46,654)	$(57,522)	$(35,427)	$(16,753)
Extraordinary item, net of tax	—	—	—	—	—	(2,556)	—	—	—
Cumulative effect of accounting change, net of tax and minority interest	—	—	—	—	—	(552)	(66,817)	(66,817)	—

Net income (loss)	$(28,436)	$(585)	$(490)	$(18,045)	$(18,535)	$(49,762)	$(124,339)	$(102,244)	$(16,753)

	Predecessor			Advanstar
			For the period from January 1, 2000 through October 11, 2000	For the period from October 12, 2000 through December 31, 2000
	For the Year Ended December 31,					For the Year Ended December 31,		For the Nine Months Ended September 30,
					Combined 2000
	1998	1999				2001	2002	2002	2003
	(dollars in thousands)				(unaudited)			(unaudited)
				(dollars in thousands)
Cash flows provided by (used in)
Operating activities	$33,568	$53,520	$39,948	$(3,675)	$36,273	$41,813	$24,275	$10,741	$20,560
Investing activities	(358,261)	(150,902)	(29,550)	(22,395)	(51,945)	(41,733)	(31,155)	(20,011)	(4,466)
Financing activities	332,600	94,904	(17,978)	—	(17,978)	24,774	(15,388)	(19,238)	107,816
Balance sheet data (at end of period)
Cash and cash equivalents	$14,016	$11,237		$17,675		$44,636	$18,930	$13,177	$143,293
Working capital (3)	(33,232)	(53,479)		(62,568)		(79,498)	(69,536)	(43,253)	(50,028)
Total assets	660,226	781,581		1,028,377		1,000,779	866,026	933,350	961,638
Total debt	426,868	523,154		565,000		570,000	557,700	553,050	631,931
Total stockholder's equity	134,760	132,961		335,461		276,386	186,153	271,892	227,978
Other Data:
Capital expenditures	4,154	9,722			11,882	7,935	7,216	5,705	4,253
Ratio of earnings to fixed charges (4)	—	—	1.3x	—	—	—	—	—	—

(1)
We account for stock-based compensation using the intrinsic value method. As a result, for options that do not have fixed terms, we measure compensation cost as the difference between the exercise price of the options and the fair value of the shares underlying the options at the end of the period. Our results for the period January 1, 2000 through October 11, 2000 were favorably impacted by compensation benefits due to a decrease in the fair value of the shares underlying the options. Because we no longer maintain the variable plan that resulted in compensation cost (benefit) and we intend to issue options with fixed terms, we will no longer expect to recognize compensation expense or benefit in future periods unless changes in GAAP require otherwise.

(2)
Upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," we discontinued the amortization of goodwill beginning January 1, 2002. The following table represents a reconciliation of loss from continuing operations adjusted for the exclusion of goodwill amortization, net of tax:

	Predecessor			Advanstar
			For the period from January 1, 2000 through October 11, 2000	For the period from October 12, 2000 through December 31, 2000
	For the Year Ended December 31,					For the Year Ended December 31,		For the Nine Months Ended September 30,
					Combined 2000
	1998	1999				2001	2002	2002	2003
	(dollars in thousands)				(unaudited)			(unaudited)
				(dollars in thousands)
Reported loss from continuing operations	$(28,436)	$(585)	$(490)	$(18,045)	$(18,535)	$(46,654)	$(57,522)	$(35,427)	$(16,753)
Add: goodwill amortization, net of tax	25,099	22,140	15,450	7,308	22,758	22,738	—	—	—

Adjusted income (loss) from continuing operations	$(3,337)	$21,555	$14,960	$(10,737)	$4,223	$(23,916)	$(57,522)	$(35,427)	$(16,753)

(3)
Working capital is defined as current assets, excluding cash of $14.0 million, $11.2 million, $17.7 million, $44.6 million, $18.9 million, $13.3 million and $143.3 million in each period ending December 31, 1998, 1999, 2000, 2001, 2002, and the nine months ended September 30, 2002 and 2003, less current liabilities, excluding the current portion of long-term debt of approximately $8.3 million, $13.7 million, $13.2 million, $16.2 million, $17.4 million, $17.0 million and $3.7 million in each period ending December 31, 1998, 1999, 2000, 2001, 2002 and the nine months ended September 30, 2002 and 2003.

(4)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pretax income from continuing operations plus fixed charges, and fixed charges consist of interest expense and one-third of rental expense, which is considered representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges in the years ended December 31, 1998, 1999, 2000, 2001, 2002 and the nine months ended September 30, 2002 and 2003 by $27.2 million, $12.0 million, $12.1 million, $57.8 million, $73.0 million, $42.6 million and $15.6 million, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our consolidated financial statements, including the notes to those statements, included elsewhere in this prospectus.

        This discussion contains forward-looking statements which are neither promises nor guarantees and involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause those differences include, but are not limited to, those discussed in "Risk Factors."

Overview

        We are a worldwide provider of integrated B-to-B marketing communications products and services for targeted industry sectors, principally through trade shows and conferences and through controlled circulation trade, business and professional magazines. We also provide a broad range of other marketing services products, including classified advertising, direct mail services, reprints, database marketing, guides, and reference books.

        We report our business in three segments:

  •
  trade shows and conferences, which consists primarily of the management of trade shows and seminars held in convention and conference centers;

  •
  trade publications, which consists primarily of the creation and distribution of controlled circulation trade, business and professional magazines; and

  •
  marketing services, which consists primarily of sales of a variety of direct mail and database products, magazine editorial reprints, and classified advertising.

        Trade shows and conferences accounted for approximately 56% and 57% of total revenue in the nine months ended September 30, 2003 and 2002, respectively. Trade publications accounted for approximately 39% and 38% of total revenue in the nine months ended September 30, 2003 and 2002, respectively, while marketing services accounted for approximately 5% and 5% of total revenue in the nine months ended September 30, 2003 and 2002, respectively. Trade shows and conferences accounted for approximately 52%, 54% and 53% of total revenue in 2002, 2001 and 2000 (on a combined basis), respectively. Trade publications accounted for approximately 43%, 41% and 42% of total revenue in 2002, 2001 and 2000 (on a combined basis), respectively, while marketing services accounted for approximately 5%, 5% and 5% of total revenue in 2002, 2001 and 2000 (on a combined basis), respectively. Giving effect to the Thomson acquisiton, publications would constitute slightly more than 50% of our revenues. See "The Acquisition." Our revenue reaches its highest levels during the first and third quarters of each year due to the timing of the MAGIC trade shows and our other large trade shows and conferences. Because trade shows and conferences revenue is recognized when a particular event is held, we may experience fluctuations in quarterly revenue based on the movement of annual trade show dates from one quarter to another.

Industry Trends and Developments

        Our business and results of operations in the nine months ended September 30, 2003 reflect the tentative nature of the economic recovery in the U.S. economy. Our publishing properties continue to experience encouraging year over year recovery from the media advertising recession across most industry sectors. However, trade advertising for our technology and travel publications remains depressed. Media advertising from technology companies has not yet rebounded to levels that would indicate a sustained technology recovery is underway. Travel advertising spending remains sluggish in the face of continuing geopolitical uncertainty and difficult economic conditions in the travel industry.

Trade shows and conferences are lagging in their recovery from the media recession compared with publishing for which performance was essentially flat year over year through September across most of our industry sectors. Revenue from technology events remains depressed similar to technology publishing.

        Advertising in many of our markets has stabilized and shows indications of recovery except for continuing downward pressure in our technology and travel markets. Advertising pages stabilized in the third quarter of 2003 with ad pages increasing slightly over the same quarter last year. Revenue per page declined approximately 2.2% across our portfolio in the third quarter of 2003 compared with the third quarter of 2002 as we strived to capture increased market share. Excluding our technology and travel sectors, advertising pages increased 10.6% while revenue per page declined only 0.4% resulting in a 10.1% revenue increase in the third quarter of 2003. Our acquisition late in 2002 of Healthcare Traveler contributed to this increase. While we see this positive trend continuing in 2003, the economic outlook in the publishing sector has improved, but forward visibility on our advertising revenue and pages is limited due to uncertainties related to the rate of recovery of B-to-B media spending. Our travel publications remain highly sensitive to cutbacks in destination and vacation travel advertising in response to concern over terrorism, further unrest in the Middle East and in other regions of the world and fears over health related outbreaks such as SARS. We do not anticipate significant near term recovery in our technology based publications due to continued uncertainty by our customers as to the pace of a technology spending recovery.

        Our trade show segment continues to be negatively impacted by the slow pace of economic recovery as well as the lag effect for trade show recovery due to the advance commitments required by our exhibitors. Our trade shows directed to the technology sector continue to suffer from the overall curtailment of spending in technology markets, which impacts marketing spending by our customers. We expect any improvement in the performance of our trade show segment to lag behind any general economic recovery, just as it lagged the downturn in the economy going into recession beginning in late 2000.

        The uneven pace of the general economic recovery in the U.S. will likely result in continued weakness in overall marketing and advertising expenditures by our customers in the remainder of 2003. As a result, we expect our revenue and operating income to reflect this overall weakness. However, we believe that our balanced portfolio between trade shows and publications and our diversification of these products across many industry sectors will mitigate the overall impact from continued weakness in general economic conditions and reduces the potential impact from the volatility of any one sector.

Funding of Advanstar.com

        We provide our affiliate Advanstar.com with administrative support services in accounting, finance, legal, human resource management, information technology and business development. We also provide Advanstar.com with marketing and promotional support through advertising pages in our trade publications and exhibit space in our trade shows. In return, Advanstar.com provides promotional support on its web sites for our trade publications and trade shows.

        In 2001, our parent, Advanstar, Inc., more tightly focused the activities of Advanstar.com. These plans had the effect of more closely integrating many of the sales, marketing, technology and operating functions of Advanstar.com with our core activities in publishing, trade shows, and marketing services. As a result of the reorganization and redirection of the activities of Advanstar.com during 2001, there was a significant reduction in the levels of funding by us to Advanstar.com during 2002. We funded approximately $2.4 million in support of those operations in 2002 compared to approximately $16.6 million in 2001. This level of support represented a significant reduction in the operating costs of Advanstar.com from those in 2001.

        In the third quarter of 2001, certain events, including the slowdown in the economy, the changing business environment and continuing operating losses of Advanstar.com, caused management of Advanstar, Inc. to consider certain options between us and Advanstar.com to satisfy the outstanding advances and notes due to us from Advanstar.com. Accordingly, through December 31, 2001 we accounted for these advances and notes to Advanstar.com as a charge to capital in excess of par value in the accompanying consolidated balance sheet, pending final determination of the disposition of these advances and notes.

        In the first quarter of 2002, management of Advanstar, Inc. began to consider the further consolidation of the activities of Advanstar.com with us, or a merger of Advanstar.com into us. Consequently, we recorded a first quarter non-cash charge of $37.2 million related to a provision against the outstanding advances and notes due to us from Advanstar.com as of December 31, 2001.

        In the first quarter of 2002 we began recording the current advances and notes issued for funds advanced to Advanstar.com as an operating expense in our consolidated statement of operations, as a reflection of the ongoing nature of the operations of Advanstar.com in support of our operations as a result of the restructuring of the activities of Advanstar.com in 2001. Net advances and notes included in operating expenses in 2002 were approximately $2.4 million.

        We intend to integrate Advanstar.com into our core operations, at which point it would become part of Advanstar Communications. Such integration is not expected to have a material effect on our future results of operations or financial condition.

Presentation of Financial Information

  Acquisitions and Joint Ventures

        Between May 31, 1996 and September 30, 2003, we completed 35 acquisitions and joint ventures, three of which were completed in 2000, four in 2001 and four in 2002. No acquisitions or joint ventures were completed in the first nine months of 2003.

  •
  From January 1, 2002 through December 31, 2002 we completed the acquisitions of AIIM International Exposition and Conference, HT—the Magazine for Healthcare Travel Professionals and several smaller publications for a cumulative purchase price totaling $24.0 million in cash and assumed liabilities.

  •
  From January 1, 2001 through December 31, 2001 we purchased the outstanding minority interests in Advanstar Wideband (our License! magazine), several automotive industry magazines and an e-Learning conference ("TechLearn") for a cumulative purchase price totaling $14.3 million in cash and assumed liabilities. We also financed a portion of the TechLearn conference with a $6.0 million note payable. In addition, we contributed SeCA to a joint venture and recorded a minority interest of $6.3 million representing the minority stockholder's proportional share of the joint venture's equity at its formation date.

  •
  From January 1, 2000 through December 31, 2000 we completed the acquisitions of the Documents, Messaging and Security "DMS" tradeshow and Info 21 magazine in Germany, Brand Licensing London tradeshow and we purchased the outstanding minority interest in SeCA, our French joint venture, with a cumulative purchase price totaling approximately $21.4 million in cash and assumed liabilities.

        On October 1, 2003, we purchased a portfolio of healthcare industry magazines and related custom services projects from Thomson for $136 million in cash (including $1 million of related fees and expenses). We used the remaining net proceeds from the September senior secured notes offering (after repayment of $12 million of our revolver and our payment of related fees and expenses), $7 million of cash generated by operations, revolver borrowings of $13 million and proceeds of

$60 million of equity contributions from Advanstar, Inc. ($50 million of which were received in September 2003 and $10 million of which were received on October 1, 2003), which represent the proceeds from the sale by our parent company of equity to the DLJ Merchant Banking funds, to fund the acquisition and related fees and expenses.

        We have accounted for our acquisitions under the purchase method of accounting. Accordingly, our results of operations include the effect of these acquisitions from the date of purchase. The pro forma operating results of the acquisitions are not significant relative to our operating results. Because the Thomson acquisition did not close until October 1, 2003, our financial results for the three and nine months ended September 30, 2003 do not include any of the operating results of the acquired assets. The Thomson acquisition and the 2002 acquisitions were not considered sufficiently significant pursuant to SEC reporting requirements. Accordingly, the separate financial statements and pro forma financial statements, giving effect to the acquisitions, are not included in this discussion.

  The Acquisition of our Company by DLJ Merchant Banking Partners III, L.P.

        As a result of the acquisition of Advanstar by DLJ Merchant Banking Partners III, L.P. ("DLJMB") and related funds in October 2000, we have, and will continue to have, significantly higher indebtedness and interest expense than reflected in our previous historical results of operations. In addition, the DLJMB acquisition was accounted for under the purchase method of accounting. Under the purchase method, the purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values, with the remainder being allocated to goodwill. Accordingly, the increase in basis of our assets resulted in non-cash depreciation and amortization charges in 2001 that were significantly higher than that reflected in our previous historical financial information.

        In connection with the adoption of FAS 142, we engaged an appraiser to determine the fair value of the Company as of January 1, 2002. Based on this valuation, which utilized a discounted cash flow valuation technique, we recorded a goodwill impairment charge of $66.8 million, net of minority interest effect of $4.1 million, in the first quarter of 2002, attributable primarily to an impairment of the carrying value of goodwill related to the DLJMB acquisition. The charge is reported as a cumulative effect of a change in accounting principle.

        During the first quarter of 2001, we recorded an extraordinary charge of approximately $2.6 million, net of a deferred tax benefit of approximately $1.5 million, in connection with the repayment of the 9.25% senior subordinated notes and the write-off of deferred financing fees related to the bridge facility. The 9.25% senior subordinated notes were refinanced with the proceeds of the 12.00% senior subordinated notes and the concurrent offering of additional senior discount notes. See the notes to our consolidated financial statements included within this prospectus for further details. Upon adoption of SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," in 2003 we will reclassify this extraordinary item into our 2001 operating loss.

  Stock Option Compensation

        We account for stock-based compensation using the intrinsic value method. As a result, due to the variable features of option grants under our old option plan, we historically measured compensation cost as the difference between the exercise price of the options and the fair value of the shares underlying the options at the end of the period. We then recognized a non-cash compensation charge or benefit. We no longer have a variable-feature benefit plan after the DLJMB acquisition and we therefore do not anticipate that we will recognize stock option compensation charges under the plan as currently in effect unless changes in GAAP require otherwise. Our results in 2000, were positively impacted by non-cash compensation benefits recognized due to a decrease in the fair value of the shares underlying the options at the end of the period.

  New York Office Consolidation

        In September 2003, we consolidated our midtown New York leased office space from two floors to one and sublet the excess space. These actions resulted in a third quarter restructuring charge of approximately $2.1 million. These charges included the present value of future rental payments, net of sublease income, of $1.7 million, and other relocation costs and expenses of $0.4 million. All of the costs associated with the consolidation were accrued in September 2003. We anticipate annual savings of approximately $1.2 million for the balance of the lease term but we will continue to pay accrued facility lease costs, net of sublease income, associated with the previously used facilities through March 2010.

  Goodwill Impairment

        In connection with the adoption of SFAS 142, we engaged an appraiser to assist us in determining the fair value of each of our three reporting units. Based on this valuation, which utilized a discounted cash flow valuation technique, we identified a potential impairment in our tradeshow segment. Using a similar discounted cash flow technique, we recorded a goodwill impairment charge in our tradeshow segment of $66.8 million in the first quarter of 2002. This charge was attributable primarily to an impairment of the carrying value of goodwill related to the DLJMB acquisition. The charge is reported as a cumulative effect of a change in accounting principle (see Note 3 of the notes to our condensed consolidated financial statements for the nine months ended September 30, 2003).

        We engaged an appraiser to assist us in determining the fair value of each of our three reporting units as of July 1, 2003. Based on this appraisal, there was no impairment of goodwill indicated.

  August Issuance of Old Notes and Refinancing of Credit Facility

        In August 2003, in connection with the issuance of $360.0 million of the old notes, we amended our credit facility to permit the offering and the use of the proceeds thereof, eliminate the leverage ratio covenant and amend certain other covenants contained in the credit facility and reduce the revolving loan commitments thereunder from $80 million to $60 million. We have recorded an expense of $11.3 million in the third quarter of 2003 to reflect the write-off of deferred financing costs related to the term loans which were repaid with the proceeds of the offering of the old notes issued in August 2003 and the reduction in revolving loan commitments. Our interest expense and cash interest will be higher in future periods as a result of this refinancing. In addition, we reclassified $1.8 million of deferred losses related to our interest rate collar and swap agreements previously reported as a component of accumulated other comprehensive income into other expenses in the quarter ended September 30, 2003. Gains and losses on the portion of these agreements not designated as hedges of the second priority senior secured floating rate notes at the end of each fiscal quarter (which are calculated as the net amount payable upon termination at the date of determination) are recognized in current earnings.

  September Issuance of Old Notes and Thomson Acquisition

        In September 2003, we issued $70 million of the old notes and used the net proceeds thereof to repay approximately $12 million of outstanding borrowings under our revolving credit facility and purchase short-term investments pending completion of the Thomson acquisition. On October 1, 2003 we used $136.0 million in cash, including the remaining net proceeds of the September offering, $60 million of equity contributions from the DLJ Merchant Banking funds, $7 million of cash from operations and revolving credit borrowings of approximately $13 million to purchase The Thomson

Corporation's and its subsidiaries' portfolio of healthcare industry-specific magazines and related custom project services and pay related fees and expenses. Our interest expense and cash interest will be higher in future periods as a result of this financing and the use of revolver borrowings to finance the Thomson acquisition.

Sources of Revenue

  Trade Shows and Conferences

        The trade shows and conferences segment derives revenue principally from the sale of exhibit space and conference attendance fees generated at its events. In 2002, approximately 82.0% of our trade shows and conferences revenue was from the sale of exhibit space. Events are generally held on an annual basis in major metropolitan or convention areas such as New York City or Las Vegas. At many of our trade shows, a portion of exhibit space is reserved and partial payment is received as much as a year in advance. The sale of exhibit space is generally impacted by the ongoing quality and quantity of attendance, venue selection and availability, industry life cycle and general market conditions. Revenue and related direct event expenses are recognized in the month in which the event is held. Cash is collected in advance of an event and is recorded on our consolidated balance sheet as deferred revenue.

  Trade Publications

        The trade publications segment derives revenue principally from the sale of advertising in its B-to-B magazines. Additionally, certain publications derive revenue from paid subscriptions and custom publishing and projects. Paid subscriptions comprise less than 5% of total publishing revenue. Most publications are produced monthly with advertising sold both on an annual schedule and single insertion basis. The sale of advertising is generally impacted by new product releases, circulation quality, readership and general market conditions. Advertising revenue is recognized on the publication issue date, and subscription revenue, if any, is recognized over the subscription period, typically one year.

        Our publishing properties operate in many different markets and industries which are subject to economic conditions prevalent in those industries. Accordingly, publishing revenues may fluctuate in connection with the markets in which we operate.

  Marketing Services

        The marketing services segment derives its revenue from the sale of value-added marketing products such as classified advertising, both print and internet-based, direct mail services, reprints, database marketing, directories, guides and reference books. These products complement and, in many cases, utilize the content or databases generated by our trade shows, conferences and publications. The sale of these products is generally impacted by the success of the event or publication from which these products are derived, the quality of the sales team and general market conditions. Revenue is generally recognized when the applicable product is shipped.

Components of Expenses

  Trade Shows and Conferences

        Costs incurred by the trade shows and conferences segment include facility rent, attendee and exhibitor promotion and outsourced services such as registration, security and decorator. Exhibitors generally contract directly with third parties for on-site services such as electrical, booth set-up and drayage. Staff salaries and related payroll expenses are treated as monthly period expenses. All other direct costs are expensed in the month the event occurs.

  Trade Publications

        Costs incurred by the trade publications segment include printing, paper and postage; selling and promotion; editorial and prepress; and circulation acquisition and fulfillment. Additionally, publisher and sales staff costs, and production, editorial and circulation staff costs, with related payroll taxes and benefits, are charged to the publications. We outsource the actual printing of our publications. Printing, paper and postage costs are charged to operations at the time of publication issuance. All other direct costs are charged to operations in the month incurred.

  Marketing Services

        Costs of the marketing services segment include printing and distribution costs, database administration fees and selling and product development salaries and related payroll taxes and benefits. All direct costs are expensed in the month incurred.

Significant Accounting Policies and Estimates

        The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate these estimates, including those related to bad debts, intangible assets and income taxes. We base these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We apply the following critical accounting policies in the preparation of our consolidated financial statements:

        Revenue Recognition.    We recognize revenue as discussed in the "—Sources of Revenue" section above. The balance of deferred revenue at September 30, 2003 was $27.4 million and $5.7 million for trade shows and trade publications, respectively. On a relative basis, our deferred revenue reaches its highest levels during the second and fourth quarters of the year largely due to the timing of the MAGIC trade shows and our other large trade shows and conferences.

        Allowance for Doubtful Accounts.    We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The balance of the allowance for doubtful accounts at September 30, 2003 and December 31, 2002 was $0.9 million and $1.0 million, respectively. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

        The allowance for doubtful accounts is an estimate based on specifically identified accounts as well as general reserves. We evaluate specific accounts where we have information that the customer may have an inability to meet its financial obligations. In these cases, management uses its judgment, based on the best available facts and circumstances, and records a specific reserve for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific reserves are reevaluated and adjusted as additional information is received that impacts the amount reserved. We also establish a general reserve for all customers based on percentages applied to the aging balance. This percentage is based on historical collection and write-off experience and varies by geographic region. If circumstances change, our estimates of the recoverability of amounts due us could be reduced or increased by a material amount. Such a change in estimated recoverability would be accounted for in the period in which the facts that give rise to the change become known.

        Deferred Taxes.    We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. At September 30, 2003 we have recorded a valuation allowance to offset the deferred tax benefit associated with net operating loss carryforwards in foreign tax jurisdictions and to offset the net deferred tax assets of the Company because we believe realization of these benefits is not likely. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. In the event we were to subsequently determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, a reduction in the net valuation allowance would result in an income tax benefit and would increase income in the period such determination was made.

        Amortization of Intangible Assets.    Trade exhibitor and advertiser lists are amortized on a double-declining balance method over 6 years and 5 years, respectively. Subscriber lists and other intangible assets are being amortized on a straight-line method over 3 to 10 years. We amortize intangible assets on a basis which corresponds to our projections of future cash flows directly related to these intangible assets. The estimates that are included in our projections of future cash flow are based upon the best available information at the time we determine useful life and amortization methods. A change in circumstances could result in a determination that the related assets are impaired and impairment charges to reduce the carrying value of intangible assets may be necessary.

        Impairment of Long-Lived Assets.    We evaluate the carrying value of long-lived assets, including identifiable intangibles, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the carrying value is reduced to the estimated fair value as measured by the associated discounted cash flows.

        In accordance with the provisions of SFAS No. 142, we evaluate goodwill for impairment using a two-step test based upon a fair value approach. The first step is used to identify a potential impairment through an estimate of the fair value of certain of our reporting units (as defined by SFAS No. 142), while the second step calculates the amount of impairment, if any. Additionally, goodwill will be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. We determine the fair value of our reporting units by application of a discounted cash flow analysis. We make estimates that are included in our discounted cash flow analyses based upon the best available information at the time that the determinations of fair value are made. If circumstances change, our estimates of fair value will also change and could result in a determination that additional impairment charges to reduce the carrying value of goodwill are necessary. We engaged an appraiser to assist us in determining the fair value of each of our three reporting units as of July 1, 2003. Based on this appraisal, which utilized a valuation technique discussed above, there was no impairment of goodwill indicated.

  Nine Months Ended September 30, 2003 Compared to the Nine Months Ended September 30, 2002

  Net Revenue

        Net revenue of $248.9 million for the nine months ended September 30, 2003 declined $5.2 million, or 2.0% from $254.1 million for the same period last year.

        Revenue from trade shows and conferences declined $6.0 million, or 4.1%, to $139.4 million in the first nine months of 2003 from $145.4 million in the first nine months of 2002. Total tradeshow square footage of 4.0 million square feet decreased 6.3% while price per square foot increased 2.8% from the first nine months of 2002. The decline in trade show and conference revenue was partially attributable to a shift in the timing of four events into the fourth quarter of 2003. In 2003 we also held fewer events serving the beauty, e-learning, abilities, licensing and technology markets. These declines were partially offset by strong performances of our trade shows serving the fashion, art, beauty, home entertainment and powersports markets, and the launch of new events in the art, beauty, fashion and technology markets. Revenue for our spring and fall MAGIC events increased approximately $2.3 million, or 3.8%, compared to the 2002 events. Square feet for our MAGIC events declined 4.7% compared to the 2002 events but was offset by increased pricing per square foot and an increase in ancillary product sales. Our trade shows serving the technology market continue to suffer from the overall curtailment of marketing spending by technology companies. Revenue from our events serving the technology market declined $8.1 million, or 23.1%, in the first nine months of 2003 compared to the first nine months of 2002. For all of our markets except technology, total tradeshow square feet declined 1.3% and revenue increased 1.5% over the first nine months of 2002.

        Revenue from publications increased $1.5 million, or 1.5% to $97.8 million in the first nine months of 2003 from $96.3 million in the first nine months of 2002. Advertising pages increased approximately 0.6% and revenue per page increased approximately 0.1% across our portfolio. The revenue increase was most heavily concentrated in publications serving the beauty, healthcare, science, license, home entertainment and automotive markets. Our acquisition in October 2002 of Healthcare Traveler also contributed to this increase. Our magazines serving the technology and travel markets continue to suffer from the overall economic environment as advertising pages continued to decline in these markets. Advertising pages increased 13.0% across all markets other than technology and travel, resulting in a 13.9% revenue increase in these other markets.

        Revenue from marketing services and other declined $0.6 million, or 5.2%, to $11.8 million in the first nine months of 2003 from $12.4 million in the first nine months of 2002 due largely to a reduction in internet sales and softness in classified and recruitment advertising.

  Cost of production and selling

        Cost of production and selling expenses declined $1.3 million, or 0.9%, to $143.9 million in the first nine months of 2003 from $145.2 million in the first nine months of 2002.

        Expenses of trade shows and conferences increased $0.1 million, or 0.2%, to $66.6 million in the first nine months of 2003 from $66.5 million in the first nine months of 2002. This increase was primarily due to an insurance recovery of approximately $2.4 million received in the third quarter of 2002 related to losses resulting from the September 11, 2001 terrorist attacks which had the effect of reducing trade show expenses last year. We also incurred costs in the first nine months of 2003 to launch several new events in the fashion, art, beauty and technology markets, made investments in our MAGIC events and increased costs associated with ancillary product sales at our MAGIC events. These costs were partially offset by cost savings resulting from holding fewer events serving the beauty, e-learning, abilities, licensing and technology markets.

        Expenses of trade publications declined $2.2 million, or 3.0%, to $67.4 million in the first nine months of 2003 from $69.6 million in the first nine months of 2002. Operating costs were impacted by lower paper prices, reductions in circulation acquisition and maintenance costs and our ongoing cost reduction programs partially offset by additional costs associated with our acquisition of Healthcare Traveler in October 2002.

        Expenses of marketing services and other increased $0.6 million, or 6.9%, to $9.8 million in the first nine of 2003 from $9.2 million in the first nine months of 2002, due primarily to increases in sales staff resources dedicated to developing our small space advertiser page opportunities, partially offset by cost savings associated with a reduction in internet sales activity.

  General and administrative expenses

        General and administrative expenses declined $0.6 million, or 2.3%, to $26.3 million in the first nine months of 2003 from $26.9 million in the first nine months of 2002. The decline is principally due to cost savings as a result of reductions in personnel costs, lower bad debt expense and a reduction in credit card processing fees. Our office occupancy costs remained essentially flat in the first nine months of 2003 compared with the same period last year.

  Restructuring charge

        In September 2003, we consolidated our midtown New York leased office space from two floors to one and sublet the excess space. These actions resulted in a third quarter restructuring charge of approximately $2.1 million. These charges included the present value of future rental payments, net of sublease income, of $1.7 million, and other relocation costs and expenses of $0.4 million. All of the costs associated with the consolidation were incurred in September 2003. We anticipate annual savings of approximately $1.2 million for the balance of the lease term but we will continue to pay facility lease costs, net of sublease income, associated with the previously used facilities through March 2010.

  Funding of affiliated dot.com company operations

        Advanstar.com, Inc. ("Advanstar.com"), an affiliate of ours, operates our event and publication-related web sites and develops certain enhanced web opportunities to serve our customers in selected industries. We provide Advanstar.com with certain administrative support services and charge for these services based on a general overhead charge. In addition, we share selected sales, editorial, marketing and production staff with Advanstar.com. We also provide Advanstar.com with marketing and promotional support through advertising pages in our trade publications and exhibit space in our trade shows. In return, Advanstar.com provides us with support on its web sites for trade publications and trade shows.

        In 2002 we began recording the advances and notes issued to Advanstar.com during the current year as an operating expense in our consolidated statement of operations, to reflect the ongoing nature of the operations of Advanstar.com in support of our operations. Net advances and notes charged to our operations during the nine months ended September 30, 2003 were reduced $1.2 million from $1.9 million in the first nine months of 2002 to $0.7 million in the first nine months of this year.

  Depreciation and amortization

        Depreciation and amortization expense declined approximately $11.3 million to $39.4 million in the first nine months of 2003 from $50.7 million in the first nine months of 2002 primarily due to the effect of the declining balance method of accelerated amortization on our exhibitor and advertiser lists, partially offset by additional amortization related to acquisitions.

  Interest expense

        Interest expense increased $1.6 million, or 4.1%, to $40.4 million in the first nine months of 2003 from $38.8 million in the comparable period of 2002 due to an increase in our weighted average interest rate of approximately 50 basis points as a result of our financings discussed below. This increase was partially offset by a decrease in interest expense due to a decline in our weighted-average debt outstanding as a result of scheduled debt amortization.

        In August 2003, we issued $360 million of Senior Secured Notes and used the net proceeds to repay and terminate all outstanding term A loans under our credit facility and all but $25 million of the outstanding term B loans and a portion of our revolving credit borrowings under our credit facility. In September 2003, we issued $70 million of the Senior Secured Notes and used the net proceeds to repay approximately $12 million of outstanding borrowings under our revolving credit facility and purchase short term investments pending completion of the Thomson acquisition. Our interest expense will be higher in future periods as a result of these financings.

        Approximately $462.9 million of our total debt is at a fixed rate with the balance subject to fixed or limited interest rate fluctuations by virtue of our interest rate protection agreements (see Note 5 of the notes to our unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2003). A 100 basis point increase in interest rates on our current variable rate debt would result in an increase in annual interest expense of $1.7 million.

  Write-off of Deferred Financing Costs

        We recorded an expense of $11.3 million in the third quarter of 2003 to reflect the write-off of deferred financing costs related to the term loans which were repaid with the proceeds of the August senior secured notes offering and the reduction in the revolving loan commitment.

  Other income (expense), net

        Other expense increased $4.4 million to $0.4 million in the first nine months of 2003 from other income of $4.0 million in the first nine months of 2002. We reclassified a portion of the deferred losses related to our interest rate collar and swap agreements currently reported as a component of accumulated other comprehensive income into earnings in the third quarter of 2003 as a result of a portion of our hedge instruments becoming ineffective during the quarter. Finally, we recorded foreign exchange losses recognized during the period resulting primarily from the strengthening of the Brazilian Real against the U.S. dollar compared to foreign exchange gains recorded in the nine months ended September 30, 2002 as the Brazilian Real weakened against the U.S. dollar.

  Provision (benefit) for income taxes

        Provision for income taxes increased $8.5 million in the first nine months of 2003 from an income tax benefit of $7.9 million in the first nine months of 2002. Our tax provision in the first nine months of 2003 relates to income taxes in certain foreign jurisdictions. We recorded no income tax benefit related to the net operating loss we expect to generate during 2003 because we will establish a valuation allowance to offset any related tax benefits, due to uncertainty about realization of these benefits. Our tax benefit in the first nine months of 2002 was recorded at a rate less than the applicable statutory rates primarily because we recorded a valuation allowance to offset the portion of the benefits associated with net operating losses we generated in 2002, for which realization was not likely.

  Cumulative effect of accounting change

        In connection with the adoption of SFAS 142, "Goodwill and Other Intangible Assets", we recorded a goodwill impairment charge of $66.8 million, net of minority interest effect of $4.1 million, in the first quarter of 2002, attributable to an impairment of the carrying value of goodwill in our tradeshow operating segment which management believes resulted from a slow-down in the economy and its associated impact on the tradeshow business. The net charge of $66.8 million was reported as a cumulative effect of a change in accounting principle. There was no income tax effect associated with this impairment charge.

  2002 Compared to 2001

  Net Revenue

        Total net revenue declined $39.8 million, or 11.5%, to $307.2 million in 2002 from $347.0 million in 2001.

        Revenue from trade shows and conferences declined $27.2 million, or 14.6%, to $159.1 million in 2002 from $186.3 million in 2001. Our trade shows had 5.1 million square feet of exhibit space, a decline of approximately 13.6% from 2001. This decline occurred across most of the sectors in which we held events, however, it was concentrated in the technology, fashion and art sectors. The technology sector continues to suffer from the overall curtailment of spending in technology markets, which impacts marketing spending by our customers. Our fashion sector was impacted by a difficult apparel retail business environment and the impact of the terrorist attack of September 11, 2001 on exhibiting companies and attendance at our February MAGIC events. Attendance at our August MAGIC events increased significantly over the spring events and MAGIC remains the major fashion and apparel event in the industry, with over 850,000 square feet of exhibit space. The art sector is particularly subject to economic downturns due to the discretionary purchasing nature of its product. We also held fewer events in several of our markets, including the IT markets in the United States, Europe and Brazil and the art market. These declines were partially offset by revenue from our AIIM acquisition and several product launches.

        Trade publications and related marketing services revenue declined $12.6 million, or 7.9%, to $148.1 million in 2002 from $160.7 million in 2001. Advertising pages declined approximately 2.2% and revenue per page declined approximately 6.4% across our portfolio, both principally due to adverse economic conditions. The page decline was concentrated in our technology and travel sectors. Pages increased 4.4% across all sectors other than technology and travel, primarily due to market share gains, resulting in a 1.6% revenue increase in these other sectors. The overall decline in revenue was partially offset by the acquisition late in the year of Healthcare Traveler and several new publication launches in our pharmaceutical market.

  Cost of production and selling

        Cost of production and selling expenses declined $32.3 million, or 14.7%, to $187.7 million in 2002 from $220.0 million in 2001.

        Expenses of trade shows and conferences declined $21.1 million, or 21.3%, to $78.2 million in 2002 from $99.3 million in 2001. The shortfall in revenue for the period was substantially mitigated by cost savings associated with canceling certain events in 2002 and by our continuing actions to reduce our cost structure in response to lower revenues in this current economic downturn. Notwithstanding our cost management actions, in 2002 we made strategic investments in our MAGIC events and other key trade shows which we believe will strengthen the events and position them for long-term growth as the economy recovers. In 2002 we also received an insurance recovery of $2.8 million in the third quarter related to losses resulting from the terrorist attack of September 11, 2001 that are reported as a reduction of our 2002 costs.

        Expenses of trade publications and marketing services declined $11.2 million, or 9.3%, to $109.5 million in 2002 from $120.7 million in 2001. Revenue reductions were offset by cost reduction programs including cost reductions in circulation, sales promotion, staffing and a 14.0% reduction in paper costs. At the same time, we restructured our sales and editorial teams using metrics-based productivity measures. We believe these measures have enabled our sales and editorial teams to increase efficiency and deepen our penetration of our customer base. Operating costs of Healthcare Traveler, acquired in October 2002, and an increase in sales staff resources dedicated to developing our small space advertiser page opportunities also served to partially offset the overall decline in operating expenses of trade publications and marketing services.

  General and administrative expenses

        General and administrative expenses declined $0.7 million, or 1.9%, to $35.0 million in 2002 from $35.7 million in 2001. This decrease was primarily attributable to our ongoing cost reduction programs including reductions in travel and other operating costs, and reorganization of certain support functions and processes.

  Depreciation and amortization

        Depreciation and amortization expense declined approximately $25.1 million to $69.1 million in 2002 from $94.3 million in 2001 primarily due to the adoption in January 2002 of SFAS No. 142, "Goodwill and Other Intangible Assets," and the effect of the declining balance method of accelerated amortization on our exhibitor and advertiser lists, partially offset by additional amortization related to acquisitions and fixed asset additions. Upon adoption of SFAS No. 142 we discontinued the amortization of goodwill. Excluding goodwill amortization recorded in 2001, depreciation and amortization increased $2.5 million.

  Operating income (loss)

        Operating loss increased $21.2 million to $24.2 million in 2002 from $3.0 million in 2001. This increase is primarily due to a non-cash charge of $37.2 million related to a write-off of notes and advances due from Advanstar.com, a $2.4 million charge related to current funding of Advanstar.com and the declines in revenue partially offset by a reduction in amortization expense and certain other operating expenses as more fully discussed above.

  Interest expense

        Net interest expense declined $4.3 million, or 7.7%, to $51.2 million in 2002 from $55.5 million in 2001 due to a decrease in our weighted average interest rate of approximately 1.8%, partially offset by an increase in our weighted-average debt outstanding of approximately $3.5 million. In February 2001, we replaced our then outstanding $150.0 million 9.25% senior subordinated notes with $160.0 million of 12.0% senior subordinated notes.

  Other income (expense), net

        Other income increased $2.1 million to $2.9 million in 2002 from $0.8 million in 2001. This increase was primarily a result of an increase in non-cash gains related to our foreign currency, interest rate hedging activities and foreign exchange gains.

  Provision (benefit) for income taxes

        We recorded a tax benefit of approximately $15.5 million in 2002 compared to a tax benefit of approximately $11.2 million in 2001. We reduced our effective tax rate in 2002 as a result of establishing a valuation allowance to offset our net deferred tax assets due to uncertainty about ultimate realization. At December 31, 2001 we had a net deferred tax liability. At that time we had established a valuation allowance to offset the potential benefits related to our net operating loss carryforwards in foreign jurisdictions. At December 31, 2002, due to the goodwill impairment charge recorded in 2002 and the accelerated amortization of intangible assets for financial reporting purposes, we had a net deferred tax asset in the U.S. tax jurisdiction. We established a valuation allowance to offset all of these net deferred tax assets due to uncertainty about their ultimate realization.

  Cumulative effect of accounting change

        In connection with the adoption of FAS 142, "Goodwill and Other Intangible Assets," we recorded a goodwill impairment charge of $66.8 million, net of minority interest effect of $4.1 million, in the first quarter of 2002, attributable primarily to an impairment of the carrying value of goodwill related to the Acquisition. In 2001, in connection with the adoption of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," we recorded a charge of $0.6 million.

  Net Loss

        Net loss was approximately $124.3 million in 2002 compared to $49.8 million in 2001. This increase is primarily attributable to an increase in our operating loss and our goodwill impairment charge, partially offset by a reduction in interest expense and an increase in our income tax benefit.

  2001 compared to 2000

        The following discussion compares our results for 2001 to the two months and 20 days ended December 31, 2000 combined with our predecessor's results for the period January 1, 2000 through October 11, 2000. The consolidated financial data for the combined year ended December 31, 2000 has been derived from the audited consolidated financial statements of our Predecessor and Advanstar and has not been audited and does not comply with generally accepted accounting principles.

  Net Revenue

        Total net revenue decreased $30.5 million, or 8.1%, to $347.0 million in 2001 from $377.5 million in 2000.

        Net revenue from trade shows and conferences declined $12.1 million, or 6.1%, to $186.3 million in 2001 from $198.4 million in 2000. Strong performances in our larger first and third quarter events, such as MAGIC and the New York art and beauty shows, our motorcycle shows and our Brazil telecom show, and the acquisition of TechLearn were partially offset by the impact of the realignment of our East Coast fashion events and the cancellation of several events in Europe and the United States in our call center and IT sectors. In the aftermath of September 11th, we held 18 events as scheduled, rescheduled two events later in 2001 and cancelled a small conference in Paris. Most of our events held after September 11th performed below the prior year due to the lingering impact of the September 11th terrorist attacks and the persistence of the general economic slowdown in the United States.

        Trade publications and related marketing services net revenue declined $18.4 million, or 10.3%, to $160.7 million in 2001 from $179.1 million in 2000. The continued slowdown in the U.S. economy resulted in an 8.8% decrease in advertising pages combined with a 2.8% decrease in revenue per page. This decline in trade publication revenue worsened as the year unfolded, particularly in the Technology, Communications, Travel and Hospitality sectors. Partially offsetting this decline was our acquisition at the end of the first quarter of Motor Age and Automotive Body Repair News.

  Cost of production and selling

        Cost of production and selling expenses decreased $21.0 million, or 8.7%, to $220.0 million in 2001 from $241.0 million in 2000.

        Expenses of trade shows and conferences decreased $12.9 million, or 11.5%, to $99.3 million in 2001 from $112.2 million in 2000. This decrease was primarily due to cost savings associated with cancelled events and ongoing cost reduction programs, partially offset by costs related to our acquisition of TechLearn, discussed above and new product launches.

        Expenses of trade publications and marketing services decreased $8.1 million, or 6.3%, to $120.7 million in 2001 from $128.8 million in 2000. We have mitigated the effects of the 15.0% postal rate increase in January 2001 and the costs related to our acquisitions described above through cost savings on our base portfolio related to our ongoing cost reduction program and cost savings related to cancelled publications.

  General and administrative expenses

        General and administrative expenses declined $5.0 million, or 12.3% to $35.7 million in 2001 from $40.7 million in 2000. This decrease was primarily due to staff and compensation reductions as part of our cost reduction efforts in response to the worsening economic situation in 2001. In addition, we incurred sale transaction bonuses in the fourth quarter of 2000 for which there was no corresponding expense in 2001.

        Our results in 2000 were positively impacted by non-cash compensation benefits of approximately $2.5 million recognized due to a decrease in the fair value of the shares underlying the options at the end of the period. We no longer have a variable-feature benefit plan after the DLJMB acquisition and no longer recognize stock option compensation charges under the plan as currently in effect.

  Depreciation and amortization

        Depreciation and amortization expense increased $38.9 million to $94.3 million in 2001 from $55.4 million in 2000 primarily due to increased amortization of goodwill and intangible assets related to the Acquisition in October 2000 and the use of an accelerated amortization method for exhibitor and advertiser lists to reflect the pattern of usage of these assets.

  Operating income (loss)

        Operating income declined $45.9 million to a loss of $3.0 million in 2001 from income of $42.9 million in 2000. This decline is primarily due to a decline in revenue and an increase in depreciation and amortization, partially offset by a decline in general and administrative expenses and cost of production and selling expenses.

  Interest expense

        Net interest expense increased $3.6 million, or 6.9%, to $55.5 million in 2001 from $51.9 million in 2000 due to the additional indebtedness of $51.1 million necessary to fund the Acquisition, partially offset by a 170 basis point decrease in weighted average interest rates as a result of reduced LIBOR impact on our floating rate debt. Also, in February 2001, we replaced our then outstanding $150.0 million 9.25% senior subordinated notes with $160.0 million of senior subordinated notes.

  Other income (expense), net

        Other income in 2001 was $0.8 million, compared to an expense of $2.2 million in 2000. In 2001, the Company recognized foreign currency gains of approximately $0.5 million and income of approximately $0.4 million related primarily to a non-compete agreement associated with the sale of our Plastics events in 2000. In 2000, the Company recorded a loss of $2.4 million related to the sale of the Plastics events.

  Provision (benefit) for income taxes

        We recorded an income tax benefit of $11.2 million in 2001 compared to a provision of $6.4 million in 2000. This change was primarily due to a decrease in taxable earnings related to reduced operating income more fully described above and increased amortization of intangible assets, partially offset by an increase in nondeductible amortization resulting from the Acquisition and an increase in the valuation allowance principally related to foreign tax jurisdiction net operating losses incurred in 2001.

  Net Loss

        Net loss was approximately $49.8 million in 2001 compared to $18.5 million in 2000. This increase is primarily attributable to our operating loss in 2001 as described above and an increase in interest expense, also described above, which partially offset our income tax benefit recorded in 2001.

Liquidity and Capital Resources

        Our principal sources of liquidity have been, and are expected to be, cash flow from operations and borrowings under our credit facility. Our principal uses of cash have been, and are expected to be, the debt service requirements of our indebtedness described below, capital expenditures, investments in our publications and trade shows and strategic acquisitions.

        Debt Service.    As of September 30, 2003, we had total indebtedness of $630.9 million and approximately $44.9 million of borrowings available under our revolving credit facility. Our principal debt obligations are described below.

        Credit Facility.    Our credit facility consists of a $60.0 million revolving credit facility and a $25.0 million Term Loan B facility. The revolving credit facility will terminate in April 2007 and the Term Loan B matures October 11, 2008. Borrowings under the credit facility generally bear interest based on a margin over, at our option, the base rate or LIBOR. The applicable margin for revolving credit loans varies based upon our ratio of consolidated debt to EBITDA, as defined in the credit facility, and is currently 3.75% over LIBOR and 2.50% over the base rate. The applicable margin for the Term Loan B varies based upon the rating by S&P and Moody's of our credit facility and is currently 4.50% over LIBOR and 3.25% over the base rate. Our obligations under the credit facility are guaranteed by Advanstar Holdings Corp. ("Advanstar Holdings"), our ultimate parent company, Advanstar, Inc., our direct parent company, and all our existing and future domestic subsidiaries and are collateralized by substantially all of the assets of our company and the subsidiary guarantors, including a pledge of the capital stock of all our existing and future domestic subsidiaries, a pledge of 65% of the voting stock of any foreign subsidiary directly owned by our company or any domestic subsidiary, a pledge of our company's and Advanstar IH, Inc.'s capital stock by our parent company, and a pledge of our parent company's capital stock by Advanstar Holdings. Our credit facility contains restrictive covenants which require us to, among other things, maintain a level of fixed charge coverage ratio (as defined in the credit facility documents) as of the end of each fiscal quarter. Although there can be no assurance, we believe, based on our anticipated performance and expected economic conditions, that we will be able to comply with the amended financial covenant contained in the credit facility in 2003 and 2004.

        Second Priority Senior Secured Notes.    Our $130 million of floating rate notes mature in 2008 and our $300 million of fixed rate notes mature in 2010. The notes of each series are guaranteed by each of our existing and future domestic restricted subsidiaries and collateralized by second-priority liens on the assets collateralizing our credit facility (other than certain subsidiary stock and assets of our parent companies). The fixed rate notes bear interest at an annual rate of 10.75% and the floating rate notes bear interest at an annual rate equal to the three-month LIBOR, which is reset quarterly, plus 7.50%. Interest on the fixed rate notes is payable semi-annually in cash and interest on the floating rate notes, along with amortization of 0.25% of the principal of such floating rate notes, is payable quarterly in cash. The notes contain restrictive covenants that, among other things, limit our ability to incur debt, pay dividends and make investments.

        Senior Subordinated Notes.    Our $160 million 12% senior subordinated notes mature in 2011 and are guaranteed by each of our existing and future domestic restricted subsidiaries. Interest on the notes is payable semi-annually in cash. The notes contain restrictive covenants that, among other things, limit our ability to incur debt, pay dividends and make investments.

        Parent Company Notes.    Our parent, Advanstar, Inc., issued 15% senior discount notes due October 2011 with a principal amount at maturity of $171.8 million. These discount notes do not require cash interest payments until 2006 and contain restrictive covenants that, among other things, limit the ability of Advanstar, Inc. and its subsidiaries (including us) to incur debt, pay dividends and make investments. Neither we nor any of our subsidiaries have guaranteed the discount notes. Advanstar, Inc., however, is a holding company and its ability to pay interest on these discount notes will be dependent upon the receipt of dividends from its subsidiaries, principally Advanstar. However, the terms of our borrowing arrangements significantly restrict our ability to pay dividends to Advanstar, Inc. Advanstar Inc.'s failure to pay these notes would be a default under our credit facility.

        Contractual and contingent obligations.    Our contractual obligations, as of September 30, 2003 are as set forth below (in millions):

	Payments Due By Period
	2003(1)	2004	2005	2006	2007	2008	After 2008	Total
Indebtedness	$0.7	$3.7	$1.3	$1.3	$14.3	$149.6	$460.0	$630.9
Interest on indebtedness(2)	18.2	68.1	66.7	64.8	64.3	60.7	104.5	447.3
Operating leases	3.0	5.8	5.4	5.0	4.8	4.7	4.5	33.2

Total Contractual Cash Obligations	$21.9	$77.6	$73.4	$71.1	$83.4	$215.0	$569.0	$1,111.4

(1)
For the period from October 1, 2003 through December 31, 2003.

(2)
Interest on the second priority floating rate notes, revolving credit facility and Term Loan B is calculated using LIBOR of 1.14%, the rate in effect on October 1, 2003. Because the floating rate notes, revolving credit facility and Term Loan B bear interest at a variable rate, actual payments could differ.

        Our contingent obligations are primarily composed of $2.6 million of letters of credit and our interest rate and foreign currency derivatives discussed more fully below in "Qualitative and Quantitative Disclosure About Market Risk."

  Capital Expenditures

        We anticipate that we will spend approximately $6.8 million on capital expenditures in 2003, including $1 million related to the assets acquired from Thomson, primarily for expenditures related to our desktop computers and management information systems. We believe that this amount of capital expenditures will be adequate to grow our business according to our business strategy and to maintain the key trade shows, publications and business of our continuing operations.

  Acquisitions

        Our business strategy includes the consummation of strategic acquisitions. In connection with any future acquisitions, we may require additional funding, which may be provided in the form of additional debt or equity financing or a combination thereof. There can be no assurance that any additional financing will be available to us on acceptable terms or in a manner that complies with the restrictive covenants in our debt instruments. Consistent with our longstanding strategy, we continue to pursue potential acquisitions of complementary businesses. See "The Acquisition."

  Sources and Uses of Funds

        We generally operate with negative working capital, excluding cash and current maturities of long-term debt, due to the impact of deferred revenue from trade shows, which is billed and collected as deposits up to one year in advance of the respective trade show. Consequently, our existing operations are expected to maintain very low or negative working capital balances, excluding cash and current maturities of long-term debt.

        On a relative basis, our revenue reaches its highest levels during the first and third quarters of the year largely due to the timing of the MAGIC trade shows and our other large trade shows and conferences. This seasonality, when combined with the shift in the timing of when events take place from year to year, may have a significant effect on our quarterly deferred revenue and working capital balances.

        We anticipate that our operating cash flow, together with borrowings under the credit facility (assuming continued compliance with the covenants contained therein or a modification thereof) and other future financings and refinancings, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service and other obligations as they become due. However, our ability to make scheduled payments of principal, to pay interest on or to refinance our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

  Historical

        Historically, our financing requirements have been funded primarily through cash generated by operating activities and borrowings under our revolving credit facility. From time to time, we have also raised additional funds through sales of common stock, high yield offerings and term borrowings under our credit facility for purposes of completing strategic acquisitions.

        Cash flows from operating activities.    Net cash provided by operations was $20.6 million in the first nine months of 2003, derived primarily from our net loss of $16.8 million adjusted for amortization and depreciation of $39.4 million, the write-off of deferred finance costs of $11.3 million, other non-cash items totaling approximately $4.1 million, partially offset by a use of cash caused by movements in our operating assets and liabilities of $17.4 million, principally from the release of deferred revenue upon completion of our trade shows.

        Net cash provided by operations increased $9.8 million to $20.6 million in the first nine months of 2003 compared to the first nine months of 2002. This increase was principally due to a decline in our net loss of $85.5 million, adjusted by the write-off of deferred finance costs of $11.3 million, a period over period reduction in our deferred tax provision and other non-cash items of $11.1 million. This increase was partially offset by certain non-cash charges included in net income in the first nine months of 2002, primarily the goodwill impairment charge, provision for advances from our affiliated dot.com company and a period over period reduction in depreciation and amortization, of approximately $115.3 million. Cash generated from changes in our operating assets and liabilities increased $17.2 million in the first nine months of 2003 from the first nine months of 2002 due largely to the timing of payments on accounts payable and collections on accounts receivable and collections of customer deposits related to future events.

        Cash flows used in investing activities.    Net cash used in investing activities declined $15.5 million to $4.5 million in the first nine months of 2003, from $20.0 million in the first nine months of 2002. This decline was principally due to significantly decreased acquisition activity and capital expenditures.

        Capital expenditures declined $1.4 million in the first nine months of 2003 to $4.3 million compared to $5.7 million in the first nine months of 2002. We anticipate that we will spend approximately $6.8 million on capital expenditures in 2003, primarily for expenditures related to our desktop computers and management information systems. We believe that this amount of capital expenditures will be adequate to grow our business according to our business strategy and to maintain the key trade shows, publications and business of our continuing operations.

        Cash used for acquisitions for the first nine months of 2003 declined $14.1 million relative to the first nine months of 2002. Our business strategy includes the consummation of strategic acquisitions. In connection with any future acquisitions, we may require additional funding, which may be provided in the form of additional debt or equity financing or a combination thereof. There can be no assurance that any additional financing will be available to us on acceptable terms or in a manner that complies with the restrictive covenants in our debt instruments. Consistent with our longstanding strategy, we continue to pursue potential acquisitions of complementary businesses.

        On October 1, 2003, we purchased a portfolio of healthcare industry magazines and related custom service projects from Thomson, for $136 million in cash including related fees and expenses. See "The Acquisition". We are in the process of integrating the Thomson acquisition into our operations and we will incur costs related to these efforts over the next several months. These costs will be reflected in our results of operations beginning in the fourth quarter of 2003.

        Cash flows from financing activities.    Cash flows used in financing activities increased $127.1 million to $107.8 million in the first nine months of 2003 from the first nine months of 2002. This increase is due to the issuance of $360 million of the Senior Secured Notes used to repay and terminate all outstanding term A loans under our credit facility and all but $25 million of the outstanding term B loans and a portion of our revolving credit borrowings under our Credit Facility; the issuance of an additional $70 million of Senior Secured Notes used to repay $12 million of outstanding borrowings under our revolving credit facility and purchase short term investments pending completion of the Thomson acquisition and the receipt of $50.0 million in equity contributions from our parent company. Fees paid to our senior lenders for the amendment to our Credit Facility in April 2003 were $3.9 million, compared to fees paid for the amendment in March 2002 of $1.8 million. We also paid fees of $12.3 million in connection with the Senior Secured Notes offerings in August and September 2003.

Recently Issued Accounting Standards

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The changes are intended to improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. Additionally, those changes are expected to result in more consistent reporting of contracts as either derivatives or hybrid instruments. The requirements of SFAS 149 became effective for the Company beginning in the third quarter of fiscal 2003 for contracts entered into or modified by it and for hedging relationships designated thereafter. The adoption of FAS 149 did not have a significant impact on the results of operations or financial position of the Company.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for issuer classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Instruments that fall within the scope of SFAS No. 150 must be classified as a liability. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. For financial instruments issued prior to June 1, 2003, SFAS No. 150 becomes effective for the Company in the third quarter of fiscal 2003. The adoption of SFAS 150 did not have a significant impact on the results of operations or financial position of the Company.

Qualitative and Quantitative Disclosure about Market Risk

        We are exposed to various market risks, which is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes. We enter into financial instruments to manage and reduce the impact of changes in interest rates and foreign currency exchange rates.

        Interest Rates.    At September 30, 2003, we had fixed rate debt of $462.9 million and variable rate debt of $168.0 million. The annual pre-tax earnings and cash flows impact resulting from a 100 basis point increase in interest rates on variable rate debt, holding other variables constant and excluding the impact of the hedging agreements described below, would be approximately $1.7 million per year.

        The term loan B (and the term loan A prior to its repayment with the proceeds of the August offering) under our credit facility bears interest at a variable rate. We have previously entered into two interest rate hedge agreements to hedge our interest rate risk on these borrowings. One, with a notional amount of $150.0 million, is an interest rate collar agreement that expires in February 2004, and the other, with a notional amount of $200.0 million, is an interest rate swap agreement that expires in November 2005. Under these agreements, based on current LIBOR, the Company will be required to make payments of $1.5 million per quarter beginning in October 2003, and an additional $0.5 million per quarter beginning in December 2003, until the agreements expire, which it will account for as interest expense. A decrease in LIBOR of 100 basis points would increase the Company's interest expense on these agreements by $3.5 million per year. Approximately $125 million of the interest rate collar agreement and $70 million of our interest rate swap agreement is considered undesignated for hedging purposes. Changes in fair value of the undesignated portion of these instruments are recognized in current earnings.

        Currencies.    Outside of the United States, we maintain assets and operations in Europe, South America and Asia. The results of operations and financial position of our foreign operations are principally measured in their respective currency and translated into U.S. dollars. As a result, exposure to foreign currency gains and losses exists. The reported income of these subsidiaries will be higher or lower depending on a weakening or strengthening of the U.S. dollar against the respective foreign currency. Our subsidiaries and affiliates also purchase and sell products and services in various currencies. As a result, we may be exposed to cost increases relative to the local currencies in the markets in which we sell.

        A portion of our assets are based in our foreign locations and are translated into U.S. dollars at foreign currency exchange rates in effect as of the end of each period, with the effect of such translation reflected in other comprehensive income (loss). Accordingly, our consolidated stockholder's equity will fluctuate depending upon the weakening or strengthening of the U.S. dollar against the respective foreign currency.

        Our strategy for management of currency risk relies primarily conducting our operations in a country's respective currency and may, from time to time, involve currency derivatives, primarily forward exchange contracts, to reduce our exposure to currency fluctuations. As of September 30, 2003, we had open foreign exchange derivative contracts to sell with a notional amount totaling $3.3 million, and to buy with a notional amount totaling $1.2 million. The estimated fair value of the foreign exchange contracts based upon market quotes was a net asset of approximately $0.1 million. The potential loss in fair value resulting from a hypothetical 10% adverse change in quoted foreign currency exchange rates amounts to an additional loss of approximately $0.3 million. Actual results may differ.

BUSINESS

General

        We are a leading worldwide provider of integrated, B-to-B, marketing communications products and services for targeted industry sectors, principally through trade shows and conferences and through controlled circulation trade, business and professional magazines. We also provide a broad range of other marketing services products, including classified advertising, direct mail services, reprints, database marketing, directories, guides and reference books. We are one of the largest U.S. trade show operators based on total square footage and number of shows in 2002 and one of the largest B-to-B trade publishers in the United States as measured by advertising pages in 2002. In 2002, most of our trade shows and stand-alone conferences were among the leading events in their respective markets based on square footage. For the twelve months ended May 31, 2003, 70% of our 60 magazines and journals for which competitive data is available ranked either #1 or #2 in their respective markets, based on number of advertising pages. We had approximately 1,200 employees as of September 30, 2003 in 19 U.S. offices and 7 international locations in Europe, Latin America and Asia.

Industry Overview

        B-to-B communications companies provide marketing solutions through trade shows and conferences, trade publications, ancillary marketing services and through Internet applications. According to the July 2002 Veronis Suhler Stevenson Communications Industry Forecast, the communications industry was the third fastest growing sector of the U.S. economy from 1996 to 2001, expanding at a compound annual growth rate, or CAGR, of 6.5%. Total spending on B-to-B communications increased from $17.6 billion to $21.0 billion from 1996 to 2001, which represents a CAGR of 3.6% during that period. According to the Veronis Suhler Stevenson report, total spending on U.S. trade shows and conferences amounted to $8.1 billion in 2001, a decline of 3.2% from 2000 and a CAGR of 3.7% over the period from 1996 to 2001. The U.S. B-to-B publishing industry generated revenue of $13.0 billion in 2001 according to Veronis Suhler Stevenson, and grew at a CAGR of 3.5% from 1996 to 2001.

        In 2001, the B-to-B marketing and advertising market experienced its most significant downturn since 1990-1991 according to Veronis Suhler Stevenson. This downturn continued into 2002. Media advertising spending declined significantly as companies reduced their marketing expenditures in response to the economic slowdown. Industry-wide advertising pages, as measured by the Business Information Network, declined 19.7% in 2001 from 2000 levels and 15.0% in 2002 from 2001 levels. Trade show exhibition space and attendance were less severely impacted by the downturn in the B-to-B marketing and advertising market in the first half of 2001. After the events of September 11, 2001, however, trade show exhibition space and attendance suffered dramatically. As measured by Tradeshow Week, fourth quarter 2001 trade show attendance and number of exhibitors declined approximately 20.4% and 6.8%, respectively, from the fourth quarter of 2000. The decline continued in 2002, with 2002 net square footage dropping 5.3% from 2001 figures. Attendance was down 2.2% over the same period.

        Our results during 2002 and year-to-date in 2003 reflect the persistence of the general economic slowdown in the United States as a result of decreased marketing and advertising expenditures by our customers. However, we believe that our balanced portfolio between trade shows and publications and our diversification across many industry sectors has mitigated the overall impact from continued weakness in general economic conditions and reduces our exposure to the potential volatility of any one sector.

  Trade Shows

        Trade shows have emerged as an important B-to-B sales, marketing and educational medium in the global economy, paralleling its rise in profile among corporate marketers as a highly cost-effective marketing tool. Trade shows provide an opportunity for industry participants to conduct face-to-face selling efforts, transact business and receive product information from exhibits, conferences, workshops and other forums. Trade show attendees include executives, manufacturers and operating management, sales and marketing personnel, industry analysts, middle-level managers and other industry professionals. The economic slowdown in 2001 and 2002 and the events of September 11, 2001 have had a significant short term impact on trade show attendance and exhibitor participation. Concern over travel and future economic uncertainty have impacted our customers' marketing and travel decisions. We believe that trade show participation and attendance will be driven primarily by the economic recovery of that event's particular industry and our customers' view of general economic developments in the months ahead.

  Trade Publications

        Trade publications are generally published monthly and provide information about a specific industry or market segment within an industry. Advertisers are attracted to B-to-B print media by the highly targeted and controlled circulation of publications. By focusing on targeted audiences, publishers aim to connect advertisers with key purchasing decision-makers. Controlled distribution assists advertisers in reaching very specific target groups and provides for more efficient use of advertising dollars. The cost efficiency of controlled circulation advertising versus general business advertising or consumer advertising enhances the stability of B-to-B advertising spending during difficult economic conditions. The historical growth in B-to-B publishing has been driven primarily by rising levels of advertising spending as opposed to growth in subscription revenues.

        As reported by the March 2003 American Business Media report, the current downturn in marketing and advertising has had the most significant impact on the horticulture and farming, telecommunications, computers, software and manufacturing sectors. Advertising pages in these sectors declined 17%, 57%, 31%, 31% and 31% in 2002 from 2001 levels, respectively, and have further declined 38%, 30%, 13%, 11% and 11%, respectively, in 2003 from 2002 levels.

Product Segments

        Our business is grouped in three broad segments reflecting products and services we provide to our customers to serve their marketing needs. We offer our customers a comprehensive array of B-to-B communications products and services to reach their existing and prospective buyers on a cost-effective basis. Our product and service offerings are trade shows and conferences, trade publications, and marketing services.

  Trade Shows and Conferences

        As of June 30, 2003, we owned and managed 68 trade shows and nine standalone conferences for business, professional and consumer audiences worldwide, most of which were among the leading events in their respective markets based on square footage. Six of our largest trade shows are listed in the April 2003 issue of Tradeshow Week 200's list of the top 200 trade shows as measured by total square footage—MAGIC Fall, MAGIC Spring, Dealer News International Powersports Dealer Expo, Licensing International, International Beauty Show New York and AIIM Conference and Expo. Additionally, we own Telexpo, which we believe is one of the largest telecommunications trade shows in Latin America. Collectively, these seven trade shows represented 2.6 million of the 5.0 million total square footage of all our trade shows for the twelve months ended June 30, 2003.

        Our trade show revenue is derived primarily from the sale of trade show floor space to exhibitors, show-specific advertising, sponsorships and conferences. Trade show revenue accounted for approximately 53%, 54% and 52% of our revenue in 2000, 2001 and 2002, respectively, and 57% and 56% in the nine months ended September 30, 2002 and September 30, 2003, respectively.

        Trade shows are a long-established means of community building, bringing buyers and sellers in one particular industry or business face-to-face, in a single forum. In addition, as new products and services proliferate, both suppliers and their customers need efficient forums to interact and transact business with one another. Events often include an extensive conference program, which provides a forum for the exchange and dissemination of information relevant to the particular event's focus. A conference linked to a trade show plays a strategic role in trade show development because it represents the unique editorial content for an event, and it can be used to build new segments, raise the profile of particular segments or technologies and drive attendance at the underlying trade show. In addition, each event typically has one or more keynote speakers drawn from notable industry leaders.

        The advantages of trade shows to exhibitors and attendees are summarized below:

Advantages to Exhibitor		Advantages to Attendee
•	conduct sales more efficiently than in the field;	•	receive overview of market and emerging trends;
•	position product and company in target industry;	•	network with industry executives;
•	communicate vision;	•	identify and work with new vendors; and
•	service existing customers;	•	source new products.
•	open new accounts; and
•	introduce new products.

  Trade Publications

        We are one of the largest B-to-B trade publishers in the United States as measured by advertising pages in 2002. As of June 30, 2003, we published 68 specialized business magazines and professional journals and 32 directories and other publications. Of our 60 magazines and journals for which competitive data is available, 70% ranked either #1 or #2 in their respective markets, based on the number of advertising pages in the twelve months ended May 31, 2003.

        Our publications are generally distributed free-of-charge to qualified professional recipients and generate revenues predominantly from advertising. Trade publications revenue accounted for approximately 42%, 41% and 43% of our total revenue in 2000, 2001 and 2002 and 38% and 39% of our revenue in the nine months ended September 30, 2002 and September 30, 2003, respectively. Our largest publications include Travel Agent, Pharmaceutical Technology, American Salon, Premier and Video Store which collectively represented 27% of total advertising pages of all our publications for the twelve months ended June 30, 2003.

        By offering our advertisers access to a targeted and industry-specific customer base, we believe that we are able to sell advertising space in our publications at a rate per customer that is higher than the average rate charged by publications aimed at more general audiences. We believe that our targeted circulation lists for our U.S. and international publications provide our advertising customers with a cost-effective method of reaching their target market's decision-makers. Our publications are generally distributed free-of-charge to qualified professional recipients and generate revenues predominantly from the sale of advertising. We seek to increase advertising revenues by introducing existing advertisers to new titles, by attracting new advertisers who target our readership and by developing new reader and advertising categories.

        The advantages of trade publications to advertisers and readers are summarized below:

Advantages to Advertiser		Advantages to Reader
•	cost effective;	•	relevant, industry specific information;
•	highly targeted audience of qualified readers;	•	promotion of industry stewardship;
•	focused medium; attractive means to introduce new products;	•	keep up with peers in the industry; and
•	audited, controlled circulation; and	•	interactive follow-up system in print and/or electronically.
•	editorial 100% focused on target market.

  Marketing Services

        Within each industry cluster, we provide a comprehensive set of marketing communications products, services and support geared to the particular industry's marketing and customer needs. These services include direct mail and database marketing programs, reprint services, reference books and other services to facilitate our clients' B-to-B marketing and communications programs. These services are incremental to trade shows and publications and allow our customers to fill in their marketing plans.

        Marketing services are centrally managed, rather than being organized by cluster. Thus, our cluster executives are able to dedicate their activities to high value sales. In addition, our central telesales and product management provides professional skills to these specialized product offerings. Marketing services revenue accounted for approximately 5% of our total revenue in 2000 and 5% of our revenue in each of 2001 and 2002 and 5% of our revenue in each of the nine months ended September 30, 2002 and September 30, 2003.

  Internet

        In addition, we work with Advanstar.com, a subsidiary of our parent but not an obligor of the notes, to use Internet based products and services to complement our delivery of trade show, publishing and marketing services products to our customers. We also use the Internet as a cost-effective method of developing qualifying magazine circulation and to register trade show and conference attendees. We intend to integrate Advanstar.com into our core operations, at which point it would become part of Advanstar Communications. Such integration is not expected to have a material effect on our future results of operations or financial condition. See "Certain Relationships and Related Party Transactions—Relationship with Advanstar.com."

Industry Clusters

        We also operate our business by targeting a number of industry sectors in North America, Latin America, Europe and Asia through certain niche markets grouped together in five core clusters. For financial information relating to Advanstar's operations by geographic area see Note 11 to our consolidated financial statements for the year ended December 31, 2002. In addition to our five core clusters, we have grouped the industry sectors in which we provide products and services but do not have a significant industry presence into a "Portfolio" cluster. We believe that by focusing on industries, we better identify the broad array of our customers' B-to-B marketing communications needs which our products and services can meet. In addition, we believe our industry focus allows us to cross-sell our products and services effectively and to capture a larger share of our customers' marketing budgets. In each of our niche markets, many of the same customers advertise in our publications, exhibit at our trade shows and use our marketing services to reach their buyers. We have expanded our trade show, conference and publication offerings within each cluster through new product introductions and strategic acquisitions, which we believe maximizes our existing marketing and customer service infrastructure and industry expertise. We believe that our total cluster participants, including readers, attendees, conferees, exhibitors, advertisers, and other customers, number approximately 3.0 million.

        The following chart displays our cluster-based integrated revenue model:

Competitive Strengths

        We believe that the following factors contribute to our strong competitive position:

  Market Leadership

        We have achieved a strong market position within each of our five core industry clusters, primarily as a result of our ability to offer customers in each cluster comprehensive and integrated marketing communications products and services, consisting of significant trade shows and conferences, leading publications and marketing services. Most of our trade shows and stand-alone conferences are among the leading events in their respective markets based on square footage. For the twelve months ended May 31, 2003, 70% of our 60 magazines and journals for which competitive data is available ranked either #1 or #2 in their respective markets, based on number of advertising pages.

  Industry-Focused Integrated Marketing

        We employ an integrated, industry-focused marketing approach that enables us to better serve our customers' B-to-B marketing communications needs. We believe this approach facilitates the development of deeper relationships with our customers. For example, our entertainment group, which is part of the Specialty Retail cluster, recently concluded several marketing contracts involving participation in trade shows and advertising in our trade publications.

  Diverse Customer Base

        Our customer base has provided us with stable and diverse sources of revenue and cash flow as well as an established foundation from which to further penetrate existing markets and to develop new markets. We benefit from:

  •
  a high level of revenue diversification, primarily as a result of our business presence in 18 different industry sectors consisting of over 25,300 advertisers and exhibitors, none of which represented more than 1% of our revenues in 2002. This industry diversity helps to mitigate our exposure to economic volatility in particular industries or geographic markets;

  •
  a strong balance of revenue, with 52% of our revenues coming from trade shows, 43% from publishing and 5% from marketing services in 2002; and

  •
  modest exposure to currency fluctuations with approximately 10% of our revenues generated from international markets in 2002.

        We believe that this diversity has enabled us to successfully weather the economic downturn currently being experienced in the United States.

  Experienced and Motivated Management Team

        Our senior management team has an average of over 19 years of industry experience and an established track record in:

  •
  Delivering revenue and profit growth;

  •
  Developing new products;

  •
  Penetrating new markets;

  •
  Managing tradeshows and publications in difficult economic conditions; and

  •
  Integrating 35 acquisitions and joint ventures entered into from May 1996 to September 30, 2003.

Business Strategy

        Our objective is to increase profitability by solidifying our position as a leading provider of comprehensive one stop B-to-B marketing communications products and services. In order to achieve this objective, we operate our business based on the following strategies:

  Operate Leading Trade Shows and Publish Leading Magazines in Attractive Niche Markets

        We focus on owning and managing businesses that are the leading sources of information for businesses and professionals in specific niches. We believe that our trade shows and trade publications serve as unique forums for B-to-B communications and provide substantial value to industry participants. Niche markets are often attractive publishing and trade show opportunities because of the difficulty in reaching industry leaders through general interest publications or broad based expositions. Of our 60 magazines and journals for which competitive data is available, 70% ranked either #1 or #2 in their respective niche markets in the twelve months ended May 31, 2003. Most of our trade shows and conferences also were among the leading events in their respective markets based upon total square footage.

  Utilize Industry Cluster Strategy to Drive Growth

        We organize our business based on the markets served which allows us to provide expertise across all media products within a market. It also allows us to respond effectively to the market needs of buyers and sellers however they may choose to go to market to reach their customers. We are able to address evolving market needs through multiple means, including:

  •
  adaptation of existing trade shows and magazines to reflect industry trends and attract new categories of buyers and sellers;

  •
  development of new product extensions based on interaction with key members of the buying and selling community;

  •
  identification and introduction of international extensions of successful U.S. based products; and

  •
  identification of fill-in acquisition and joint venture opportunities based on continuing interaction within the market.

  Maximize Share of Customers' Total Marketing Expenditures

        We seek to create cross-selling opportunities across existing products and services and, as a result of such efforts, seek to maximize our share of each customer's total marketing budget. We offer customers a range of communications methods to attain their specific B-to-B marketing goals. For example, customers can choose to benefit from face-to-face meetings at trade shows and conferences, achieve cost effective advertising through controlled circulation trade publications and diversify and expand revenues through customized marketing services, including Internet advertising and education based programs through web sites owned and operated by our affiliate, Advanstar.com.

  Launch New Products and Services Within Existing Clusters

        We have successfully developed new products within existing industry clusters and will continue to make strategic new product introductions. As of July 17, 2003 we have launched three magazines and two trade shows year-to-date in existing industry sectors to fill in our product portfolio. Our launches are generally line extensions or regional expansions of existing product concepts, and, as a result, such product launches generally require less capital investment and are less risky than major new product introductions.

  Identify and Consummate Strategic Acquisitions

        As we expand further into our existing industry sectors, we explore strategic acquisitions and joint ventures designed to maintain and achieve market leading positions in particular niche markets. In addition, we also build on our existing international infrastructure to make strategic international acquisitions and enter into joint ventures with local operating partners. We believe we enhance the value of acquired businesses by (1) integrating acquisitions and joint ventures into our efficient infrastructure, (2) applying our industry experience and (3) cross-selling new products and services to increase our visibility in a given market. From May 31, 1996 to September 30, 2003, we completed 35 acquisitions and joint ventures. In 2002, we completed four acquisitions in the automotive, imaging, healthcare, and beauty markets. On October 1, 2003 we completed the Thomson acquisition. See "The Acquisition." Consistent with our strategy since 1996, we are engaged in ongoing evaluations of potential acquisitions of complementary businesses.

Industry Clusters

        The following is a summary of our products and services by industry cluster.

  Fashion & Apparel

        Our Fashion & Apparel cluster serves the men's, women's, children's, and fabrics industries. In 2002, we operated in these industry sectors through 14 trade shows. Four trade shows held concurrently in Las Vegas twice annually constitute the foundation of our apparel market position:

  •
  MAGIC, the world's largest and most widely recognized trade show for the men's apparel industry;

  •
  WWDMAGIC, which we believe is one of the largest women's apparel trade shows in the United States;

  •
  MAGICKids, which we believe is one of the largest children's apparel shows in the United States; and

  •
  The Edge, a showcase for cutting edge trends in men's, women's and unisex fashions.

        The following table sets forth information relating to trade shows in our Fashion & Apparel cluster in the twelve months ended June 30, 2003. We currently have no publications in this cluster.

Fashion & Apparel

	Exhibitions(1)
Sector	Number	Net Square Footage
Men's	4	1,210,123
Women's	5	636,600
Kids'	2	90,970
Fabric	3	76,150

(1)
Excludes conferences.

  Information Technology & Communications

        Our Information Technology & Communications cluster serves the information technology, telecommunications and call center industries. For the twelve months ended June 30, 2003, we operated in these industry sectors through 17 trade shows and 13 publications. We are a very specialized niche company in the information technology market with focused events in data storage, digital printing and digital media. We maintain a significant presence in the telecommunications sector which, while currently depressed, remains an important targeted market. We have a strong worldwide presence in trade shows and magazines serving the telecommunications industry. We also serve markets for teleconferencing, web-based collaboration and e-learning. Finally, our Call Center properties are the leading events serving operations managers for call centers in the United States, Canada and France:

        Key trade shows, conferences and publications include:

  •
  AIIM, the largest U.S. trade show focused on document management and enterprise content management;

  •
  On Demand Digital Printing & Publishing Conference and Expo, which we believe is one of the largest trade shows and conferences for the digital print and publishing market;

  •
  Learning & Training Innovations, the #2 U.S. magazine for video conferencing and long distance e-learning markets and the related Collaborate and Learning & Training Innovations trade shows;

  •
  Incoming Call Center Management Conference & Exhibition, which we believe is one of the largest U.S. trade shows and conferences for call center managers, and Call Center Conference & Exhibition, a large U.S. trade show and conference for technology in the call center market;

  •
  Telexpo, which we believe is one of the largest telecom trade shows and conferences in Latin America, held in Sao Paulo with over 50,000 attendees and 500 exhibitors;

  •
  Frontline Solution Magazine and Expo, for the automatic data capture, identification, tracking systems and supply chain integration market;

  •
  Sensors, the #1 U.S. magazine for engineers focused on the expanding use of sensors in industrial and consumer products, and Sensors Expos, which we believe is one of the leading trade shows serving the sensors market; and

  •
  a global grouping of leading telecom magazines, including America's Network, Telecom Asia, Wireless Asia, RNT (Brazil) and TPLA (Latin America).

        The following table sets forth information relating to magazines in our Information Technology & Communications cluster in the twelve months ended June 30, 2003:

Information Technology & Communications Events and Magazines

	Exhibitions(1)		Magazines
Sector	Number	Net Square Footage	Number	Ad Pages	Number of Magazines Ranked #1 or #2(2)
Call Center/CRM	5	118,105	1	159	0 of 0
Collaborate/e-learning	2	47,600	1	118	1 of 1
Information Technology	9	373,982	6	1,138	2 of 5
Telecommunications	1	211,552	5	854	4 of 5

(1)
Excludes conferences.

(2)
Ranking based only on measured magazines for the twelve months ended May 31, 2003.

  Specialty Retail

        We served the Specialty Retail sector through 28 trade shows and 17 publications for the twelve months ended June 30, 2003. This cluster includes the art, beauty, entertainment/marketing and motor vehicles sectors.

        Key trade shows and publications include:

  •
  Artexpo New York, the largest mid-market art trade show in the United States, and Art Business News, a publication for gallery and framing professionals;

  •
  IBS New York, the largest trade show and educational event on the East Coast for the beauty salon market, and American Salon, the #1 publication for the professional beauty and hair care industry;

  •
  Licensing International, which we believe is one of the largest trade shows worldwide for the merchandise licensing industry, and License!, the #1 publication for the licensing industry;

  •
  Dealernews International Powersports Dealer Expo, the largest aftermarket accessories trade show in the United States targeted at powersports dealers, the 12 city tour of consumer International Motorcycle shows and Dealernews, the #1 magazine targeted at retailers in the powersports market—motorcycles, snowmobiles and personal watercraft; and

  •
  Aftermarket Business in the United States and seven other automotive magazines in the United States and internationally, which provide Advanstar an important position in the automotive parts, supplies and services publishing market.

        The following table sets forth information relating to trade shows and magazines in our Specialty Retail cluster in the twelve months ended June 30, 2003:

Specialty Retail

	Exhibitions(1)		Magazines
Sector	Number	Net Square Footage	Number	Ad Pages	Number of our Magazines Ranked #1 or #2(2)
Art	3	186,216	2	927	0 of 1
Beauty	2	173,810	2	1,998	1 of 2
Entertainment/Marketing	6	264,712	4	1,647	2 of 3
Motor Vehicle	17	1,360,408	9	3,618	4 of 9

(1)
Excludes conferences.

(2)
Ranking based only on measured magazines for the twelve months ended May 31, 2003.

  Healthcare, Science & Pharmaceuticals

        Our Healthcare, Science & Pharmaceuticals cluster provided marketing products and services to these three related sectors with 8 trade shows and 22 publications for the twelve months ended June 30, 2003. We serve the healthcare sector in both primary and specialized care areas, such as geriatrics, dermatology, ophthalmology and veterinary medicine; the science sector in areas such as spectroscopy and liquid and gas chromatography; and the pharmaceutical sector in areas such as research and development, manufacturing, testing and marketing.

        Key trade shows, conferences and publications include:

  •
  Pharmaceutical Technology, the #1 publication targeted at pharmaceutical scientists, engineers and operation managers, and Pharmaceutical Executive, the #1 magazine for pharmaceutical company product managers and marketing professionals;

  •
  LCGC and LCGC Europe, the #1 magazines in the United States and Europe in liquid and gas chromatography;

  •
  Healthcare Traveller, the #1 publication dedicated to traveling nurses and traveling allied healthcare professionals;

  •
  Geriatrics, the #2 magazine for the geriatrics segment of the primary care market, Formulary, the #1 magazine for the drug selection market and DVM, The News Magazine of Veterinary Medicine, the #1 magazine for veterinarians; and

  •
  Abilities Expos, which we believe is one of the largest consumer-oriented events targeting individuals with disabilities.

        The following table sets forth information relating to trade shows and magazines in our Healthcare, Science & Pharmaceuticals cluster in the twelve months ended June 30, 2003, excluding the portfolio of Thomson assets we recently acquired:

Healthcare, Science & Pharmaceuticals

	Exhibitions(1)		Magazines
Sector	Number	Net Square Footage	Number	Ad Pages	Number of our Magazines Ranked #1 or #2(2)
Healthcare	7	127,680	11	3,873	6 of 10
Pharmaceuticals	—	N/A	5	4,079	5 of 5
Science	1	16,258	6	2,032	3 of 5

(1)
Excludes conferences.

(2)
Ranking based only on measured magazines for the twelve months ended May 31, 2003.

On October 1, 2003, we acquired Thomson's portfolio of healthcare industry magazines and related custom project services. See "The Acquisition."

  Travel & Hospitality

        We served the travel and hospitality sector through one trade show and five publications in the twelve months ended June 30, 2003. Our publications for the travel and hospitality sector provide a strong foundation to launch related trade shows and services as well as to develop custom-publishing products.

        Selected publications include:

  •
  Travel Agent, the second largest non-computer U.S. trade magazine and #1 trade periodical for the travel industry;

  •
  Hotel & Motel Management, the #1 publication for the hospitality management market; and

  •
  Premier Hotels and Resorts, the #1 directory of 4 and 5 star hotel and resort properties.

        The following table sets forth information relating to trade shows and magazines in our Travel & Hospitality cluster in the twelve months ended June 30, 2003:

Travel & Hospitality Events and Magazines

	Exhibitions(1)		Magazines
Sector	Number	Net Square Footage	Number	Ad Pages	Number of our Magazines Ranked #1 or #2(2)
Travel	1	56,200	4	4,467	2 of 2
Hospitality	—	N/A	1	933	1 of 1

(1)
Excludes conferences.

(2)
Ranking based only on measured magazines for the twelve months ended May 31, 2003.

  Portfolio

        We group the balance of our products and services into a Portfolio cluster. The Portfolio cluster addresses large and attractive market sectors in which we provide selected products and services but do not have a significant presence. Markets currently served include energy, geospatial, landscaping/pest control, mining, paper, post production and roofing sectors. We deliver our B-to-B marketing communications products and services to our customers in these industry sectors through 12 publications.

        The following table sets forth information relating to magazines in our Portfolio cluster in the twelve months ended June 30, 2003:

Portfolio Events and Magazines

	Magazines
Sector	Number	Ad Pages	Number of our Magazines Ranked #1 or #2(1)
Energy	1	361	1 of 1
GeoSpatial	2	573	2 of 2
Landscape/Pest Control	4	1,663	3 of 4
Mining	1	541	1 of 1
Paper	2	895	2 of 2
Post Production	1	507	1 of 1
Roofing	1	371	1 of 1

(1)
Ranking based only on measured magazines for the twelve months ended May 31, 2003.

Company Operations

  Trade Shows

        The sales cycle for a future trade show typically begins shortly before the current show. Pricing information, preliminary floor plans and exhibitor promotion for the future show are mailed in advance of the current show so that selling for the future show can begin at the current show. Typically, this "upfront" selling includes floor space reservations with exhibitors executing a contract and making deposits for the future show. At many of our trade shows, a commitment for a large portion of exhibit space for the next event is reserved by the end of the current event. The sales cycle continues with selling to new exhibitors and collecting the balance of payments due. In general, we require exhibitor payments in full prior to a trade show as a condition to participation.

        In addition to the sale of exhibit space, we market to exhibitors a wide range of promotional opportunities to raise their visibility at an event. These opportunities include directory and preview advertising, banners, sponsorships of various functions and a wide variety of other products or services. We also produce related conferences and workshops, which represent the editorial content for an event and play a crucial strategic role in trade show development. Conferences, workshops and other ancillary forums all stimulate interest in the industry and drive attendance at the trade show. While show attendance is typically free for qualified attendees, participation in conferences at these shows can be a significant revenue source.

        Event promotion is undertaken through direct mail, using both in-house, exhibitor-provided and rented lists of pre-qualified industry participants. In those industry sectors for which we also have complementary publications, our publications play a key role in event promotion by providing lists from circulation files and editorial coverage for the upcoming show. Other industry magazines may also be involved, as the goal of any event is to represent the entire industry or market. The "show issue" of an industry magazine for a related event is often the biggest issue of the year, as the advertisers want to reinforce their show presence.

        In operating trade shows and conferences, we function in a capacity similar to a general contractor. Through our central trade show and conference operations, we select and manage venues, hotels, and vendors for decorating, registration, travel and housing, audio-visual services and other services. In many cases, venue and hotel reservations are made several years in advance, particularly for primary markets such as New York, Chicago, Las Vegas, Los Angeles and San Francisco. While the production of a show may involve hundreds of workers, most workers are employees of our subcontractor vendors. We employ very few of the workers on-site.

  Trade Publications

        We operate an efficient publishing infrastructure in the United States and Europe. Our publications generally follow the controlled circulation model and are distributed free-of-charge to qualified recipients. We build readership and maintain the quality and quantity of our circulation based on delivering high quality, professional coverage of relevant industry information. Because we offer our advertisers access to a highly-targeted, industry-specific subscriber base with potential buying influence, our advertisers place their ads in our publications to reach their customers. Most of our magazines are published monthly, although some titles are published weekly or semi-monthly.

        We attract readership and improve the effectiveness of our advertising by maintaining and continuously improving the quality of the editorial content of our publications. Recipients of our publications are targeted through market research designed to determine the market coverage and purchasing authority desired by prospective advertisers. Based on existing and acquired mail lists, the targeted recipient is then solicited through promotions offering free subscriptions to the relevant publications. High-quality circulation is achieved when a high percentage of the circulation list is recently qualified, within one or two years, and the publication is delivered at the direct request of the recipient. Recipients are qualified and requalified on a regular basis through qualification cards included in the publication, various direct mail methods and the Internet.

        Our advertising sales and editorial functions are dispersed throughout North America, Asia, Europe and Brazil. Advertising sales are predominantly conducted by our dedicated sales force. Editorial content for our publications is primarily staff-written, with some editorial contribution by freelance writers and industry or professional participants in selected markets.

        Our advertising materials and editorial content are integrated in our Duluth, Minnesota and Chester, England production facilities, where layout, ad insertion and output to film is completed. All printing is outsourced to vendors in various regions, but printing contracts are negotiated and managed centrally. We purchase paper centrally through a relationship with one of the industry's largest paper brokers. Paper is shipped directly from the mills to the printers at our request. We maintain our own central U.S. fulfillment operation in Duluth to generate mailing labels and mailing instructions for the printers. Our production workforce is highly experienced and is based in relatively low-cost locations in Duluth and Chester.

Competition

        The markets for our products and services are intensely competitive. The competition is highly fragmented by product and/or service offering and by geography. On a global level, larger international firms operate in many geographic markets and have broad product offerings in trade shows, conferences, publications and marketing services. In several industries, such as information technology and healthcare, we compete with large firms with a single-industry focus. Many of these large international and single-industry firms are better capitalized than we are and have substantially greater financial and other resources than we have.

        Within each particular industry sector, we also compete with a large number of small to medium-sized firms. While most small to medium-sized firms operate in a single geographic market, in some cases, our competitors operate in several geographic markets. In the trade show and conference segment, we compete with trade associations and, in several international markets, with exposition hall owners and operators. Trade show and conference competition in each market and country occurs on many levels. The venues and dates of trade shows drive competition. Historically, successful shows have been held at desirable locations and on desirable dates. Given the availability of alternative venues and the ability to define events for particular market segments, the range of competition for exhibitor dollars, sponsorships, attendees and conferees is extensive. In the publications segment, we typically have between two and five direct competitors which target the same industry sector and many indirect competitors which define industries differently than we do and thus may be alternatives for either readers or advertisers.

Intellectual Property

        We have developed strong brand awareness for our principal products and services. Accordingly, we consider our trademarks, service marks, copyrights, trade secrets and similar intellectual property important to our success, and we rely on trademark, service mark, copyright and trade secret laws, as well as licensing and confidentiality agreements, to protect our intellectual property rights. We generally register our material trademarks and service marks in the United States and in certain other key countries in which these trademarks and service marks are used. Trademarks and service marks registered in the United States typically require periodic renewals, and we typically obtain these renewals as a routine matter so long as the applicable trademark and service marks are in use. Effective trademark, service mark and trade secret protection may not be available in every country in which our products and services are available.

Properties

        We have executive, marketing, sales and editorial offices in several cities in the United States, including Boston, Massachusetts; Chicago, Illinois; Cleveland, Ohio; Iselin, New Jersey; Eugene, Oregon; Milford, Connecticut; New York City, New York; Santa Ana, California; and Woodland Hills, California. In addition, we have offices in Sao Paulo, Brazil; Hong Kong, China; Paris, France; Essen, Germany; and Chester and London, United Kingdom. Our finance, trade show registration, call center, circulation, fulfillment, production and other necessary operational support facilities in the United States are located in Duluth, Minnesota.

        We generally lease our offices from third parties. However, we own our offices in Duluth and Cleveland although we have granted mortgages on the Cleveland property to the lenders under our credit facility and, on a second priority basis, for the benefit of the holders of the notes. We believe that our properties are in good operating condition and that suitable additional or alternative space will be available on commercially reasonable terms for future expansion.

Environmental Matters

        We are subject to various foreign, federal, state and local environmental protection and health and safety laws and regulations. Accordingly, we incur and will continue to incur some costs to comply with these laws and regulations. We own or lease real property, and some environmental laws hold current or previous owners or operators of businesses and real property liable for contamination on, under, or from that property, even if they did not know of and were not responsible for the contamination. In addition, some environmental laws hold companies liable for the cleanup of landfills or other sites to which they may have sent waste. Although based on available information we do not currently anticipate that the costs of complying with environmental laws and regulations will materially adversely affect us, we cannot ensure that we will not incur material costs or liabilities in the future, due to the discovery of new facts or conditions, releases of hazardous materials, or a change in environmental laws and regulations.

Employees

        As of September 30, 2003, we had approximately 1,200 full-time equivalent employees. Of these, approximately 150 employees were located in Europe, Brazil and Asia with the balance based in the United States. None of our U.S. employees are represented by a labor union. We consider our relationships with our employees to be good.

Legal Proceedings

        We are not a party to any legal proceedings other than ordinary course, routine litigation which is not material to our business, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers of the Registrant

        The following table sets forth the name, age and position of each of our executive officers, directors and other key employees.

Name	Age	Position
Robert L. Krakoff	68	Chairman of the Board and Chief Executive Officer
James M. Alic	60	Vice Chairman, Vice President and Director
Joseph Loggia	44	President and Chief Operating Officer and Director
David W. Montgomery	46	Vice President-Finance, Chief Financial Officer and Secretary
Eric I. Lisman	46	Executive Vice President and General Counsel
Alexander S. DeBarr	43	Executive Vice President
Daniel M. Phillips	41	Executive Vice President
Scott E. Pierce	45	Executive Vice President
OhSang Kwon	35	Director
James A. Quella	53	Director
David M. Wittels	39	Director
Douglas B. Fox	56	Director

  Executive Officers

        Robert L. Krakoff has served as our Chairman and Chief Executive Officer since he joined Advanstar in July 1996. From January 1993 to June 1996, he was the Chairman and Chief Executive Officer of Reed Publishing USA, a division of Reed Elsevier Inc. which included Cahners Publishing Company, a trade publications business, and Reed Exhibition Companies, an exposition and conference business. From January 1993 to June 1996, he was also a member of the board of directors of Reed Elsevier PLC. Mr. Krakoff currently serves on the board of directors of Freedom Communications, Inc. Effective January 1, 2004, Mr. Loggia will replace Mr. Krakoff as our Chief Executive Officer. Mr. Krakoff will continue as Chairman of the Board.

        James M. Alic has served as our Vice Chairman and Vice President since he joined Advanstar in July 1996. From June 1995 to June 1996, he was Vice President and Controller of IBM Corporation, a computer hardware and software manufacturer. From September 1994 to May 1995, he was Chairman of Reed Exhibition Companies. From August 1991 to August 1994, he was President of Reed Exhibitions North America.

        Joseph Loggia was named President and Chief Operating Officer in July 2001. Since May 1998, when Advanstar acquired MAGIC, Mr. Loggia has also served as President of MAGIC. Prior to that, he had served as MAGIC's President and Chief Executive Officer since May 1997, President from August 1996 and Chief Operating Officer beginning in 1995. From August 1993 to August 1996, he was Chief Financial Officer of MAGIC. Prior to joining MAGIC, Mr. Loggia was a manager at the accounting firm of Coopers & Lybrand responsible for Fraud & Financial Investigations. Mr. Loggia will become our Chief Executive Officer on January 1, 2004.

        David W. Montgomery has served as our Vice President-Finance and Chief Financial Officer since January 1994. From July 1989 to December 1993, he was our Director of Corporate Finance. In July 1992, he became our Secretary. From January 1981 to June 1989, he was a practicing CPA with McGladrey & Pullen in Minneapolis and St. Paul, Minnesota.

        Eric I. Lisman has served as our Executive Vice President and General Counsel since September 1998. From November 1997 to August 1998, he engaged in a private legal practice. From

August 1996 to July 1997, he was a Senior Vice President and General Counsel of Cahners Publishing Company. From July 1993 to July 1996, he was a Vice President and General Counsel of Reed Publishing USA.

  Key Employees

        Alexander S. DeBarr has served as our Executive Vice President since June 1997 and is responsible for the Healthcare, Portfolio and Marketing Services markets. From February 1995 to May 1997, he was a Group Vice President of Advanstar. Mr. DeBarr also served as a Group Publisher of Advanstar from February 1993 until January 1995.

        Daniel M. Phillips currently serves as Executive Vice President of our InformationTechnology, Call Center, Telecom and Powersports markets. He was previously Vice President and General Manager of Advanstar's Technology groups. Mr. Phillips joined Advanstar in 1996 as a group publisher of America's Network, Telecom Asia and Communicationes magazines, and in 1998 was promoted to Vice President and General Manager. Prior to joining Advanstar, Mr. Phillips was responsible for publications for EMAP (U.K.) in the area of telecommunications.

        Scott E. Pierce currently serves as Executive Vice President responsible for the Travel & Hospitality group, Pharmaceutical & Science group, Licensing group and the Art and Beauty groups. Mr. Pierce joined Advanstar in 1997 as a group publisher of the Travel & Hospitality group.

  Directors

        Robert L. Krakoff.    See "—Executive Officers."

        James M. Alic.    See "—Executive Officers."

        Joseph Loggia.    See "—Executive Officers."

        OhSang Kwon has served as a director since October 2000. Mr. Kwon has been a Principal of DLJ Merchant Banking since 2001 and a Vice President of DLJ Merchant Banking prior to that. From May 1997 to February 2000, he was an Associate with DLJ Securities Corporation, and he became a Vice President of DLJ Securities Corporation in February 2000. From October 1996 to May 1997, he was an Associate at Davis Polk & Wardwell. Prior to that, he was a law clerk for the Hon. William C. Conner in the United States District Court for the Southern District of New York.

        James A. Quella has served as a director since October 2000. Mr. Quella joined DLJ Merchant Banking in 2000 as a Managing Director and Operating Partner. Immediately prior to joining DLJ, he was a Managing Director at GH Venture Partners. From 1990 to 1999, Mr. Quella worked at Mercer Management Consulting where he served as a senior consultant and became Vice Chairman in 1997. Mr. Quella was also a Director of Mercer Consulting Group and Executive Partner of Marsh McLennan Companies. Mr. Quella currently serves on the board of directors of Merrill Corporation, Jostens, Inc., Von Hoffman Press, Inc., DeCrane Aircraft Holdings, Inc. and DeCrane Holdings, Co.

        David M. Wittels has served as a director since October 2000. Mr. Wittels has been a Managing Director of DLJ Merchant Banking since 2001 and has served in various capacities with DLJ Merchant Banking for the past five years. Mr. Wittels serves as a director of AKI Holding Corp., AKI Inc., Mueller Holdings (N.A.) Inc., Ziff Davis Holdings Inc. and Jostens, Inc.

Douglas B. Fox has served as a director since September 2002. Mr. Fox is a private investor and consultant. Prior to his current activities, he served as Senior Vice President of Marketing and Strategy at Compaq Computer Company from 2000 to 2001 and Senior Vice President of Marketing at International Paper Inc. from 1997 to 2000. He served as President of Landmark Communications Inc. from 1994 to 1996 and prior to that while at Newsday in New York from 1987 to 1994 he served as President and Chief Operating Officer. Mr. Fox currently serves on the Board of Directors of Bowne Inc. and Bowne Global Services.

        All of our directors also serve on the board of directors of Advanstar, Inc.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table presents compensation paid to our chief executive officer and four other most highly paid officers in the last three fiscal years.

Name and Principal Position	Year	Salary	Bonus (1)		Other Annual Compensation (4)	Long-Term Compensation Awards Securities Underlying Options/SARs		All Other Compensation
Robert L. Krakoff	2002	$600,000	$245,246		$13,680	$—		$19,948	(3)
Chairman of the Board and Chief	2001	600,000	—	(5)	19,721	—		19,578	(3)
Executive Officer	2000	522,308	194,805		4,861	900,000		12,624	(3)
James M. Alic	2002	209,230	—	(7)	—	—		8,426	(3)
Vice Chairman, Vice President	2001	500,000	—	(5)	—	—		7,594	(3)
and Director	2000	422,308	157,700		5,392	275,000	(6)	7,112	(3)
Joseph Loggia	2002	500,000	204,373		—	100,000		6,775	(3)
President and Chief Operating	2001	500,000	—	(5)	3,375	—		5,195	(3)
Officer and Director	2000	565,385	280,933		—	400,000		1,622,611	(2)
David W. Montgomery	2002	250,000	58,000		—	50,000		6,504	(3)
Vice President-Finance, Chief	2001	250,000	17,000		1,500	—		5,895	(3)
Financial Officer and Secretary	2000	210,000	110,836		14,712	200,000		773,246	(2)
Eric I. Lisman	2002	350,000	59,200		—	50,000		6,773	(3)
Executive Vice President and	2001	280,000	10,000		—	50,000		5,961	(3)
General Counsel	2000	257,500	110,156		—	100,000		414,520	(2)

(1)
Bonuses are reported in the year earned, even though they were actually paid in the subsequent year.

(2)
Includes all stock option payments and discretionary bonuses relating to the acquisition of Advanstar, Inc. by the DLJ Merchant Banking funds and are reported in the year earned even though some portion was actually paid in the subsequent year. See "Option Exercises and Holdings."

(3)
Includes value of group term life insurance benefits paid for by our company.

(4)
Includes the fair market value of fringe benefits provided for by our company.

(5)
For the year ended December 31, 2001, this executive voluntarily forfeited his right to any bonus during the period.

(6)
In connection with a change in Mr. Alic's role with the Company in fiscal 2002 the options awarded to Mr. Alic during the fiscal year 2000 were reduced to 168,750.

(7)
See "—Employment Agreements and Arrangements" for a discussion of Mr. Alic's amended employment agreement.

Option Grants in Last Fiscal Year

        The following table sets forth each grant of stock options made by Advanstar (consisting of options to purchase stock of Advanstar Holdings) during the year ended December 31, 2002 pursuant to the 2000 Management Incentive Plan described below to each of the named executive officers. We have not granted any stock appreciation rights.

Option Grants in Last Fiscal Year

		% of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted
Name			Exercise Price ($/share)	Expiration Date
					5% ($)	10% ($)
Joseph Loggia	100,000	19.0%	$10.00	2012	$628,895	$1,593,742
David W. Montgomery	50,000	9.5%	10.00	2012	314,447	796,871
Eric I. Lisman	50,000	9.5%	10.00	2012	314,447	796,871

Option Exercises and Holdings

        The following table sets forth, for each of the officers named in the Summary Compensation Table, certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2002. None of the unexercised options were "in the money" at December 31, 2002.

Aggregated Option Exercises in 2002 and December 31, 2002 Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
	Number of Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert L. Krakoff	—	$—	337,500	562,500	$—	$—
James M. Alic	—	—	86,168	82,582	—	—
Joseph Loggia	—	—	150,000	350,000	—	—
David W. Montgomery	—	—	75,000	175,000	—	—
Eric I. Lisman	—	—	50,000	150,000	—	—

Stock Option and Incentive Plans

  1996 Stock Option Plan

        Advanstar, Inc.'s Second Amended and Restated 1996 Stock Option Plan, as amended (the "1996 Plan"), provided for the issuance of a maximum of 2,051,124 shares of its common stock pursuant to the grant of non-qualified stock options to employees and other individuals who rendered services to Advanstar, Inc. As of December 31, 1999, options to purchase 2,031,100 shares of Advanstar, Inc.'s common stock at an average exercise price of $8.24 were outstanding under the 1996 Plan, and no options had been exercised. Under the terms of the 1996 Plan and existing award agreements, upon the closing of the DLJMB acquisition all outstanding options became fully vested and exercisable. Under the acquisition agreement, the holder of each option outstanding under the 1996 Plan whose exercise price was less than the value of the merger consideration received for each option, an amount equal to the per share merger consideration minus the exercise price for such option. Outstanding options whose exercise price exceeded the value of the merger consideration were canceled as of the closing of the merger.

  2000 Management Incentive Plan

        The 2000 Management Incentive Plan was adopted by the board of Advanstar Holdings on October 11, 2000 and amended by the board of Advanstar Holdings as of September 17, 2002 and December 10, 2002. The following description of the plan is intended to be a summary and does not describe all provisions of the plan.

  Purpose of the Plan

        The purpose of the plan is to attract and retain the best available key employees, non-employee directors and consultants for Advanstar Holdings and its subsidiaries and affiliates and to encourage the highest level of performance by those individuals, thereby enhancing Advanstar Holdings' value for the benefit of its stockholders. The plan is also intended to motivate such individuals by means of performance-related incentives to achieve longer-range performance goals and enable such individuals to participate in the long-term growth and financial success of Advanstar Holdings.

  Administration of the Plan

        The plan will be administered by the compensation committee or the board as a whole, if no committee is constituted. The compensation committee has the power, in its discretion, to select the participants who will participate in the plan, to grant awards under the plan, to determine the terms of these awards, to interpret the provisions of the plan and to take any action that it deems necessary or advisable for the administration of the plan.

  Eligibility and Participation

        Eligibility to participate in the plan is limited to key employees of Advanstar Holdings, its subsidiaries and affiliates. Participation in the plan is at the discretion of the compensation committee and will be based upon the individual's present and potential contributions to Advanstar Holdings' success and such other factors as the compensation committee deems relevant. No individual may be granted in any calendar year awards covering more than 900,000 shares of Advanstar Holdings common stock.

  Type of Awards Under the Plan

        The plan provides that the compensation committee may grant non-statutory stock options to eligible participants subject to such terms, conditions and provisions as the compensation committee may determine to be necessary or desirable.

  Number of Authorized Shares

        Advanstar Holdings has authorized a maximum of 3,447,789 shares of its common stock for participants under the plan during the term of the plan, of which 3,243,750 have been granted and remain outstanding as of December 31, 2002. In addition, the number of shares available will be increased to the extent that shares are not purchased on a leveraged basis under Advanstar Holdings' Direct Investment Program. The compensation committee may adjust the number and class of shares available under the plan to prevent dilution or enlargement of rights in the event of various changes in Advanstar Holdings' capitalization.

  Put and Call Rights

        Advanstar Holdings has certain rights to repurchase, or "call," shares purchased pursuant to the plan if a plan participant is terminated by Advanstar Holdings or one of its subsidiaries for cause or without cause, or if the participant terminates employment for good reason, without good reason, or due to death, disability or "qualified retirement." A plan participant has the right to sell, or "put," shares purchased pursuant to the plan to Advanstar Holdings if a participant's employment is terminated due to disability, "qualified retirement" or death. "Qualified retirement" means retirement at age 62 or with board approval.

  Change in Control

        If there is a change in control of Advanstar Holdings, all unvested time-vesting options granted pursuant to the plan will vest and become immediately exercisable and, if the change in control constitutes a liquidity event (as defined in the award agreements), all performance vesting options will vest. A change in control generally means the acquisition by any person or group of persons, other than an affiliate or affiliates of the DLJ Merchant Banking funds, of more than 51% of the outstanding voting securities of Advanstar Holdings or a sale of all or substantially all of Advanstar Holdings' assets.

  Amendment and Termination

        Advanstar Holdings' board may amend, alter, suspend, discontinue or terminate the plan at any time, provided that no such amendment, alteration, suspension, discontinuation or termination will be made without stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory status or requirement with which the board deems it necessary or desirable to qualify or comply.

  Direct Investment Plan

        The Direct Investment Plan was adopted by the board of Advanstar Holdings on October 11, 2000 to promote the interests of Advanstar Holdings and its stockholders by retaining exceptional executive personnel and aligning the interests of such employees with those of Advanstar Holdings' equity investors. Upon the closing of the DLJMB acquisition, 1,100,000 shares of common stock of Advanstar Holdings were purchased by executives of the Company pursuant to the plan, and participation in the plan was closed at that level as of December 31, 2000. Pursuant to the plan, one-half of the shares were purchased through non-recourse loans granted by Advanstar Holdings.

        Advanstar Holdings has certain rights to repurchase, or "call," shares purchased pursuant to the plan if a plan participant is terminated by Advanstar Holdings or one of its subsidiaries for cause or without cause, or if the participant terminates employment for good reason, without good reason, or due to death, disability or "qualified retirement." A plan participant has the right to sell, or "put," shares purchased pursuant to the plan to Advanstar Holdings if a participant's employment is terminated due to disability, "qualified retirement" or death. "Qualified retirement" means retirement at age 62 or with board approval.

401(k) Plan

        Advanstar, Inc. has an Employees' 401(k) Plan and Trust. All current and future employees who have completed one year of service with Advanstar, Inc. or any other domestic subsidiary of Advanstar, Inc. and are at least 21 years-of-age are eligible to participate in the 401(k) Plan. Participants in the 401(k) Plan may not contribute more than the lesser of a specified statutory amount or 15% of his or her pre-tax total compensation. Advanstar, Inc. is required to make a matching contribution to the 401(k) Plan, which vests in equal installments over five years, in accordance with the following schedule:

  •
  with respect to the employee's elective contribution in an amount up to 2% of the employee's gross compensation, the matching contribution is required to be equal to 100% of the employee's contribution;

  •
  with respect to the employee's elective contribution in excess of 2% and not in excess of 6% of gross compensation, the matching contribution is required to be equal to 25% of such employee's contribution; and

  •
  with respect to the employee's elective contribution in excess of 6% of gross compensation, there shall be no matching contribution.

Employment Agreements and Arrangements

        Mr. Krakoff has entered into a new employment agreement with Advanstar, Inc., dated as of October 1, 2003. The agreement provides for a term through December 31, 2005. Pursuant to the agreement, Mr. Krakoff will continue as Chairman and Chief Executive Officer until December 31, 2003, following which time, he will continue as executive chairman of the board until December 31, 2005. The agreement provides that Mr. Krakoff is entitled to an annual base salary of $600,000. Mr. Krakoff is also entitled to an annual bonus for fiscal year 2003 based on our EBITDA for fiscal year 2003, up to a maximum of 100% of base salary. For fiscal years 2004 and 2005, Mr. Krakoff is entitled to annual bonuses equal to 0.5% of the transaction value of certain acquisitions of business operations or assets by Advanstar (as more fully described in the agreement). The agreement provides for indemnification of the executive to the extent permissible under applicable law. The agreement further provides for severance benefits equal to a maximum of one year's base salary and a pro rated bonus upon termination of employment by Advanstar without "cause" or by the executive for "good reason", which includes a change in control. The agreement requires Advanstar Holdings to repurchase, upon Mr. Krakoff's election, at $10.00 per share, stock of Advanstar Holdings owned by Mr. Krakoff and formerly pledged by him as security for a loan from Advanstar Holdings, in an amount sufficient for Mr. Krakoff to repay $3,000,000 of the then outstanding principal balance of the loan plus accrued interest on the outstanding principal of the loan to the date of such repurchase such that, on a cash basis, no amounts will be distributed by Advanstar Holdings to Mr. Krakoff. Mr. Krakoff exercised this election and the shares were repurchased, and the loan repaid, as of October 1, 2003. Mr. Krakoff also entered into a non-competition and confidentiality agreement with us. The non-compete period is one year after termination of employment unless employment is terminated by us without cause or by the executive for good reason, in which case the non-competition period is six months. During the non-compete period, Mr. Krakoff may not hire any employee or solicit any trade show or publishing business from a third party that has a relationship or contract with us.

        Mr. Alic has entered into an employment agreement with us which was amended effective March 1, 2002. The amended agreement provides for a fixed term through September 30, 2002, and continuation thereafter until terminated upon not less than sixty days notice by either party. Pursuant to the amended agreement, Mr. Alic will continue to serve on a part-time basis as our Vice Chairman and will be entitled to an annual base salary of $150,000. The amended agreement does not provide for a bonus payment or severance upon termination. The agreement provides for indemnification of the executive to the extent permissible under New York law. Mr. Alic also entered into a non-competition and confidentiality agreement with us. The non-compete period is one year after termination of employment unless employment is terminated by us without cause or by the executive for good reason, in which case the non-competition period is six months. During the non-compete period, Mr. Alic may not hire any employee or solicit any trade show or publishing business from a third party that has a relationship or contract with us.

        Mr. Loggia has also entered into an employment agreement with us dated as of November 21, 2003. Pursuant to the agreement, Mr. Loggia will continue to act as our president and chief operating officer through December 31, 2003, following which time he will succeed to the position of chief executive officer for an initial employment term of three years, followed by successive three year employment terms unless terminated by either party in accordance with this agreement. Mr. Loggia will continue to receive his current annual base salary of $500,000 and annual bonus until December 31,

2003, following which time he is entitled to an annual base salary of $625,000 and an annual bonus based on our EBITDA for any year, up to a maximum bonus in any one year of 100% of base salary. The agreement provides for indemnification to the maximum extent permitted by law. If Mr. Loggia is terminated by us without "cause" or terminates his employment for "good reason", each as defined in the employment agreement, he will be entitled to his bonus for that portion of the fiscal year before he was terminated and the continuation of his base salary for a period of two years following his termination. Mr. Loggia also has entered into a new non-compete and confidentiality agreement with us. The non-compete period is one year, during which time Mr. Loggia will continue to receive his base salary unless he was terminated for cause or as a result of his death or disability. Any base salary paid to Mr. Loggia under his non-compete and confidentiality agreement will offset any severance payments to which Mr. Loggia may become entitled under his new employment agreement.

        We currently have a severance arrangement with David W. Montgomery, our Vice President-Finance, Chief Financial Officer and Secretary. In the event that Mr. Montgomery's employment is involuntarily terminated for any reason other than for cause, the arrangement provides that Mr. Montgomery will receive a termination payment equal to six months salary.

        Advanstar, Inc. currently has a severance arrangement with Eric I. Lisman, its Executive Vice President and General Counsel. In the event that Mr. Lisman's employment is terminated for any reason other than for cause or if Mr. Lisman's principal office location is relocated outside the greater Boston area, the arrangement provides that Mr. Lisman will receive twelve months of severance based on his then current salary, his target bonus and health benefits.

        We do not have employment agreements with our other named executive officers.

Director Compensation

  Standard Arrangements

        We currently have no standard arrangements pursuant to which our directors are compensated for their services as a director.

  Other Arrangements

        On September 17, 2002, Mr. Douglas B. Fox was appointed to our Board of Directors as a director. Mr. Fox receives an annual retention fee of $20,000 and, through Renaissance Brands, LLC, a company wholly owned by Mr. Fox, a separate annual advisory fee of $30,000, both payable in equal quarterly installments. Mr. Fox is also reimbursed for all reasonable out-of-pocket expenses incurred in connection with his service as one of our directors.

        As of the date of his appointment, Mr. Fox was granted options to purchase 25,000 shares of the common stock of Advanstar Holdings at an exercise price of $10.00 per share, pursuant to Advanstar Holdings' 2000 Management Incentive Plan. These options will vest over a four-year period, with 20% vesting immediately and an additional 20% vesting on each anniversary of the grant. Mr. Fox was also granted the right, expiring December 31, 2002, to purchase up to 50,000 shares of the common stock of Advanstar Holdings at a price of $10.00 per share, which he did not exercise.

Compensation Committee Interlocks and Insider Participation

        We do not have a compensation committee. During the fiscal year ended December 31, 2002, Messrs. Krakoff, Loggia and Montgomery participated in deliberations with our Board of Directors concerning executive officer compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of our common stock is owned by our parent company, Advanstar, Inc., which is wholly-owned by Advanstar Holdings. The following table sets forth information with respect to the beneficial ownership of Advanstar Holdings' common stock as of November 30, 2003 by (a) any person or group who beneficially owns more than five percent of Advanstar Holdings common stock, (b) each of our directors and executive officers and (c) all directors and officers as a group.

        In accordance with the rules of the Commission, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to warrants that are exercisable within 60 days of November 30, 2003. Shares issuable pursuant to warrants are deemed outstanding in computing the percentage held by the person holding the warrants but are not deemed outstanding in computing the percentage held by any other person.

Name of Beneficial Owner:	Number of shares of Common Stock beneficially owned	Percentage of Outstanding Common Stock
DLJ Merchant Banking Partners III, L.P. and associated funds	35,966,117(1)	95.5%
Robert L. Krakoff	1,079,607(2)	2.9%
James M. Alic	425,266(3)	1.2%
Joseph Loggia	231,250(4)	*
David W. Montgomery	115,625(5)	*
Eric I. Lisman	82,813(6)	*
Douglas B. Fox	10,000(7)	*
David M. Wittels(8) DLJ Merchant Banking Eleven Madison Avenue New York, New York 10010	—	—
OhSang Kwon(8) DLJ Merchant Banking Eleven Madison Avenue New York, New York 10010	—	—
James A. Quella(8) DLJ Investment Partners Eleven Madison Avenue New York, New York 10010	—	—
All directors and officers as a group (8 persons)(8)	1,944,561	5.0%

*
Represents less than 1% of the outstanding shares of common stock

(1)
Consists of 35,100,000 shares held directly by DLJ Merchant Banking Partners III, L.P. and the following related investors: DLJ ESC II, L.P., DLJMB Funding III, Inc., DLJ Offshore Partners III, C.V., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJMB Funding III, Inc., DLJMB Partners III GmbH & Co. KG and Millennium Partners II, L.P. and warrants to purchase 866,117 shares of common stock issued to DLJ Investment Partners, II, L.P. and the following related investors: DLJIP II Holdings, LP and DLJ Investment Partners, L.P. See "Certain Relationships and Related Party Transactions." The address of each of these investors is 11 Madison Avenue, New York, New York 10010, except that the address of Offshore Partners is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles.

(2)
Consists of 485,451 shares, warrants to purchase 116,031 shares and 478,125 shares issuable pursuant to stock options exercisable within 60 days.

(3)
Consists of 266,809 shares, warrants to purchase 34,787 shares and 123,670 shares issuable pursuant to stock options exercisable within 60 days.

(4)
Consists of 231,250 shares issuable pursuant to stock options exercisable within 60 days.

(5)
Consists of 115,625 shares issuable pursuant to stock options exercisable within 60 days.

(6)
Consists of 82,813 shares issuable pursuant to stock options exercisable within 60 days.

(7)
Consists of 10,000 shares issuable pursuant to stock options exercisable within 60 days.

(8)
Messrs. Wittels, Quella and Kwon are officers in the Private Equity Group of Credit Suisse First Boston, of which the DLJ Merchant Banking funds and DLJ Investment Partners funds are a part. Messrs. Wittels, Quella and Kwon exclude shares shown as held by the DLJ Merchant Banking funds and the DLJ Investment Partners funds, as to which they disclaim beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Financial Advisory Fees and Agreements

        Credit Suisse First Boston, an affiliate of the DLJ Merchant Banking funds, has and will receive customary fees and reimbursement of expenses in connection with the arrangement and syndication of the credit facility and as a lender thereunder. Credit Suisse First Boston LLC, an affiliate of the DLJ Merchant Banking funds, acts as our financial advisor and acted as our financial advisor in connection with the Thomson acquisition, was one of the initial purchasers of the old notes and was an initial purchaser of our senior subordinated notes and the parent company discount notes. We paid fees for these services of $7.3 million in 2001, $0.2 million in 2002 and $10.4 million in 2003 to date, plus out-of-pocket expenses.

        Advanstar Holdings has agreed to pay Credit Suisse First Boston LLC an annual advisory fee of $0.5 million beginning October 11, 2000 until the earlier to occur of:

          (1)   an initial public offering of Advanstar Holdings;

          (2)   the date when the DLJ Merchant Banking funds own less than 16 2/3% of the shares of Advanstar Holdings' common stock held by them on the closing date of the Acquisition; and

          (3)   October 11, 2005.

        Advanstar Holdings is a holding company and has no direct material operations or source of cash to pay other than from Advanstar Communications Inc.

        Advanstar and its subsidiaries may from time to time enter into other investment banking relationships with Credit Suisse First Boston LLC or one of its affiliates pursuant to which Credit Suisse First Boston LLC or its affiliates will receive customary fees and will be entitled to reimbursement for all related disbursements and out-of-pocket expenses. We expect that any arrangement will include provisions for the indemnification of Credit Suisse First Boston LLC against a variety of liabilities, including liabilities under the federal securities laws.

Stockholders' Agreement

        Advanstar Holdings, the DLJ Merchant Banking funds, the DLJ Investment Partners funds and the other stockholders of Advanstar Holdings (collectively, including Messrs. Krakoff and Alic, the "Advanstar Holdings Stockholders") entered into a stockholders' agreement at the closing of the DLJMB acquisition. The stockholders' agreement provides that any person acquiring shares of common stock of Advanstar Holdings who is required by the stockholders' agreement or by any other agreement or plan of Advanstar Holdings to become a party to the stockholders' agreement will execute an agreement to be bound by the stockholders' agreement. In April 2001, certain non-management Advanstar Holdings Stockholders sold an aggregate of 200,000 shares of Advanstar Holdings stock to an institutional investor. The new investor became a party to the stockholders' agreement in connection with the sale.

        The terms of the stockholders' agreement restrict transfers of shares of Advanstar Holdings capital stock by the Advanstar Holdings Stockholders, except to permitted transferees and subject to various exceptions. The agreement will permit:

  •
  the other stockholders to participate in specified sales of shares of Advanstar Holdings capital stock by the DLJ Merchant Banking funds,

  •
  the DLJ Merchant Banking funds to require the other stockholders to sell shares of Advanstar Holdings capital stock in specified circumstances should the DLJ Merchant Banking funds choose to sell any shares owned by them, and

  •
  the stockholders to purchase equity securities proposed to be issued by Advanstar Holdings to the DLJ Merchant Banking funds on a preemptive basis to maintain their percentage ownership interest.

        The stockholders' agreement also provides that the DLJ Merchant Banking funds have the right to select three of the five members of the board of directors of Advanstar Holdings, the DLJ Investment Partners funds will have the right to select one member so long as they maintain ownership of at least 50% of their initial ownership of senior discount notes of Advanstar, Inc. (and thereafter will have rights to an observer), and Mr. Krakoff will be the other director pursuant to the terms of his employment agreement. In addition, the DLJ Merchant Banking funds are permitted to expand Advanstar Holdings' board and select all of the additional directors. Messrs. Alic, Kwon and Wittels are the directors selected by the DLJ Merchant Banking funds and Mr. Quella is the director selected by the DLJ Investment Partners funds.

        Under the stockholders' agreement, the Advanstar Holdings Stockholders entered into a registration rights agreement with Advanstar Holdings. Under that agreement, the DLJ Merchant Banking funds will have the right to six demand registrations (or five if the holders of the warrants issued with the parent company notes have exercised a demand), and the holders of the warrants issued with the parent company notes will have the right to one demand registration of common stock after an initial public offering. In addition, all of the holders will be entitled to piggyback registration rights, subject to customary cutback and deferral provisions. The agreement also provides that Advanstar Holdings will indemnify the parties against specified liabilities, including liabilities under the Securities Act.

Relationship with Advanstar.com

        Our affiliate, Advanstar.com, has developed vertical community web sites to serve industry sectors that we target and operates our event and publication-related web sites. We provide Advanstar.com with limited administrative support services in accounting, finance, legal, human resource management, information technology and business development. These services are charged to Advanstar.com based on level of activity. In addition, selected staff in editorial and other functions at Advanstar will be shared with Advanstar.com. To the extent the percentage of time devoted by our employees to Advanstar.com activities is significant, appropriate allocations of staff cost are made to Advanstar.com.

        We also provide Advanstar.com with marketing and promotional support through advertising pages in our trade publications and exhibit space in our trade shows. In return, Advanstar.com provides promotional support on its web sites for our trade publications and trade shows. Advanstar.com operates specific web sites in support of our trade publications and trade shows. Among other functions, these sites provide services, such as trade show and conference registration and publication subscription and reader services, in support of our products. Advanstar.com has the right to use the content from our publications and events, our brands and our customer lists for the purpose of building and operating the web sites.

        In addition, we have provided funding to Advanstar.com to support its operations. We provided funding of approximately $16.6 million in 2001 and $2.4 million in 2002 and anticipate that we will provide an aggregate of approximately $1.3 million of additional funding in 2003.

        We intend to integrate Advanstar.com into Advanstar.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following descriptions are summaries of the material terms of agreements governing certain indebtedness. The following summaries may not contain all of the information that may be important to you. To fully understand these agreements, you should carefully read each of the agreements, copies of which have been filed with the SEC. The following description is qualified in its entirety by reference to the agreements.

Credit Facility

        The credit facility has been provided by a syndicate of financial institutions led by Credit Suisse First Boston, as lead arranger and syndication agent. The credit facility consists of (i) a $25 million term loan and (ii) a $60.0 million revolving credit facility, which provides for revolving credit loans and swingline loans and under which letters of credit may be issued. The revolving credit facility matures in April 2007 and the term loan matures in October 2008.

        Loans under the credit facility bear interest, at our option, at the reserve adjusted LIBOR rate plus, in the case of the term B loan, a margin of 4.50% (or, if our credit facility is rated at least B1 by Moody's and B+ by S&P, 4.25%) and, in the case of revolving loans, a margin of between 2.25% and 3.75% or the alternate base rate plus, in the case of the term B loan, a margin of 3.25% (or, if our credit facility is rated at least B1 by Moody's and B+ by S&P, 3.00%) and, in the case of the revolving loans, a margin of between 1.00% and 2.50%. The applicable margins for revolving loans are determined based on the leverage ratio, which measures the ratio of consolidated total debt to consolidated EBITDA of our company and its restricted subsidiaries, as defined in the credit facility, and are currently 3.75% over the adjusted LIBOR rate and 2.50% over the alternate base rate. The applicable margin for term B loan under our credit facility is currently 4.50% over adjusted LIBOR and 3.25% over the alternate base rate. Swingline loans may bear interest solely at the alternate base rate plus the applicable margin for the revolving loans.

        We are required to pay commitment fees on the unused revolving commitments under our credit facility at an annual rate determined using a formula based on the leverage ratio and the utilization of the revolving credit facility of between 0.375% and 1.250%. The commitment fees are payable quarterly in arrears and upon the maturity or termination of the revolving credit facility.

        We will pay a letter of credit fee on the outstanding undrawn amounts of letters of credit issued under the credit facility at an annual rate per year equal to the then existing interest rate margin above reserve-adjusted LIBOR that is applicable for revolving credit loans, or 1.25%, in the case of trade letter of credits, which fees shall be shared by all lenders participating in that letter of credit, and an additional fronting fee to the issuer of each letter of credit, payable quarterly in arrears.

        Loans under the credit facility are subject to mandatory prepayment:

  •
  with the net cash proceeds of the sale or other disposition of any of our property or assets, or receipt of casualty proceeds, that are not reinvested in our business within 365 days of receipt, subject to specified exceptions;

  •
  with 50% of the net cash proceeds received from the issuance of equity securities until the leverage ratio is less than 3.5:1, subject to specified exceptions;

  •
  with the net cash proceeds received from our incurrence of debt, subject to specified exceptions; and

  •
  with 50% of excess cash flow, as defined in the credit facility, for each fiscal year (beginning with the 2001 fiscal year) until the leverage ratio is less than 3.5:1.

        All such mandatory prepayments will first be applied to the term B loan and then to revolving loans. Any portion of the term B loan repaid or prepaid under the credit facility may not be reborrowed. Mandatory repayments of revolving loans under the credit facility will not reduce the lenders' revolving commitments under the credit facility except in the case of repayments with the proceeds of asset sales.

        Our direct and indirect parent companies, Advanstar, Inc. and Advanstar Holdings, and all our direct and indirect domestic subsidiaries are guarantors of the credit facility. Our obligations under the credit facility are secured by:

  •
  a first-priority perfected lien on substantially all existing and after-acquired personal property of Advanstar and the subsidiary guarantors, including a pledge of all of the stock of all our existing or future domestic subsidiaries and 65% of the voting stock of any foreign subsidiary that is a direct subsidiary of our company or one of our domestic subsidiaries and a pledge of all intercompany indebtedness in favor of our company or any domestic subsidiary;

  •
  first-priority perfected liens on all material existing and after-acquired real property fee and leasehold interests of Advanstar and the subsidiary guarantors, subject to customary permitted liens described in the credit facility;

  •
  a pledge by Advanstar, Inc. of our capital stock and the capital stock of Advanstar IH, Inc.;

  •
  a pledge by Advanstar Holdings of the capital stock of Advanstar, Inc.; and

  •
  a negative pledge on all assets of our company and its subsidiaries.

        The credit facility contains customary covenants and restrictions on our ability to engage in specified activities, including, but not limited to:

  (1)
  limitations on other indebtedness, subsidiary stock, liens, investments and guarantees,

  (2)
  restrictions on dividends and redemptions and prepayments of subordinated debt,

  (3)
  restrictions on redemptions and prepayments of the notes,

  (4)
  limitations on capital expenditures,

  (5)
  restrictions on mergers and acquisitions, sales of assets and sale-leaseback transactions, and

  (6)
  restrictions on modifying certain agreements, including the indentures for the notes and the senior subordinated notes.

        The credit facility also contains a financial covenant requiring us to maintain a level of fixed charge coverage ratio (as defined in the credit facility documents) as of the end of each fiscal quarter.

        Pursuant to the credit facility, the indenture, the Guarantees and the Security Documents relating to the noteholders, the notes may not be amended or supplemented without the consent of the credit facility lenders if such amendment or supplement would materially adversely affect the rights or remedies of the lenders or any obligor's ability to perform under the credit facility or any document relating thereto or which would increase the principal amount of, or increase the interest rate on, or add or increase any fee (other than a one-time consent fee payable in connection with such amendment, amendment and restatement, waiver or other modification) with respect to the indebtedness evidenced by such documents, advance any dates upon which payments of principal or interest are due thereon, add any mandatory payments or prepayments or mandatory redemptions or change any of the covenants with respect thereto in a manner which is more restrictive to Advanstar or any of its subsidiaries.

        The credit facility contains customary events of default, including events of default triggered by a failure to pay principal or interest on the loans, a failure to comply with covenants, a failure by Advanstar, Inc. or any of its subsidiaries (including Advanstar and its subsidiaries) to pay material judgments, a cross default to other indebtedness of Advanstar, Inc. or any of its subsidiaries (including Advanstar and its subsidiaries), a material breach of our representations and warranties, certain ERISA events, a change of control (as defined in the credit facility documents) and, with respect to Advanstar Holdings and its subsidiaries (including Advanstar and its subsidiaries), certain bankruptcy and insolvency events.

        Borrowings under the credit facility are subject to significant conditions, including compliance with the financial covenant included in the credit facility and the absence of any material adverse change.

Senior Subordinated Notes

        We issued $160.0 million aggregate principal amount of the 12% senior subordinated notes due February 15, 2011 in February 2001. The notes are our senior subordinated unsecured obligations and are guaranteed by each of our restricted subsidiaries, other than our foreign subsidiaries. The senior subordinated notes bear interest at an annual rate of 12%, payable semiannually on each February 15 and August 15.

        The senior subordinated notes are subject to redemption, in whole or in part, at our option, at any time on or after February 15, 2006 at the redemption prices described below if redeemed during the twelve month period commencing February 15 in the years set forth below:

Period	Redemption Price
2006	106.0%
2007	104.0%
2008	102.0%
2009 and thereafter	100.0%

        In addition, we have the right to redeem up to 35% of the senior subordinated notes at any time prior to February 15, 2004 at a price equal to 112.00% of their principal amount, plus accrued and unpaid interest, with the proceeds of specified equity offerings. We also have the right to redeem the senior subordinated notes upon a change of control at a price equal to 100% of their principal amount plus the applicable premium (as defined in the 12% senior subordinated notes indenture) and accrued and unpaid interest.

        Upon the occurrence of a change in control, unless we shall have exercised our right to redeem the senior subordinated notes, the holders of the senior subordinated notes will have the option of requiring us to repurchase their notes at a repurchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of the repurchase. In addition, to the extent that we do not reinvest the proceeds of specified asset sales in our business or use those proceeds to repay senior indebtedness, we will be required to use the proceeds to make an offer to repurchase senior subordinated notes at a repurchase price equal to 100% of the principal amount of the notes plus accrued interest.

        The indenture governing the senior subordinated notes restricts our ability and the ability of our restricted subsidiaries to:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  engage in sale-leaseback transactions;

  •
  pay dividends or make distributions in respect of capital stock;

  •
  purchase or redeem capital stock;

  •
  make investments or restricted payments;

  •
  enter into agreements that restrict the ability of our subsidiaries to make dividends or loans, transfer assets or repay debt to us;

  •
  sell assets;

  •
  enter into transactions with stockholders or affiliates; or

  •
  effect a consolidation or merger.

        However, these limitations are subject to a variety of exceptions and qualifications.

        The senior subordinated notes include customary events of default, including failure to pay principal and interest on the notes, a failure to comply with covenants, a failure by us or our subsidiaries to pay material judgments or indebtedness and bankruptcy and insolvency events with respect to us and our material subsidiaries.

Parent Company Notes

        As part of the financing for the DLJMB acquisition, Advanstar, Inc. issued and sold units consisting of senior discount notes due October 15, 2011 and warrants to purchase common stock of its parent company. The senior discount notes accrete at a rate of 15% compounded semiannually to an aggregate principal amount of $171.8 million on October 15, 2005. Interest is payable in cash thereafter on each April 15 and October 15. The parent company notes are senior unsecured obligations of our parent but effectively rank junior to all liabilities of its subsidiaries, including our obligations under the notes issued hereby.

        The parent company notes are subject to redemption at Advanstar, Inc.'s option at any time at the redemption prices, expressed as a percentage of accreted value, plus accrued interest, as described below:

Period	Redemption Price
Prior to October 15, 2005	115.000%
October 15, 2005–October 14, 2006	107.500%
October 15, 2006–October 14, 2007	103.750%
October 15, 2007–October 14, 2008	101.875%
Thereafter	100.000%

        Holders have the option of requiring Advanstar, Inc. to repurchase their parent company notes upon a change of control at a repurchase price equal to 101% of the accreted value of the parent company notes plus accrued interest, if any, to the date of the repurchase. In addition, to the extent that Advanstar, Inc. does not reinvest the proceeds of specified asset sales in its business or use those proceeds to repay indebtedness, it will be required to use the proceeds to make an offer to repurchase the parent company notes at a repurchase price equal to accreted value of the parent company notes plus accrued interest.

        The indenture governing the parent company notes restricts the ability of Advanstar, Inc. and its restricted subsidiaries, including our company and our subsidiaries, to:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  engage in sale-leaseback transactions;

  •
  pay dividends or make distributions in respect of capital stock;

  •
  purchase or redeem capital stock;

  •
  make investments or restricted payments;

  •
  enter into agreements that restrict the ability of Advanstar, Inc.'s subsidiaries, including our company, to make dividends or loans, transfer assets or repay debt to Advanstar, Inc.;

  •
  sell assets;

  •
  enter into transactions with stockholders or affiliates; or

  •
  effect a consolidation or merger.

        However, these limitations are subject to a variety of exceptions and qualifications.

        The parent company notes include customary events of default, including failure to pay principal and interest on the notes, a failure to comply with covenants, a failure by Advanstar, Inc. or its restricted subsidiaries (including Advanstar and its subsidiaries) to pay material judgments or indebtedness and bankruptcy and insolvency events with respect to Advanstar, Inc. and its restricted subsidiaries (including Advanstar and its subsidiaries).

DESCRIPTION OF NOTES

        The definitions of certain terms used in the following summary are set forth below under "—Certain Definitions." For purposes of this summary, the term "Advanstar" refers only to Advanstar Communications Inc. and not to any of its subsidiaries. Unless otherwise stated, references to the "old notes" refer to the floating rate notes issued in August 2003 and the fixed rate notes issued in August 2003 and September 2003, collectively, and all references to the "notes" refer to the old notes issued under the indenture defined below and the floating rate exchange notes and fixed rate exchange notes offered hereby to be issued in exchange for the old notes.

        All of the notes to be issued in exchange for the old notes (including the old notes issued in September 2003) will be issued under the Indenture dated August 18, 2003 between Advanstar and Wells Fargo Bank Minnesota, N.A., as trustee, which we refer to for purposes of this summary as the "indenture". This is the indenture under which the old notes issued in August 2003 were issued. The old notes issued in September 2003 were issued under the Indenture dated September 25, 2003 between Advanstar and Wells Fargo Bank Minnesota, N.A., as trustee (the "September indenture") with terms identical to the August indenture, other than a redemption provision which would have been triggered if the Thomson acquisition did not occur and a provision treating the old notes issued under the September indenture and the old fixed rate notes issued in August as a single class for voting purposes under the September indenture. All floating rate notes issued under the indenture will be part of the same series of notes and all fixed rate notes (including the notes issued in exchange for old notes issued under the September indenture) will be part of the same series of notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following description is a summary of the material provisions of the indenture, the Security Documents and the intercreditor agreement. It is not complete and is qualified in its entirety by reference to the indenture, the Security Documents and the intercreditor agreement, including the definitions therein of certain terms used below. We urge you to read the indenture, the Security Documents and the intercreditor agreement because those agreements and not this description define your rights as a holder of the notes. We have filed a copy of each of the indenture, the Security Documents and the intercreditor agreement as an exhibit to the registration statement of which this prospectus forms a part.

        The floating rate notes and the fixed rate notes are pari passu in right of payment with each other and will be secured equally and ratably with each other.

General

        The notes will:

  •
  be general senior obligations of Advanstar;

  •
  rank equal in right of payment with all existing and future unsubordinated Indebtedness of Advanstar;

  •
  rank senior in right of payment to all existing and future subordinated Indebtedness of Advanstar, including Advanstar's 12% senior subordinated notes due 2011;

  •
  be secured by second priority liens on the Collateral; and

  •
  be effectively junior to any debt of Advanstar which is either (i) secured by a Lien on the Collateral that is senior or prior to the Second Priority Liens securing the notes, including the First Priority Liens and potentially any Permitted Liens, or (ii) secured by assets that are not part of the Collateral securing the notes, in each case, to the extent of the value of the assets securing such debt.

        The notes will be fully and unconditionally guaranteed (the "Guarantees") on a senior basis by Advanstar's existing Domestic Restricted Subsidiaries. The Guarantees will:

  •
  be secured by a Second Priority Lien on any Collateral owned by the Guarantor;

  •
  rank pari passu in right of payment to all existing and future unsubordinated Indebtedness of the Guarantors; and

  •
  be effectively junior to any debt of any Guarantor that is either (1) secured by a Lien on the Collateral that is senior or prior to the Second Priority Liens securing the Guarantees, including the First Priority Liens and potentially any Permitted Liens, or (2) secured by assets that are not part of the Collateral securing the Guarantees, in each case, to the extent of the value of the assets securing the Collateral.

        As of September 30, 2003, Advanstar and the Guarantors would have had outstanding approximately $38.0 million of first-priority secured indebtedness, all of which was incurred under the Credit Agreement and $430 million of second-lien indebtedness. The indenture permits Advanstar and its Subsidiaries to incur additional Indebtedness, including secured Indebtedness, in the future.

        Our Foreign Subsidiaries have not guaranteed the notes. In addition, none of our joint ventures, including those that are consolidated subsidiaries of Advanstar for accounting purposes, are "Subsidiaries" under the indenture and therefore will not guarantee the notes or be subject to the restrictive covenants described below. Claims of creditors of non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred and minority stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of Advanstar, including holders of the notes. The notes and each Guarantee thereof will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of subsidiaries of Advanstar (other than the Guarantors). As of September 30, 2003, the total liabilities of Advanstar's subsidiaries (other than the Guarantors) were approximately $11.3 million, including trade payables. Although the indenture limits the incurrence of Indebtedness and Disqualified Stock or preferred stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Debt, Disqualified Stock or preferred stock under the indenture.

        As of the date of this prospectus, all of Advanstar's Subsidiaries are Restricted Subsidiaries. So long as we satisfy the conditions described in the definition of "Unrestricted Subsidiary," we will be permitted to designate additional current or future Subsidiaries as "Unrestricted Subsidiaries" that are not subject to the restrictive covenants included in the indenture.

Principal, Maturity and Interest

  •
  The notes will be issued in denominations of $1,000 and integral multiples thereof.

  •
  Interest on the floating rate notes accrues at a rate equal to the Applicable Eurodollar Rate. The Applicable Eurodollar Rate will be reset quarterly. The Applicable Eurodollar Rate for the first quarterly period will be 8.64%. We will pay interest on the floating rate notes quarterly, in arrears, on every February 15, May 15, August 15 and November 15. Principal on the floating rate notes will be payable in quarterly installments on every February 15, May 15, August 15 and November 15 through May 15, 2008, with each installment being equal to 0.25% of the original amount of the floating rate notes, with the balance payable when the floating rate notes mature on August 15, 2008. The first interest and principal payments on the floating rate notes will be made on November 15, 2003. Advanstar will make each principal and interest payment to the holders of record on the February 1, May 1, August 1 and November 1 immediately preceding the next interest and principal payment date. Interest on the floating rate notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from

    August 18, 2003. Interest on the floating rate notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  •
  Interest on the fixed rate notes accrues at the rate of 10.75% per year from the most recent date to which interest has been paid or, if no interest has been paid, from August 18, 2003. We will pay interest on the fixed rate notes semi-annually, in arrears, every May 15 and November 15, commencing on November 15, 2003 to holders of record on the immediately preceding May 1 and November 1, and at maturity on August 15, 2010. Interest on the fixed rate notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        We will pay principal of, premium, if any, and interest on the notes:

  •
  at the office or agency we maintain for that purpose; or

  •
  at our option, by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes; or with respect to notes represented by global notes and any certificated notes, the holders of which have provided us with wire transfer instructions, by wire transfer of immediately available funds to the specified account.

        Until we designate another office or agency, our office or agency will be the corporate trust office of the trustee.

        Subject to the covenants described below, we may, without the consent of the holders of the notes, issue additional notes under the indenture having the same terms in all respects as the notes of either series, or similar in all respects to the notes of such series, except for the payment of interest on the notes (1) scheduled and paid prior to the date of issuance of those additional notes or (2) payable on the first Interest Payment Date following that date of issuance. The notes offered hereby of such series and any additional notes would be treated as a single class for all purposes under the indenture. Any additional notes subsequently issued will be secured, equally and ratably with the notes, by the Second Priority Liens on the Collateral described below under the caption "—Collateral." As a result, the issuance of any additional notes will have the effect of diluting the value of the security interest in the Collateral for the then outstanding notes.

Collateral

        The notes will be secured by second priority Liens (the "Second Priority Liens") granted by Advanstar, the existing Guarantors and any future Domestic Subsidiary that is required to become a Guarantor on the following assets of Advanstar, such existing Guarantors and any such future Guarantor (whether now owned or hereafter arising or acquired) to the extent such assets secure Obligations under the Credit Agreement and subject to certain permitted liens and encumbrances described in the Security Documents (collectively, the "Collateral"):

  (1)
  substantially all existing and after-acquired personal property of Advanstar and all Guarantors, including a pledge of all of the stock of all Advanstar's existing or future Domestic Subsidiaries and 65% of the voting stock of any Foreign Subsidiary that is a direct Subsidiary of Advanstar or a Guarantor and a pledge of all intercompany Indebtedness in favor of Advanstar or any Guarantor, except as specified below; and

  (2)
  all material existing and after-acquired real property fee interests of Advanstar and all Guarantors.

        In the event that Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act requires (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the Commission (or any other governmental agency) of separate financial statements of any affiliate of Advanstar due to the fact that such affiliate's capital stock or other securities secure the notes, then the capital stock or other securities of such affiliate shall automatically be deemed released and to not be and to not have been part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any holder of notes, to the extent necessary to evidence the release of the Second Priority Liens on the shares of capital stock or other securities that are so deemed to no longer constitute part of the Collateral. As of the close of this offering, the capital stock of Men's Apparel Guild in California, Inc., which operates our MAGIC shows, will not be part of the Collateral in accordance with this paragraph.

        The Collateral is pledged to (1) Fleet National Bank, as administrative agent (together with any successor, the "Administrative Agent"), on a first priority basis, for the benefit of the Secured Parties (as defined in the Credit Agreement) and (2) Wells Fargo Bank Minnesota N.A., as collateral agent (together with any successor, the "Collateral Agent"), on a second priority basis, for the benefit of the trustee and the holders of the notes and the holders of any future debt that is secured on a pari passu basis with the notes. The Second Priority Lien Obligations constitute claims separate and apart from (and of a different class from) the First Priority Lien Obligations and are subject to the First Priority Liens. The Second Priority Liens will also be subject to permitted liens and encumbrances not prohibited by the indenture, including those granted to third parties after or prior to the closing of this offering. The persons holding such liens may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral.

        The Security Documents provide that, while any First Priority Lien Obligations (or any commitments or letters of credit in respect thereof or Hedging Obligations with lenders or affiliates of lenders thereunder) are outstanding, the holders of the First Priority Liens will control at all times all remedies and other actions related to the Collateral and the Second Priority Liens will not entitle the trustee or the holders of any notes to take any action whatsoever (other than limited actions to preserve and protect the Second Priority Liens that do not impair the First Priority Liens) with respect to the Collateral. As a result, while any First Priority Lien Obligations (or any commitments or letters of credit in respect thereof or Hedging Obligations with lenders or affiliates of lenders thereunder) are outstanding, none of the Collateral Agent, the trustee or the holders of the notes will be able to force a sale of the Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the First Priority Liens or challenge any decisions in respect thereof by the holders of the First Priority Liens. To the extent that the holders of the First Priority Liens release their First Priority Liens on all or any portion of the Collateral, the Second Priority Liens on such Collateral will likewise be automatically released.

        The security documents governing the First Priority Liens provide that upon the disposition of any Collateral in a transaction permitted or consented to under the Credit Agreement, the First Priority Liens on such Collateral will be automatically released. Such security documents also provide that upon the payment of all First Priority Lien Obligations (and the termination of all letters of credit (or cash collateralization thereof), commitments and hedging obligations with lenders or affiliates of lenders thereunder) the First Priority Liens on all Collateral will be automatically released.

        At such time as:

  (1)
  the First Priority Lien Obligations have been satisfied in full in cash in accordance with the terms thereof and all commitments, letters of credit and hedging obligations with lenders or affiliates of lenders thereunder have been terminated; or

  (2)
  the holders of the First Priority Liens have released their First Priority Liens on all or any portion of the Collateral,

the Second Priority Liens (or, in the case of a release of First Priority Liens referred to in clause (2) above on only a portion of the Collateral, the Second Priority Liens on the portion of the Collateral in respect of which First Priority Liens were released) will also be automatically, unconditionally and simultaneously released; provided, however, (A) in the case of clause (1) of this sentence, in the event that an Event of Default under the indenture has occurred and is continuing as of the date on which the First Priority Lien Obligations are repaid in full and all such commitments and letters of credit are terminated as described in clause (1), the Second Priority Liens on the Collateral will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Priority Lien Obligations secured by the Collateral, and thereafter, the trustee (acting at the direction of the holders of a majority of outstanding principal amount of notes) and the representatives of any other holders of Second Priority Lien Obligations will have the right to direct the Collateral Agent to foreclose upon the Collateral (but in such event, the Second Priority Liens will be released when such Event of Default and all other Events of Default under the indenture cease to exist), or (B) in the case of clause (2) of this sentence, if the First Priority Lien Obligations (or any portion thereof) are thereafter secured by assets that would constitute Collateral, the notes will then be secured by a Second Priority Lien on such Collateral, to the same extent provided pursuant to the Security Documents. If Advanstar subsequently incurs Obligations under a new Credit Facility or other First Priority Lien Obligations that are secured by liens on assets of Advanstar and the Guarantors of the type constituting Collateral and do not constitute Permitted Liens (excluding for this purpose Permitted Liens under clause (8) thereof), then the notes will be secured at such time by a Second Priority Lien on the collateral securing such Obligations or First Priority Lien Obligations to the same extent provided by the Security Documents on the terms and conditions of the security documents relating to the new Credit Facility or such other First Priority Lien Obligations, with the Second Priority Liens held either by the Administrative Agent under such new Credit Facility or by a collateral agent designated by Advanstar to hold the Second Priority Liens for the benefit of the holders of Second Priority Lien Obligations and subject to an intercreditor agreement that provides the Administrative Agent under such Credit Facility substantially the same rights and powers as afforded under the Security Documents and the intercreditor agreement entered into in connection herewith. See "Risk Factors—Risks Related to the Notes—The security for your benefit can be released without your consent, and the lenders under our credit facility will have control over all decisions with respect to enforcement of the security interests, including decisions regarding whether and when to foreclose upon assets." The Security Documents and the indenture also provide that the Second Priority Liens securing the Guarantee of any Guarantor are automatically released when such Guarantor's guaranty is released in accordance with the terms of the indenture. In addition, the Second Priority Liens securing the notes will be released upon discharge or defeasance of the notes as set forth below under "Satisfaction and Discharge" and "Legal Defeasance and Covenant Defeasance."

        In addition, the Security Documents provide that, so long as the First Priority Lien Obligations (or any commitments, letters of credit or hedging obligations with lenders or affiliates of lenders in respect thereof) are outstanding, the holders of the First Priority Liens may change, waive, modify or vary the Security Documents of such holders and such changes will automatically apply to the Security Documents of the trustee and the holders of notes; provided that (A) no such amendment, waiver or consent shall have the effect of removing assets subject to the Second Priority Liens, except to the extent that a release of such Lien is permitted by the section of the intercreditor agreement relating to the release of the Second Priority Liens once certain conditions have been met (as described above) and (B) any such change, waiver, modification or variance that materially and adversely affects the rights of the trustee and the holders of the notes and does not affect the holders of the First Priority Liens in a like or similar manner shall not apply to the note holder Security Documents without the consent of the trustee under the indenture and any representative of any other than outstanding second priority indebtedness ranking pari passu with the notes (acting at the direction of the holders of a majority of the aggregate principal amount of the applicable noteholder claims); provided further, however, that notwithstanding the foregoing, the holders of the First Priority Liens may:

  (1)
  direct the Administrative Agent to take actions with respect to the Collateral (including the release of the Collateral and the manner of realization) without the consent of the trustee and the holders of the notes; and

  (2)
  agree to modify the Security Documents, without the consent of the trustee and the holders of the notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the indenture.

In any case, notice of such amendment, waiver or consent shall be given to the trustee.

        See "Risk Factors—Risks Related to the Notes—The security for your benefit can be released without your consent, and the lenders under our credit facility will have control over all decisions with respect to enforcement of the security interests, including decisions regarding whether and when to foreclose upon assets."

        Proceeds realized by the Administrative Agent or the Collateral Agent from the Collateral will be applied:

  •
  first, to amounts owing to the holders of the First Priority Liens in accordance with the terms of the First Priority Lien Obligations;

  •
  second, to amounts owing to the Collateral Agent in its capacity as such in accordance with the terms of the Security Documents;

  •
  third, to amounts owing to the trustee in its capacity as such in accordance with the terms of the indenture and to the representatives of any other holders of debt, in their capacity as such, secured on a second-priority basis;

  •
  fourth, ratably to amounts owing to the holders of the notes in accordance with the terms of the indenture and to any other holders of debt secured on a second-priority basis; and

  •
  fifth, to Advanstar and/or other persons entitled thereto.

        Subject to the terms of the Security Documents, Advanstar and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the notes (other than any cash, securities, obligations and cash equivalents constituting part of the Collateral that may be deposited with the Administrative Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

        Security interests in respect of Collateral comprised of, among other things, motor vehicles, cash, deposit accounts and letter of credit rights have generally not been perfected with respect to the First Priority Lien Obligations and will not be perfected with respect to the notes. In addition, no foreign filings have been made to perfect security interests in Collateral consisting of computer hardware and software, copyrights, patents, trademarks or trade secrets with respect to the First Priority Lien Obligations, and no such filings will be made to perfect security interests in such Collateral with respect to the notes. Further, no appraisals of any of the Collateral have been prepared by or on behalf of Advanstar in connection with the issuance of the notes. There can be no assurance that the proceeds from the sale of the Collateral remaining after the satisfaction of all First Priority Lien Obligations or the holders of other Liens which have priority over the Second Priority Liens would be sufficient to satisfy the Obligations owed to the holders of the notes and holders of other debt that may be secured on a second-priority basis. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or at all.

        See "Risk Factors—Risks Relating to the Notes—Bankruptcy laws may limit your ability to realize value from the collateral" and "Risk Factors—Risks Relating to the Notes—If there is a default, proceeds from sales of the collateral will be applied first to satisfy amounts owed under the credit facility, and the value of the collateral may not be sufficient to repay the holders of the notes."

Intercreditor Agreement

        Advanstar, the Guarantors, the trustee (including in its capacity as Collateral Agent), the Administrative Agent and the syndication agent under the Credit Agreement have entered into an intercreditor agreement which establishes the second priority status of the Second Priority Liens. In addition to the provisions described above with respect to control of remedies, release of collateral and amendments to the Security Documents, the intercreditor agreement also imposes certain other customary restrictions and agreements, including the restrictions and agreements described below.

        Pursuant to the intercreditor agreement, the trustee and the holders of the notes waive, to the fullest extent permitted by law, any claim against the Administrative Agent and the lenders under the Credit Agreement in connection with any actions they may take under the Credit Agreement or with respect to the Collateral, and agree that the Administrative Agent and the lenders will have no duties to them in respect of the maintenance or preservation of the Collateral (other than, in the case of the Administrative Agent, a duty to hold certain possessory collateral as bailee of the trustee and the holders of the notes for purposes of perfecting the Second Priority Liens thereon). They will further waive, to the fullest extent permitted by law, any right to assert, or request the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available to them.

        In addition, Advanstar and the Guarantors agree not to grant liens to the trustee for the benefit of the holders unless they have granted liens on such assets to the lenders and the administrative agent on a first priority basis. If the trustee obtains a lien on any asset of Advanstar or any Guarantor securing the notes and no prior lien has been granted to the lenders and the administrative agent, it will notify the administrative agent and either release the lien or ensure that it secures the First Priority Lien Obligations on a first priority basis.

        Pursuant to the intercreditor agreement, the trustee, for itself and on behalf of the holders of the notes, has irrevocably constituted and appointed the Administrative Agent and any officer or agent of the Administrative Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place of the trustee or holder of the notes or in the Administrative Agent's own name, from time to time in the Administrative Agent's discretion, for the purpose of carrying out the terms of Section 5.1 of the intercreditor agreement (relating to the release of the Second Priority Liens once certain conditions have been met), to take any and all appropriate action and to execute any and all releases, documents and instruments which may be necessary or desirable to accomplish the purposes of such section of the intercreditor agreement, including any financing statements, mortgage releases, intellectual property releases, endorsements or other instruments or transfer or release of such liens.

        Pursuant to the intercreditor agreement, the trustee has agreed that it will not take any action as the representative of "designated senior debt" with respect to the senior subordinated notes until the termination of all First Priority Lien Obligations (and the termination of all letters of credit (and cash collateralization thereof) and commitments and hedging obligations with lenders or affiliates of lenders thereunder).

        In addition, if Advanstar or any Guarantor is subject to any insolvency or liquidation proceeding, the trustee and the holders agree that:

  •
  they will not vote in favor of any plan of reorganization unless (1) such plan provides for the payment in full in cash of all claims of the Administrative Agent and the lenders (including claims of the lenders and their affiliates in respect of hedging obligations) on the effective date of such plan of reorganization, (2) such plan provides for treatment of such claims of the Administrative Agent and the holders of the First Priority Liens in a manner that would result in such claims having relative lien (or, if the obligations, property or assets to be distributed in respect of such clauses under such plan are unsecured, other) priority over the claims of the trustee and the holders of the notes to at least the same extent as the First Priority Liens have priority over the Second Priority Liens, whether or not such obligations, property or assets are, in fact secured by any liens, or (3) such plan treats such claims in a manner approved by the Administrative Agent and the required lenders;

  •
  the terms of the intercreditor agreement will survive if debt obligations of a reorganized debtor secured by the same collateral are distributed both to the lenders and the holders of the notes;

  •
  they will raise no objection to the use of cash collateral or the provision of debtor-in-possession ("DIP") financing and, unless additional collateral is granted to the administrative agent and the lenders under the Credit Agreement in connection therewith, will not request adequate protection or any other relief in connection with any such use of cash collateral or DIP financing (except if the lenders and the administrative agent are granted adequate protection in the form of additional collateral, the trustee may seek or request adequate protection in the form of a replacement lien on such additional collateral, which lien is junior to the lien granted to the lenders and the administrative agent and the DIP financing providers);

  •
  they will not seek relief from the automatic stay or any other stay without the consent of the administrative agent and the lenders so long as any amounts are outstanding under the Credit Agreement or any commitment under any DIP financing provided by any lender under the Credit Agreement is in effect;

  •
  they will not contest any request by the administrative agent or the lenders for adequate protection or any objection by the administrative agent or the lenders based on a lack of adequate protection; and

  •
  if they are granted adequate protection in the form of additional collateral, the lenders and the administrative agent will be granted a lien on such collateral securing their claims on a basis that is senior to the liens granted to the trustee.

Note Guarantees

        Our Obligations under the notes will be jointly and severally Guaranteed on a senior basis by the Guarantors. Each Guarantee will be secured by Second Priority Liens on any Collateral owned by the Guarantor. The Guarantees will be pari passu in right of payment with all existing and future unsubordinated Indebtedness of the Guarantors and will be effectively junior to any debt of any Guarantor that is either (1) secured by a Lien on the Collateral that is senior or prior to the Second Priority Liens securing the Guarantees, including the First Priority Liens and potentially any Permitted Liens or encumbrances or (2) secured by assets that are not part of the Collateral securing the notes, in each case, to the extent of the value of the assets securing that collateral. The Obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. Except as provided in agreements governing Advanstar's other Indebtedness and in "Certain Covenants" below, Advanstar is not restricted from selling or otherwise disposing of any of the Equity Interests of the Guarantors.

        No Guarantor may consolidate with or merge with or into another person or entity, whether or not the Guarantor is the surviving Person, unless:

  (1)
  subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger, if other than Advanstar or the Guarantor, unconditionally assumes all the Obligations of the Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the trustee under the indenture, the Guarantee, the Security Documents and the registration rights agreement; and

  (2)
  immediately after giving effect to such transaction, no Default or Event of Default exists.

        In the event of:

  (1)
  the defeasance or discharge of the notes in accordance with the terms of the indenture;

  (2)
  a sale or other disposition of all or substantially all of the assets of a Guarantor, by way of merger, consolidation or otherwise, if the Guarantor applies the Net Proceeds of that sale in accordance with the "Asset Sale" provisions of the indenture;

  (3)
  a sale or other disposition of all of the capital stock of a Guarantor, if the Net Proceeds of that sale are applied in accordance with the "Asset Sale" provisions of the indenture; or

  (4)
  the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the terms of the indenture,

that Guarantor will be released and relieved of any Obligations under its Guarantee and the Security Interests on its Collateral will be released.

Optional Redemption

Floating Rate Notes

        Except as set forth below, the floating rate notes will not be redeemable at the option of Advanstar prior to February 15, 2006. On and after such date, the floating rate notes will be redeemable, at Advanstar's option, in whole or in part, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest up to but not including the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), provided that if the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment shall be payable to holders of record on the relevant record date.

        If redeemed during the period set forth below:

Period	Redemption Price
February 15, 2006 through August 14, 2006	103.000%
August 15, 2006 and thereafter	100.000%

        In addition, at any time and from time to time prior to February 15, 2006, Advanstar may redeem in the aggregate up to 35% of the original principal amount of the floating rate notes (without regard to the reduction of the aggregate principal amount of the floating rate notes outstanding due to any scheduled principal payments) with the proceeds of one or more Equity Offerings received by, or invested in, Advanstar so long as there is a Public Market at the time of such redemption, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Eurodollar Rate then in effect, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original principal amount of the floating rate notes must remain outstanding after each such redemption; provided further, that each such redemption occurs within 90 days of the date of closing of such Equity Offering.

        At any time on or prior to February 15, 2006, the floating rate notes may also be redeemed as a whole at the option of Advanstar upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (but in no event more than 30 days after the occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Eurodollar Rate then in effect, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Fixed Rate Notes

        Except as set forth below, the fixed rate notes will not be redeemable at the option of Advanstar prior to February 15, 2008. On and after such date, the fixed rate notes will be redeemable, at Advanstar's option, in whole or in part, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest up to but not including the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), provided that if the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment shall be payable to holders of record on the relevant record date.

        If redeemed during the period set forth below:

Period	Redemption Price
February 15, 2008 through August 14, 2008	105.375%
August 15, 2008 through August 14, 2009	102.688%
August 15, 2009 and thereafter	100.000%

        In addition, at any time and from time to time prior to August 15, 2006, Advanstar may redeem in the aggregate up to 35% of the original principal amount of the fixed rate notes with the proceeds of one or more Equity Offerings received by, or invested in, Advanstar so long as there is a Public Market at the time of such redemption, at a redemption price (expressed as a percentage of principal amount) of 110.75% plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original principal amount of the fixed rate notes must remain outstanding after each such redemption; provided further, that each such redemption occurs within 90 days of the date of closing of such Equity Offering.

        At any time on or prior to February 15, 2008, the fixed rate notes may also be redeemed as a whole at the option of Advanstar upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (but in no event more than 30 days after the occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption (the "Redemption Date") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        "Applicable Premium" means, with respect to a fixed rate note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such note at February 15, 2008 (such redemption price being described under "Optional Redemption") plus (2) all required interest payments due on such note through February 15, 2008, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to February 15, 2008; provided, however, that if the period from the Redemption Date to February 15, 2008 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to February 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice

        If less than all of the notes of either series are to be redeemed at any time, the trustee will select the notes of such series for redemption as follows:

  (1)
  in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

  (2)
  if the notes are not so listed, on a pro rata basis, by lot or by another method the trustee considers fair and appropriate;

provided that no notes of $1,000 principal amount or less shall be redeemed in part.

        Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional, provided that notices of redemption upon a Change of Control may be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

        Advanstar is not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

Repurchase at the Option of Holders

Change of Control

        Upon the occurrence of a Change of Control, each holder of notes will have the right to require Advanstar to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase (the "Change of Control Payment"). Within 60 days following any Change of Control, Advanstar will (if it has not previously mailed a notice of redemption in connection with such Change of Control to the holders of the applicable series of notes), or will cause the trustee to, mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in that notice, which date shall be no earlier than 30 days and no later than 60 days from the date that notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in that notice. Advanstar will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to a Change of Control Offer, Advanstar will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

        On the Change of Control Payment Date, Advanstar will, to the extent lawful:

  (1)
  accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by Advanstar.

        The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for that holder's notes, and the trustee will promptly authenticate and mail or cause to be transferred by book-entry to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple thereof.

        The indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, Advanstar will either repay all outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness to permit the repurchase of notes required by this covenant. The indenture requires Advanstar to publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Advanstar repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Advanstar will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Advanstar and purchases all notes validly tendered and not withdrawn under that Change of Control Offer.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Advanstar and its Subsidiaries, taken as a whole, to any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties;

  (2)
  the adoption of a plan for the liquidation or dissolution of Advanstar;

  (3)
  the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 35% or more of the voting power of the outstanding voting Equity Interests of Advanstar; or

  (4)
  the first day on which a majority of the members of the board of directors of Advanstar are not Continuing Members.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Advanstar and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Advanstar to repurchase notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Advanstar and its Subsidiaries taken as a whole to another person or group may be uncertain.

        "Continuing Members" means, as of any date of determination, any member of the board of directors of Advanstar who:

  (1)
  was a member of Advanstar's board of directors immediately after the Date of Issuance; or

  (2)
  was nominated for election or elected to Advanstar's board of directors with the approval of, or whose election to the board of directors was ratified by, at least a majority of the Continuing Members who were members of Advanstar's board of directors at the time of that nomination or election.

Asset Sales

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  Advanstar or the Restricted Subsidiary, as the case may be, receives consideration at the time of that Asset Sale at least equal to the fair market value (evidenced by a resolution of the board of directors set forth in an officers' certificate delivered to the trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration therefor received by Advanstar or the Restricted Subsidiary is in the form of (a) cash or Cash Equivalents; or (b) property or assets that are used or useful in a Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by Advanstar or any Restricted Subsidiary thereof, that Person becomes a Restricted Subsidiary.

        For the purposes of this provision, each of the following shall be deemed to be cash:

    (i)
    any liabilities, as shown on Advanstar's or the Restricted Subsidiary's most recent balance sheet, of Advanstar or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Advanstar or the Restricted Subsidiary from further liability;

    (ii)
    any securities, notes or other obligations received by Advanstar or the Restricted Subsidiary from the transferee that are converted within 180 days of their receipt by Advanstar or the Restricted Subsidiary into cash or Cash Equivalents, but only to the extent of the cash or Cash Equivalents received; and

    (iii)
    any Designated Noncash Consideration received by Advanstar or any of its Restricted Subsidiaries in that Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed $25.0 million at the time of the receipt of that Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

        The 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with subclauses (i), (ii) and (iii) above, is equal to or greater than what the after-tax proceeds would have been had that Asset Sale complied with the aforementioned 75% limitation.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Advanstar or the Restricted Subsidiary, as the case may be, shall apply the Net Proceeds to:

  (1)
  repay or purchase Pari Passu Indebtedness of Advanstar or any Indebtedness of any Wholly Owned Restricted Subsidiary, as the case may be,

          provided that if Advanstar shall so repay or purchase Pari Passu Indebtedness of Advanstar (other than a repayment or purchase of Indebtedness under the Credit Agreement or any Indebtedness that is secured by a lien on assets not constituting Collateral):

    (a)
    it will equally and ratably reduce Indebtedness under the notes if the notes are then redeemable, or

    (b)
    if the notes may not then be redeemed, Advanstar shall make an offer, in accordance with the procedures set forth below for an Asset Sale Offer, to all holders of notes to purchase at a purchase price equal to 100% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, thereon to the date of purchase, the notes that would otherwise be redeemed; or

  (2)
  (a) an investment in property, the making of a capital expenditure or the acquisition of assets that are used or useful in a Permitted Business; or (b) the acquisition of Equity Interests of any Person primarily engaged in a Permitted Business if:

  (x)
  as a result of the acquisition by Advanstar or any Restricted Subsidiary thereof, that Person becomes a Restricted Subsidiary, or

  (y)
  the Investment in that Equity Interest is permitted by clause (6) of the definition of Permitted Investments.

        Pending the final application of any Net Proceeds, Advanstar may temporarily reduce Indebtedness or otherwise invest those Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of the second preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Advanstar will be required to make an offer to all holders of notes (an "Asset Sale Offer") to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the indenture.

        To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Advanstar may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes surrendered by holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased as set forth under "—Selection and Notice." Upon completion of an offer to purchase, the amount of Excess Proceeds shall be reset at zero.

        Advanstar will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to an Asset Sale Offer, Advanstar will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

Certain Covenants

Restricted Payments

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of Advanstar's or any of its Restricted Subsidiaries' Equity Interests other than:

  (a)
  dividends or distributions payable in Equity Interests, other than Disqualified Stock, of Advanstar, or

    (b)
    dividends or distributions payable to Advanstar or any Restricted Subsidiary of Advanstar (and if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to its holders of the applicable class of Equity Interests on a pro rata basis);

  (2)
  purchase, redeem or otherwise acquire or retire for value any Equity Interests of Advanstar other than any of those Equity Interests owned by Advanstar or any Restricted Subsidiary of Advanstar;

  (3)
  make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Advanstar that is subordinated in right of payment to the notes ("Subordinated Debt"), other than (a) in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing that Indebtedness or (b) the purchase, repurchase or other acquisition of Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

  (4)
  make any Restricted Investment,

(all payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to that Restricted Payment:

  (1)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  (2)
  Advanstar would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (3)
  that Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Advanstar and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4)(c), 4(d), (5), (7) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  (i) the aggregate amount of Consolidated Cash Flow (or, if Consolidated Cash Flow is negative, 100% of such negative amount) accrued on a cumulative basis during the period (taken as one accounting period) beginning on January 1, 2001 and ending on the last day of the most recent fiscal quarter for which internal financial statements are available less (ii) 150% of Consolidated Interest Expense of Advanstar accrued on a cumulative basis for such period; plus

  (b)
  100% of the Qualified Proceeds received by Advanstar on or after February 21, 2001 from contributions to Advanstar's capital or from the issue or sale on or after the date of the indenture of Equity Interests of Advanstar or of Disqualified Stock or convertible debt securities of Advanstar to the extent that they have been converted into those Equity Interests, other than

  (i)
  Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of Advanstar, and

  (ii)
  Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock; plus

  (c)
  the amount equal to the net reduction in Investments in Persons after February 21, 2001 who are not Restricted Subsidiaries (other than Permitted Investments) resulting from:

  (i)
  Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets (valued at the fair market value thereof) to Advanstar or any Restricted Subsidiary from those Persons,

  (ii)
  Qualified Proceeds received upon the sale or liquidation of those Investments, and

      (iii)
      the redesignation of Unrestricted Subsidiaries whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries (valued, proportionate to Advanstar's equity interest in that Subsidiary, at the fair market value of the net assets of that Subsidiary at the time of that redesignation).

        The foregoing provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, the payment would have complied with the provisions of the indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Advanstar (the "Retired Capital Stock") in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Advanstar) of other Equity Interests of Advanstar (other than any Disqualified Stock) (the "Refunding Capital Stock"), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of Advanstar with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

  (4)
  cash dividends to Parent or Holdings for the purpose of permitting, and in amounts equal to amounts required to permit, Parent or Holdings

  (a)
  to redeem or repurchase Capital Stock of Parent or Holdings from existing or former employees or management of Parent, Holdings, Advanstar or any Subsidiary or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees,

  (b)
  to make loans or advances to employees or directors of Advanstar or any Subsidiary the proceeds of which are used to purchase Equity Interests of Parent or Holdings,

  (c)
  to pay any Federal, state or local income taxes to the extent that such income taxes are attributable to the income of Advanstar and its Subsidiaries pursuant to any Tax Sharing Agreement or otherwise, pay franchise taxes and other fees required to maintain its legal existence, corporate overhead expenses incurred in the ordinary course of business, and salaries or other compensation of employees who perform services for both Parent or Holdings and Advanstar, and

  (d)
  so long as no Default or Event of Default shall have occurred and be continuing, in an amount not to exceed $100,000 in any fiscal year to enable Parent or Holdings to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock, provided further, however, that the aggregate amount of dividends paid to Parent or Holdings pursuant to this clause (4) (other than payments for taxes permitted by clause (c)) shall not exceed $3.0 million in any fiscal year, with unused amounts to be carried over to future years, but in no event shall such payments exceed $5.0 million in any fiscal year (other than payments for taxes permitted by clause (c));

  (5)
  repurchases of Equity Interests deemed to occur upon exercise of stock options if those Equity Interests represent a portion of the exercise price of those options;

  (6)
  any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (6) since the date of the indenture, does not exceed $20.0 million; provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Payment;

  (7)
  the repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount thereof in the event of (x) a Change of Control or (y) an Asset Sale; provided that, in each case, prior to the repurchase, Advanstar has made an offer to purchase the notes pursuant to the indenture and has repurchased all notes issued under the indenture that were validly tendered for payment in connection with the offer to purchase; and

  (8)
  the pledge by Advanstar or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary.

        The board of directors of Advanstar may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. For purposes of making that designation, all outstanding Investments by Advanstar and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of that designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of:

  (1)
  the net book value of those Investments at the time of that designation; and

  (2)
  the fair market value of those Investments at the time of that designation.

That designation will only be permitted if that Restricted Investment would be permitted at that time and if that Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

        The amount of:

  (1)
  all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Advanstar or that Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment; and

  (2)
  Qualified Proceeds (other than cash) shall be the fair market value on the date of receipt thereof by Advanstar of those Qualified Proceeds.

        The fair market value of any non-cash Restricted Payment shall be determined by the board of directors of Advanstar whose resolution with respect thereto shall be delivered to the trustee.

Incurrence of Indebtedness and Issuance of Preferred Stock

        The indenture provides that:

  (1)
  Advanstar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness);

  (2)
  Advanstar will not, and will not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock; and

  (3)
  Advanstar will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any shares of preferred stock,

provided that Advanstar or any Restricted Subsidiary may incur Indebtedness, including Acquired Indebtedness, or Advanstar may issue shares of Disqualified Stock or Preferred Stock if the Leverage Ratio for Advanstar's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 6 to 1 but not less than zero, determined on a consolidated pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

  (1)
  the incurrence by Advanstar and its Restricted Subsidiaries of Indebtedness under the Credit Agreement; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Advanstar and those Restricted Subsidiaries thereunder) then classified as having been incurred in reliance upon this clause (1) that remains outstanding under the Credit Agreement after giving effect to that incurrence does not exceed an amount equal to (x) $85.0 million less (y) the amount by which the principal amount of the Term Loan B has been reduced after the date of the indenture;

  (2)
  Existing Indebtedness;

  (3)
  (x) Indebtedness represented by the notes, the indenture and the Guarantees and (y) Indebtedness represented by additional notes in an aggregate principal amount under this clause (y) not to exceed $40 million, the net proceeds of which are used to repay Indebtedness under the Credit Agreement (whether or not the revolving credit commitments are reduced) and pay related fees and expenses, and Guarantees thereof;

  (4)
  Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or other obligations, in each case, the proceeds of which are used solely for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant and equipment (including acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the property, plant or equipment so acquired) used in the business of Advanstar or that Restricted Subsidiary, in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $30.0 million outstanding after giving effect to that incurrence;

  (5)
  Indebtedness arising from agreements of Advanstar or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing that acquisition; provided that the Indebtedness is not reflected on the balance sheet of Advanstar or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for purposes of this clause (5));

  (6)
  the incurrence by Advanstar or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness;

  (7)
  the incurrence by Advanstar of intercompany Indebtedness owing to any of its Restricted Subsidiaries or the incurrence by a Restricted Subsidiary of intercompany Indebtedness owing to Advanstar or any Restricted Subsidiary, provided that:

  (a)
  any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Advanstar or a Restricted Subsidiary thereof, and

  (b)
  any sale or other transfer of any such Indebtedness to a Person that is not either Advanstar or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of that Indebtedness by Advanstar or that Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

  (8)
  the incurrence by Advanstar or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging,

  (a)
  interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding, and

  (b)
  exchange rate risk with respect to agreements or Indebtedness of that Person payable denominated in a currency other than United States dollars,

    provided that those agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

  (9)
  the guarantee by Advanstar or any of its Restricted Subsidiaries of Indebtedness of Advanstar or a Restricted Subsidiary of Advanstar that was permitted to be incurred by another provision of this of this covenant;

  (10)
  Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by Advanstar; provided, however, that at the time such Restricted Subsidiary is acquired by Advanstar, Advanstar would, after giving effect to the Incurrence of such Indebtedness pursuant to this clause (10), (a) have been able to incur $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of this covenant, or (b) show a pro forma improvement over the applicable four-quarter period under the Leverage Ratio test set forth in the first paragraph of this covenant;

  (11)
  obligations in respect of performance and surety bonds and completion guarantees (including related letters of credit) provided by Advanstar or any Restricted Subsidiary in the ordinary course of business; and

  (12)
  the incurrence by Advanstar or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding after giving effect to that incurrence not to exceed $25.0 million; provided that, so long as (x) the Term Loan B (excluding any refinancing thereof) or (y) any Indebtedness incurred to refinance the Term Loan B (other than Indebtedness incurred under the revolving credit facility) which is secured by a Lien on the Collateral that is prior to the Liens on the Collateral securing the notes and the Guarantees is outstanding, any Indebtedness incurred pursuant to this clause (12) may not be secured by a Lien on the Collateral that is equal or prior to the Liens on the Collateral securing the notes and the Guarantees.

        Advanstar will not incur, and will not permit any of its Subsidiaries that is a Guarantor to incur, any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of Advanstar or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Guarantee on substantially identical terms; provided, however, that (1) no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Advanstar solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis; and (2) this provision shall not require the Notes to be "designated senior debt" with payment blockage rights prior to bankruptcy, insolvency or similar events.

        For purposes of determining compliance with this covenant:

    •
    in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Advanstar shall, in its sole discretion, classify that item of Indebtedness in any manner that complies with this covenant and that item of Indebtedness will be treated as having been incurred pursuant to only one of those clauses or pursuant to the first paragraph hereof.

    •
    Advanstar may at any time change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph hereof; provided that Advanstar would be permitted to incur that item of Indebtedness (or that portion thereof) pursuant to that other clause or the first paragraph hereof, as the case may be, at the time of reclassification.

    •
    Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

        Advanstar will not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt.

Liens

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or subordinated Indebtedness of Advanstar on any asset or property now owned or hereafter acquired by Advanstar or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom unless the notes are equally and ratably secured with the obligations so secured until such time as those obligations are no longer secured by a Lien; provided that, in any case involving a Lien securing Indebtedness subordinated to Indebtedness of Advanstar under the notes, that Lien is subordinated to the Lien securing the notes to the same extent that such Indebtedness is subordinated to the notes.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  (a) pay dividends or make any other distributions to Advanstar or any of its Restricted Subsidiaries (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits, or

  (b)
  pay any Indebtedness owed to Advanstar;

  (2)
  make loans or advances to Advanstar; or

  (3)
  transfer any of its properties or assets to Advanstar.

        However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  (a) existing agreements as in effect or entered into on the date of the indenture; and (b) any amendment, modification, replacement or refinancing thereof; provided, however, that such encumbrances or restrictions are not, in the good faith judgment of the board of directors of Advanstar, materially less favorable, taken as a whole, to the holders of the notes than the encumbrances and restrictions contained in the agreements in effect or entered into on the date of the indenture;

  (2)
  the Credit Agreement as in effect as of the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof and/or the documentation for the other First Priority Lien Obligations; provided that the encumbrances or restrictions imposed thereby are, in the good faith judgment of the board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in the Credit Agreement as in effect as of the date of the indenture;

  (3)
  the indenture, the notes, the Guarantees and/or the Security Documents;

  (4)
  applicable law and any applicable rule, regulation or order;

  (5)
  (a) any agreement or instrument of a Person acquired by Advanstar or any of its Restricted Subsidiaries as in effect at the time of that acquisition (except to the extent created in contemplation of that acquisition), and (b) any amendment, modification, replacement or refinancing thereof; provided, however, that such encumbrances or restrictions are not, in the good faith judgment of the Board of Directors, materially less favorable, taken as a whole, to the holders of the notes than the encumbrances and restrictions contained in the agreements governing the Indebtedness referred to in clause (a);

  (6)
  customary non-assignment provisions or prohibitions on subletting or transfer in leases, licenses or other contracts;

  (7)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property, which restrictions are not applicable to any property other than the property so acquired;

  (8)
  contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of that Subsidiary;

  (9)
  Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are, in the good faith judgment of Advanstar's board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in the agreements governing the Indebtedness being refinanced;

  (10)
  secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Incurrence of Indebtedness and Issuance of Preferred Stock" and "—Liens" that limit the right of the debtor to dispose of the assets securing that Indebtedness;

  (11)
  restrictions on cash and other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (12)
  other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the date of the indenture pursuant to the provisions of the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that the encumbrances or restrictions imposed thereby are, in the good faith judgment of the board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in any agreement covering any Indebtedness or Disqualified Stock of such Restricted Subsidiary existing on the date of the indenture;

  (13)
  any agreement to transfer, option or right with respect to, or Lien on, any property or assets of Advanstar or any Restricted Subsidiary;

  (14)
  customary provisions restricting the transfer by a Restricted Subsidiary to Advanstar of any real property interests set forth in any reciprocal easement agreements of Advanstar or any Restricted Subsidiary; and

  (15)
  customary provisions in joint venture agreements and other similar agreements.

Merger, Consolidation, or Sale of Assets

        The indenture provides that Advanstar may not consolidate or merge with or into (whether or not Advanstar is the surviving corporation), or sell, assign, transfer, convey or lease all or substantially all of its assets or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

  (1)
  Advanstar is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Advanstar) or to which that sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, partnership, trust, limited liability company or other similar entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than Advanstar) or the Person to which that sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Advanstar under the registration rights agreement, the notes, the Security Documents and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee, provided that in the case of a lease of all or substantially all its assets, Advanstar will not be released from the obligation to pay the principal of and interest on the notes;

  (3)
  immediately after that transaction no Default or Event of Default exists;

  (4)
  Advanstar or the Person formed by or surviving any such consolidation or merger (if other than Advanstar), or to which that sale, assignment, transfer, conveyance or other disposition shall have been made (a) will, at the time of such transaction and after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) would, together with its Restricted Subsidiaries, have a lower Leverage Ratio immediately after that transaction (after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period) than the Leverage Ratio of Advanstar and its Restricted Subsidiaries immediately prior to that transaction; and

  (5)
  Advanstar has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

        The foregoing clauses (3) and (4) will not prohibit:

    (a)
    a consolidation or merger between Advanstar and a Restricted Subsidiary or a transfer of all or part of the properties of any Restricted Subsidiary to Advanstar; or

    (b)
    a consolidation or merger between Advanstar and an Affiliate solely for the purpose of reincorporating Advanstar in another jurisdiction to realize tax or other benefits.

Transactions With Affiliates

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Advanstar (each of the foregoing, an "Affiliate Transaction"), unless:

  (1)
  that Affiliate Transaction is on terms that are no less favorable to Advanstar or that Restricted Subsidiary than those that would have been obtained in a comparable transaction by Advanstar or that Restricted Subsidiary with an unrelated Person; and

  (2)
  Advanstar delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, either: (a) a resolution of the board of directors of Advanstar as set forth in an officer's certificate certifying that the Affiliate Transaction has been approved by a majority of the members of the board of directors of Advanstar and by a majority of the members of such board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (1) above), or (b) an opinion as to the fairness to the holders of that Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

  (1)
  customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by Advanstar or any of its Restricted Subsidiaries in the ordinary course of business (including ordinary course loans or advances to employees not to exceed (a) $5.0 million outstanding in the aggregate at any time and (b) $2.0 million to any one employee) and consistent with the past practice of Advanstar or that Restricted Subsidiary;

  (2)
  any issuance of (a) securities to any of the Principals or Related Parties or (b) securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of Advanstar;

  (3)
  transactions between or among Advanstar and/or its Restricted Subsidiaries;

  (4)
  payments of customary fees by Advanstar or any of its Restricted Subsidiaries to DLJMB and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other commercial banking or investment banking activities, including, without limitation, in connection with acquisitions or divestitures;

  (5)
  any agreement as in effect on the date of the indenture or any amendment thereto (so long as that amendment is not disadvantageous to the holders of the notes in any material respect) or any transaction contemplated thereby;

  (6)
  Restricted Payments that are permitted by the provisions of the indenture described under the caption "—Restricted Payments" and any Permitted Investments; and

  (7)
  transactions with Advanstar IH, Inc., and its Subsidiaries in the ordinary course of business, provided that in connection with any transaction or series of related transactions in a twelve-month period in excess of $5.0 million pursuant to this clause (7), Advanstar shall deliver to the trustee an opinion as to the fairness to the holders of such transaction or series of transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Sale and Leaseback Transactions

        The indenture provides that Advanstar will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Advanstar or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

  (1)
  Advanstar or that Restricted Subsidiary, as the case may be, could have:

  (a)
  incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to that sale and leaseback transaction pursuant to the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," and

  (b)
  incurred a Lien to secure that Indebtedness pursuant to the covenant described under the caption "—Liens";

  (2)
  the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the board of directors and set forth in an officers' certificate delivered to the trustee) of the property that is the subject of that sale and leaseback transaction; and

  (3)
  the transfer of assets in that sale and leaseback transaction is permitted by, and Advanstar applies the proceeds of that transaction in compliance with, the covenant described under the caption "Repurchase at the Option of Holders—Asset Sales."

Additional Note Guarantees

        The indenture provides that Advanstar will cause each (i) Wholly Owned Restricted Subsidiary (other than a Foreign Subsidiary) created or acquired by Advanstar after the Date of Issuance; and (ii) each Restricted Subsidiary that guarantees Advanstar's 12% senior subordinated notes due 2011, to become a Guarantor (in the case of clause (ii), only so long as such Subsidiary guarantees such subordinated notes) and execute a supplemental indenture and deliver an opinion of counsel, in accordance with the terms of the indenture.

Reports

        The indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, Advanstar will furnish to the holders of notes:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Advanstar were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Advanstar's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if Advanstar were required to file those reports, in each case, within the time periods specified in the Commission's rules and regulations.

        In addition, whether or not required by the rules and regulations of the Commission, Advanstar will file a copy of all that information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make that information available to securities analysts and prospective investors upon request.

        In addition, Advanstar has agreed that, for so long as any notes remain outstanding, it will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        The indenture provides that each of the following constitutes an Event of Default with respect to the notes of each series:

  (1)
  default for 30 days in the payment when due of interest on the notes of such series;

  (2)
  default in payment when due of the principal of or premium, if any, on the notes of such series;

  (3)
  failure by Advanstar or any of its Restricted Subsidiaries to comply with the provisions described under the caption "Merger, Consolidation or Sale of Assets";

  (4)
  failure by Advanstar or any of its Restricted Subsidiaries for 30 days after receipt of notice from the trustee or holders of at least 25% in principal amount of the notes of such series then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders—Change of Control," "—Asset Sales" or "Certain Covenants";

  (5)
  failure by Advanstar for 60 days after notice from the trustee or the holders of at least 25% in principal amount of the notes of such series then outstanding to comply with any of its other agreements in the indenture, the Security Documents or the notes applicable to the notes of such series;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Advanstar or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Advanstar or any of its Restricted Subsidiaries), whether that Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

  (a)
  is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in that Indebtedness), (a "Payment Default"), or

  (b)
  results in the acceleration of that Indebtedness prior to its stated final maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

  (7)
  failure by Advanstar or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

  (8)
  certain events of bankruptcy or insolvency with respect to Advanstar or any of its Significant Subsidiaries;

  (9)
  except as permitted by the indenture, any Guarantee of a Significant Subsidiary with respect to the notes of such series shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting of behalf of any such Guarantor, shall deny or disaffirm its obligations under its Guarantee with respect to the notes of such series; and

  (10)
  unless all of the Collateral has been released from the Second Priority Liens in accordance with the provisions of the Security Documents, the repudiation or disaffirmation by Advanstar or any Significant Subsidiary of Advanstar of its material obligations under the Security Documents or the determination in a judicial proceeding that the Liens of the Security Documents are unenforceable or invalid against Advanstar or any Significant Subsidiary of Advanstar party thereto for any reason, in each case, with respect to a material portion of the

    Collateral (which repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after Advanstar receives written notice thereof specifying such occurrence from the trustee or the holders of at least 25% of the outstanding principal amount of the notes and demanding that such default be remedied).

        If any Event of Default (other than an Event of Default specified in clause (8) above with respect to events of bankruptcy or insolvency with respect to Advanstar) occurs and is continuing with respect to any series of notes, the holders of at least 25% in principal amount of the then outstanding notes of such series may direct the trustee to declare the aggregate principal amount of all the notes of such series, together with all accrued and unpaid interest, to be due and payable immediately. Upon any such declaration, the aggregate principal amount of the notes of such series, together with all accrued and unpaid interest, shall become due and payable immediately.

        Notwithstanding the foregoing, in the case of an Event of Default specified in clause (8) above with respect to events of bankruptcy or insolvency with respect to Advanstar, all outstanding notes of each series will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture.

        The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may on behalf of all of the holders of notes of such series rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium, if any, that has become due solely because of the acceleration) have been cured or waived, provided that, in the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) above, the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in that clause (6) have rescinded the declaration of acceleration in respect of that Indebtedness within 30 days of the date of that declaration and if:

  (1)
  the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

  (2)
  all existing Events of Default, except non-payment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

        Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes of a series may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

        The holders of not less than a majority in aggregate principal amount of the notes of a series then outstanding by notice to the trustee may on behalf of the holders of all of the notes of such series waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on the notes of such series.

        Advanstar is required to deliver to the trustee annually a statement regarding compliance with the indenture, and Advanstar is required upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying that Default or Event of Default and what action Advanstar is taking or proposes to take with respect thereto.

No Personal Liability of Member, Directors, Officers, Employees and Stockholders

        No member, director, officer, employee, incorporator or stockholder of Advanstar or any Guarantor, as such, shall have any liability for any obligations of Advanstar and the Guarantors under the notes, the Guarantees or the indenture or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each holder of notes by accepting a note waives and releases all that liability. The waiver and release are part of the consideration for issuance of the notes. That waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        Advanstar may, at its option and at any time, elect to have all of its obligations, and all obligations of the Guarantors, discharged with respect to the outstanding notes of any series, the Guarantees, the indenture and the Security Documents with respect thereto ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest, on those notes when those payments are due from the trust referred to below;

  (2)
  Advanstar's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and Advanstar's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, Advanstar may, at its option and at any time, elect to have its obligations, and the related obligations of the Guarantors, released, with respect to the notes of either series with respect to certain covenants that are described in the indenture, the collateral provisions, clauses (3) and (4) under "Merger, Consolidation and Sale of Assets," the Guarantees and the Security Documents ("Covenant Defeasance") and thereafter any omission to comply with those obligations shall not constitute a Default or Event of Default with respect to the notes of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment with respect to the notes, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes of such series.

        In order to exercise either Legal Defeasance or Covenant Defeasance,

  (1)
  Advanstar must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes of such series, cash in United States dollars, non-callable Government Securities, or a combination thereof, in those amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and additional interest, if any, on the outstanding notes of such series on the stated maturity or on the applicable redemption date, as the case may be, and Advanstar must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, Advanstar shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

  (a)
  Advanstar has received from, or there has been published by, the Internal Revenue Service a ruling or

  (b)
  since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon that opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the holders of the outstanding notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of that Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, Advanstar shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of that Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of that deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to that deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

  (5)
  that Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Advanstar or any of its Subsidiaries is a party or by which Advanstar or any of its Subsidiaries is bound;

  (6)
  Advanstar must have delivered to the trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

  (7)
  Advanstar must deliver to the trustee an officers' certificate stating that the deposit was not made by Advanstar with the intent of preferring the holders of notes over the other creditors of Advanstar with the intent of defeating, hindering, delaying or defrauding creditors of Advanstar or others; and

  (8)
  Advanstar must deliver to the trustee an officers' certificate and an opinion of counsel (which opinion may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The Registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Advanstar may require a holder to pay any taxes and fees required by law or permitted by the indenture. Advanstar is not required to transfer or exchange any note selected for redemption. Also, Advanstar is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes, and all Security Interests in the Collateral created by the Security Documents in favor of the trustee and the holders of notes will be released when

  (1)
  either:

  (a)
  all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Advanstar and thereafter repaid to Advanstar or discharged from such trust) have been delivered to the trustee for cancellation or

  (b)
  all notes not theretofore delivered to the trustee for cancellation have become due and payable, pursuant to an optional redemption notice or otherwise, and Advanstar has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Advanstar directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

  (2)
  Advanstar has paid all other sums payable under the indenture by Advanstar.

        The trustee will acknowledge the satisfaction and discharge of the indenture and the release of the security interests in favor of the holders of the notes if Advanstar has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Amendment, Supplement and Waiver

        With respect to each series of notes, except as provided below, the indenture, the Guarantees, the Security Documents relating to the noteholders and the floating rate notes and the fixed rate notes may be amended or supplemented and, subject to certain exceptions set forth in the indenture, any existing Default or Event of Default or compliance with any provision of the indenture or the Guarantees or the floating rate notes or the fixed rate notes may be waived, with the consent of the holders of at least a majority in principal amount of the notes then outstanding. Consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes shall be included for those purposes.

        With respect to each series of notes, without the consent of each holder affected, an amendment or waiver may not, with respect to any such notes held by a non-consenting holder:

  (1)
  reduce the aggregate principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than the provisions described under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or extend the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from that acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults;

  (7)
  waive a redemption payment with respect to any note (other than the provisions described under the caption "—Repurchase at the Option of Holders"); or

  (8)
  make any change in the foregoing amendment and waiver provisions.

        Notwithstanding the foregoing, with respect to each series of notes, any amendment to or waiver of the covenant described under the caption "—Repurchase at the Option of Holders" will require the consent of the holders of at least two-thirds in aggregate principal amount of the notes of such series then outstanding if that amendment would materially adversely affect the rights of holders of such notes.

        Notwithstanding the foregoing, with respect to each series of notes, without the consent of any holder of notes of such series, Advanstar, the Guarantors and the trustee may amend or supplement the indenture, the Guarantees, the Security Documents or such notes:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of Advanstar's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the assets of Advanstar or to provide for the assumption of any Guarantor's obligations under its Guarantee in the case of a merger or consolidation of the Guarantor;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any such holder;

  (5)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  (6)
  to provide for Guarantees of the notes;

  (7)
  to add any additional assets as Collateral;

  (8)
  to reflect the grant of Liens on the Collateral for the benefit of an additional secured party, to the extent such Indebtedness and the Lien securing such Indebtedness is permitted by the terms of the indenture;

  (9)
  to release Collateral from the Lien of the indenture and the Security Documents when permitted or required by the Security Documents or the indenture; or

  (10)
  to conform the text of the indenture, the Guarantees, the Security Documents or the notes to any provision of this Description of the Notes.

        With respect to each series of notes, without the consent of the holders of at least two-thirds in aggregate principal amount of such series of notes then outstanding, no amendment may release from the Lien of the indenture or such notes and the Security Documents all or substantially all of the Collateral with respect to such notes otherwise then in accordance with the terms of such Security Documents and the indenture.

Concerning the Trustee

        The indenture contains certain limitations on the rights of the trustee, should it become a creditor of Advanstar or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the Commission for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding floating rate notes or fixed rate notes, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such notes, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless that holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

The Global Notes

        Notes will be issued in the form of one or more registered notes in global form, which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

        Except as set forth below, the global notes, may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

        All interests in the global notes may be subject to the procedures and requirements of DTC.

Book-Entry Procedures for the Global Notes

        The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and, are subject to change by them from time to time. Advanstar takes no responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

        DTC has advised Advanstar that it is:

          (1)   a limited purpose trust company organized under the laws of the State of New York,

          (2)   a "banking organization" within the meaning of the New York Banking Law,

          (3) a member of the Federal Reserve System,

          (4)   a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

          (5)   a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates.

        DTC's participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, or "Indirect Participants" that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

        Advanstar expects that pursuant to procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC and the records of participants and the indirect participants.

        The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note, Advanstar understands that under existing industry practice, in the event that Advanstar requests any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither Advanstar nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

        Payments with respect to the principal of, and premium, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the indenture. Under the terms of the indenture, Advanstar and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither Advanstar nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        Although DTC, has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Advanstar nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

        If:

          (1)   Advanstar notifies the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

          (2)   Advanstar, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture or

          (3)   upon the occurrence of certain other events as provided in the indenture, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes.

        Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons, or the nominee of any thereof, and cause the same to be delivered thereto.

        Neither Advanstar nor the trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all those terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Indebtedness" means, with respect to any specified Person,

  (1)
  Indebtedness of any other Person existing at the time that other Person is merged with or into or became a Subsidiary of that specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, that other Person merging with or into or becoming a Subsidiary of that specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering an asset acquired by that specified Person at the time that asset is acquired by that specified Person.

        "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, that specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Applicable Eurodollar Rate" means, for each quarterly period during which any floating rate note is outstanding subsequent to the initial quarterly period, 750 basis points over the rate determined by Advanstar (notice of such rate to be sent to the trustee by Advanstar on the date of determination thereof) equal to the applicable British Bankers' Association LIBOR rate for deposits in U.S. dollars for a period of three months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two business days prior to the first day of such quarterly period; provided that, if no such British Bankers' Association LIBOR rate is available to Advanstar, the Applicable Eurodollar Rate for the relevant quarterly period shall instead be the rate at which Credit Suisse First Boston LLC or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market for a period of three months at approximately 11:00 a.m. (London time) two business days prior to the first day of such quarterly period, in amounts equal to $1.0 million. Notwithstanding the foregoing, the Applicable Eurodollar Rate for the initial quarterly period shall be 8.64%.

        "Asset Sale" means (1) the sale, lease, conveyance, disposition or other transfer (a "disposition") of any Equity Interests, properties, assets or rights (including, without limitation, by way of a sale and leaseback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Advanstar and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described under the caption "—Change of Control" and/or the provisions described under the caption "—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant and (2) the issuance, sale or transfer by Advanstar or any of its Restricted Subsidiaries of Equity Interests of any of Advanstar's Restricted Subsidiaries, in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions, (a) that have a fair market value in excess of $2.0 million; or (b) for net proceeds in excess of $2.0 million.

        Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

  (1)
  dispositions in the ordinary course of business;

  (2)
  a disposition of assets by Advanstar to a Restricted Subsidiary or by a Restricted Subsidiary to Advanstar or to a Restricted Subsidiary;

  (3)
  a disposition of Equity Interests by a Restricted Subsidiary to Advanstar or to a Restricted Subsidiary;

  (4)
  the sale and leaseback of any assets within 90 days of the acquisition thereof;

  (5)
  foreclosures on assets;

  (6)
  any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business;

  (7)
  any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

  (8)
  a Permitted Investment or a Restricted Payment that is permitted by the covenant described under the caption "—Restricted Payments."

        "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in that transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in that sale and leaseback transaction, including any period for which that lease has been extended or may, at the option of the lessor, be extended.

        "Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction or any property or assets acquired or constructed by that Person which have a useful life or more than one year so long as:

  (1)
  the purchase or construction price for that property or assets is included in "addition to property, plant or equipment" in accordance with GAAP;

  (2)
  the acquisition or construction of that property or assets is not part of any acquisition of a Person or line of business; and

  (3)
  that Indebtedness is incurred within 90 days of the acquisition or completion of construction of that property or assets.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

  (1)
  Government Securities;

  (2)
  any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or demand deposit or time deposit of, an Eligible Institution or any lender under the Credit Agreement;

  (3)
  commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of Advanstar) with a rating, at the time as of which any investment therein is made, of "A-3" (or higher) according to S&P or "P-2" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;

  (4)
  any bankers acceptances of money market deposit accounts issued by an Eligible Institution;

  (5)
  short-term tax-exempt securities rated not lower than MIG-1/1+ by either Moody's or S&P with provisions for liquidity or maturity accommodations of 183 days or less;

  (6)
  repurchase agreements which (x) are entered into with any entity referred to in clauses (2), (3) or (4) above or any other financial institution whose unsecured long-term debt (or the unsecured long-term debt of whose holding company) is rated at least A- or better by S&P or Baal or better by Moody's and maturing not more than one year after such time, (y) are secured by a fully perfected security interest in securities of the type referred to in clause (1) above and (z) have a market value at the time of such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

  (7)
  any fund investing exclusively in investments of the types described in clauses (1) through (5) above; and

  (8)
  in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (7) above, including without limitation any deposit with a bank that is a lender to any Restricted Subsidiary.

        "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of that Person and its Restricted Subsidiaries for that period plus, to the extent deducted in computing Consolidated Net Income,

  (1)
  provision for taxes based on income or profits of that Person and its Restricted Subsidiaries for that period;

  (2)
  Fixed Charges of that Person for that period;

  (3)
  depreciation, amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (but excluding any other non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period), including any mark-to-market gains or losses on Hedging Obligations, of that Person and its Restricted Subsidiaries for that period;

  (4)
  net periodic post-retirement benefits;

  (5)
  other income or expense net as set forth on the face of that Person's statement of operations;

  (6)
  any payments made pursuant to the financial advisory agreements with Credit Suisse First Boston LLC or pursuant to the Credit Agreement; and

  (7)
  any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, financing and refinancing fees, in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent and in the same proportion that Net Income of that Restricted Subsidiary was included in calculating the Consolidated Net Income of that Person.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication,

  (1)
  the interest expense of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP, including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense; and

  (2)
  the consolidated capitalized interest of that Person and its Restricted Subsidiaries for that period, whether paid or accrued.

        Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent and in the same proportion that the net income of that Restricted Subsidiary was included in calculating Consolidated Net Income.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided that

  (1)
  the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

  (2)
  the Net Income (or loss) of any Restricted Subsidiary other than a Subsidiary organized or having its principal place of business outside the United States shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted

    Subsidiary of that Net Income (or loss) is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (other than any agreement or instrument entered into by Advanstar);

  (3)
  the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of that acquisition shall be excluded; and

  (4)
  the cumulative effect of a change in accounting principles shall be excluded.

        "Consolidated Net Indebtedness" means the aggregate amount of Indebtedness of Advanstar and its Restricted Subsidiaries (net of cash and cash equivalents on a consolidated basis on the date of determination) on a consolidated basis outstanding at the date of determination.

        "Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of November 7, 2000 among Advanstar, as borrower, the various financial institutions party thereto, Credit Suisse First Boston (as successor in interest to DLJ Capital Funding, Inc.), as lead arranger and sole book runner and as syndication agent, Barclays Bank PLC, as documentation agent, and Fleet National Bank, as Administrative Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, supplemented, amended and restated or otherwise, modified, renewed, refunded, replaced or refinanced from time to time (other than with the proceeds from the offering of the notes issued on the Date of Issuance), including any agreement:

  (1)
  extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby;

  (2)
  adding or deleting borrowers or guarantors thereunder;

  (3)
  increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date that Indebtedness is incurred it would not be prohibited by clause (1) of the second paragraph of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; or

  (4)
  otherwise altering the terms and conditions thereof.

        "Credit Facility" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Date of Issuance" means August 18, 2003.

        "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        "Designated Noncash Consideration" means the fair market value of non-cash consideration received by Advanstar or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers' certificate, setting forth the basis of that valuation, executed by the principal executive officer and the principal financial officer of Advanstar, less the amount of cash or Cash Equivalents received in connection with a sale of that Designated Noncash Consideration.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is exchangeable for Indebtedness (except to the extent exchangeable at the option of that Person subject to the terms of any debt instrument to which that Person is a party) or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature; provided that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Advanstar to repurchase that Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of that Capital Stock provide that Advanstar may not repurchase or redeem any such Capital Stock pursuant to those provisions unless that repurchase or redemption complies with the covenant described under the caption "—Certain Covenants—Restricted Payments," and provided further that, if that Capital Stock is issued to any plan for the benefit of employees of Advanstar or its Subsidiaries or by any such plan to those employees, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Advanstar in order to satisfy applicable statutory or regulatory obligations.

        "DLJMB" means DLJ Merchant Banking Partners III, L.P. and its Affiliates.

        "Domestic Subsidiary" means a Subsidiary of Advanstar that is organized under the laws of the United States or any State, district or territory thereof.

        "Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" or higher according to "S&P" or "P-2" or higher according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means an offering for cash by Advanstar, Holdings or Parent of its respective common stock, or options, warrants or rights with respect to its common stock.

        "Existing Indebtedness" means Indebtedness of Advanstar and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until those amounts are repaid.

        "First Priority Liens" means all Liens that secure the First Priority Lien Obligations.

        "First Priority Lien Obligations" means (i) Indebtedness and other obligations under the Credit Agreement, including Obligations (as that term is defined in the Credit Agreement) of Advanstar and each other Obligor (as defined in the Credit Agreement) and (ii) Hedging Obligations payable to a lender under the Credit Agreement or an Affiliate thereof or a Person that was a lender of Affiliate thereof at the time such Hedging Obligation was entered into, to the extent such Hedging Obligations are secured by Liens on assets also securing Indebtedness (including all Obligations) under the Credit Agreement.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of,

  (1)
  the Consolidated Interest Expense of that Person for that period; and

  (2)
  all dividend payments on any series of preferred stock of that Person (other than dividends payable solely in Equity Interests that are not Disqualified Stock), in each case, on a consolidated basis and in accordance with GAAP.

        "Foreign Subsidiary" means any Subsidiary of Advanstar that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Date of Issuance.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

        "Guarantors" means (1) Men's Apparel Guild in California, Inc. and Applied Business teleCommunications and (2) any other Domestic Subsidiary that executes a Guarantee of the notes in accordance with the provisions of the indenture, in each case until released pursuant to the indenture.

        "Hedging Obligations" means, with respect to any Person, the Obligations of that Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements designed to protect that Person against fluctuations in interest rates.

        "Holdings" means Advanstar, Inc., a Delaware corporation, the corporate parent of Advanstar, and its successors.

        "Indebtedness" means, with respect to any Person, any indebtedness of that Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense, trade payable or customer contract advances, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of that Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of that Person (whether or not that Indebtedness is assumed by that Person) and, to the extent not otherwise included, the guarantee by that Person of any Indebtedness of any other Person, provided that Indebtedness shall not include the pledge by Advanstar of the Capital Stock of an Unrestricted Subsidiary of Advanstar to secure Non-Recourse Debt of that Unrestricted Subsidiary.

        The amount of any Indebtedness outstanding as of any date shall be:

  (1)
  the accreted value thereof (together with any interest thereon that is more than 30 days past due), in the case of any Indebtedness that does not require current payments of interest;

  (2)
  the principal amount thereof in the case of any other Indebtedness; and

  (3)
  the net termination value of any Hedging Obligations as of such date,

provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that Indebtedness was incurred or, if that indebtedness was incurred prior to the date of the indenture, the Spot Rate in effect on the date of the indenture. Notwithstanding the foregoing, Indebtedness shall exclude obligations with respect to customer subscription payments or customer deposits for trade shows and exhibitions.

        "Investments" means, with respect to any Person, all investments by that Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other Obligations of other

Persons), advances (excluding advances made to customers in the ordinary course of business) or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an investment by Advanstar for consideration consisting of common equity securities of Advanstar shall not be deemed to be an Investment other than for purposes of clause (3) of the definition of "Qualified Proceeds."

        If Advanstar or any Restricted Subsidiary of Advanstar sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Advanstar such that, after giving effect to any such sale or disposition, that Person is no longer a Subsidiary of Advanstar, Advanstar shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of that Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under the caption "—Restricted Payments."

        "Leverage Ratio" means, with respect to any Person as of any date of determination, the ratio of (x) the Consolidated Net Indebtedness of such Person as of such date of determination to the (y) the Consolidated Cash Flow of such Person for the four full fiscal quarters ending on or immediately preceding such date of determination for which internal financial statements are available (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the date of determination).

        In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Leverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Leverage Ratio is made (the "Calculation Date"), then the Leverage Ratio shall be calculated giving pro forma effect to that incurrence, assumption, guarantee or redemption of Indebtedness, or that issuance or redemption of preferred stock and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        For purposes of making the computation referred to above, acquisitions that have been made by Advanstar or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for that reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings reasonably expected to be realized in connection with that acquisition, as determined in good faith by an officer of Advanstar (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission) and without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Management Loans" means one or more loans by Advanstar or Holdings to officers and/or directors of Advanstar and any of its Restricted Subsidiaries to finance the purchase by such officers and directors of common stock of Parent, Holdings or Advanstar; provided that the aggregate principal amount of all such Management Loans outstanding at any time shall not exceed $1.0 million.

        "Net Income" means, with respect to any Person, the net income (loss) of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain (or loss), together with any related provision for taxes on that gain (or loss), realized in connection with:

  (a)
  any Asset Sale, including, without limitation, dispositions pursuant to sale and leaseback transactions, or

  (b)
  the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on that extraordinary or nonrecurring gain (or loss).

        "Net Proceeds" means the aggregate cash proceeds received by Advanstar or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication,

  (1)
  the direct costs relating to that Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale, and any relocation expenses incurred as a result thereof;

  (2)
  taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

  (3)
  amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness incurred pursuant to the Credit Agreement) secured by a Lien on the asset or assets that were the subject of that Asset Sale; and

  (4)
  any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets until such time as that reserve is reversed or that escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Advanstar or its Restricted Subsidiaries from that escrow arrangement, as the case may be.

        "Non-Recourse Debt" means Indebtedness,

  (1)
  no default with respect to, which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Advanstar or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and

  (2)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by Advanstar or any Restricted Subsidiary to secure debt of that Unrestricted Subsidiary) or assets of Advanstar or any of its Restricted Subsidiaries;

provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by Advanstar or any of its Restricted Subsidiaries if Advanstar or that Restricted Subsidiary was otherwise permitted to incur that guarantee pursuant to the indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Parent" means Advanstar Holdings Corp., a Delaware corporation, the corporate parent of Holdings, and its successors.

        "Pari Passu Indebtedness" means Indebtedness of Advanstar (including Indebtedness under the Credit Agreement) that ranks pari passu in right of payment to the notes, whether or not it is secured.

        "Permitted Business" means the business-to-business marketing communications solutions business or any business reasonably related, incidental or ancillary thereto.

        "Permitted Investments" means:

  (1)
  any Investment in Advanstar or in a Restricted Subsidiary of Advanstar;

  (2)
  any Investment in cash or Cash Equivalents;

  (3)
  any Investment by Advanstar or any Restricted Subsidiary of Advanstar in a Person, if as a result of that Investment,

  (a)
  that Person becomes a Restricted Subsidiary of Advanstar or

  (b)
  that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Advanstar or a Restricted Subsidiary of Advanstar;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  any Investment acquired solely through the issuance of Equity Interests (other than Disqualified Stock) of Advanstar;

  (6)
  any Investment in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (6) that are at that time outstanding, not to exceed $25.0 million at the time of that Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) (which aggregate amount outstanding will be reduced by returns of capital received by Advanstar or any Restricted Subsidiary in respect of such Investments);

  (7)
  the Management Loans or Investments in Holdings to fund Management Loans;

  (8)
  Hedging Obligations permitted to be incurred under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (9)
  other Investments which, together with all other Investments made pursuant to this clause (9) since the date of the indenture, does not exceed $30.0 million, in each case, after giving effect to all subsequent reductions in the amount of any Investment made pursuant to this clause (9) as a result of the repayment or disposition thereof for cash, not to exceed the amount of the Investment previously made pursuant to this clause (9);

  (10)
  receivables owing to Advanstar or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Advanstar or any such Restricted Subsidiary deems reasonable under the circumstances;

  (11)
  payroll, travel and similar advances to cover matters that at the time of such advances are expected ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (12)
  loans or advances to employees made in the ordinary course of business not exceeding in the aggregate, at any time, $1.0 million; and

  (13)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Advanstar or any Restricted Subsidiary or in satisfaction of judgments.

        "Permitted Liens" means:

  (1)
  Liens on property of a Person existing at the time that Person is merged into or consolidated with Advanstar or any Restricted Subsidiary, provided that those Liens were not incurred in contemplation of that merger or consolidation and do not secure any property or assets of Advanstar or any Restricted Subsidiary other than the property or assets subject to the Liens prior to that merger or consolidation;

  (2)
  Liens existing on the date of the indenture;

  (3)
  Liens securing Indebtedness consisting of Capitalized Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations (and all Obligations in respect thereof), in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of Advanstar or its Restricted Subsidiaries, or repairs, additions or improvements to those assets, provided that:

  (a)
  those Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, additional or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of that Indebtedness),

  (b)
  those Liens do not extend to any other assets of Advanstar or its Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, that Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved),

  (c)
  the Incurrence of that Indebtedness is permitted by "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," and

  (d)
  those Liens attach within 365 days of that purchase, construction, installation, repair, addition or improvement;

  (4)
  Liens on the property or shares of a Restricted Subsidiary on the date on which such Restricted Subsidiary was acquired by Advanstar; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition and that any such Lien may not extend to any other property owned by Advanstar or any Restricted Subsidiary;

  (5)
  Liens to secure any refinancings, renewals, extensions, modification or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above (and all Obligations in respect thereof) so long as that Lien does not have a higher priority with respect to the Second Priority Liens than the Liens securing the Indebtedness refinanced, renewed, modified or replaced and so long as that Lien does not extend to any other property (other than improvements, accessions, proceeds or dividends or distributions with respect thereto);

  (6)
  Liens securing surety bonds or letters of credit entered into in the ordinary course of business and consistent with past business practice;

  (7)
  Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt (and all Obligations in respect thereof) of that Unrestricted Subsidiary;

  (8)
  Liens on the Lender Collateral (as defined in the intercreditor agreement) securing (a)(i) Indebtedness (including all Obligations) under the Credit Agreement which Indebtedness is permitted to be incurred under clause (1) of the definition of Permitted Indebtedness or, if the Credit Agreement ceases to be secured and Advanstar subsequently incurs obligations under a new Credit Facility or other First Priority Lien Obligations, Indebtedness (including all Obligations) in respect thereof and (ii) Hedging Obligations payable to a lender under the Credit Agreement or an Affiliate thereof or to a Person that was a lender or an Affiliate thereof at the time the contract was entered into to the extent such Hedging Obligations are secured by Liens on assets also securing Indebtedness (including all Obligations) under the Credit Agreement; and (b) the notes, the Guarantees and any other Indebtedness permitted to be incurred under the indenture (and all Obligations in respect thereof), in each case on a second-priority basis behind the Indebtedness, if any, described in clause (a) and any other Indebtedness (and Obligations in respect thereof) permitted to be secured by the Lender Collateral without equally and ratably securing the notes;

  (9)
  Liens securing Indebtedness of any Restricted Subsidiary permitted to be incurred by "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" (and all Obligations in respect thereof);

  (10)
  Liens incurred in the ordinary course of business not securing debt for money borrowed and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of Advanstar and its Restricted Subsidiaries;

  (11)
  Liens securing Indebtedness or other obligations of a Subsidiary owing to Advanstar or a Restricted Subsidiary (and all Obligations in respect thereof);

  (12)
  Liens securing Hedging Obligations otherwise permitted under the indenture;

  (13)
  judgment liens, and Liens securing appeal bonds or letters of credit in lieu of appeal bonds in respect of judgments not otherwise giving rise to an Event of Default; and

  (14)
  other Liens securing Indebtedness (and all Obligations in respect thereof) that is permitted by the terms of the indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed an amount equal to (x) $25.0 million less (y) the amount by which Indebtedness incurred pursuant to clause (1) of the definition of Permitted Indebtedness (which Indebtedness is secured by Liens pursuant to clause (8) above) exceeds $60.0 million.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Advanstar or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Advanstar or any of its Restricted Subsidiaries then classified as incurred under the Leverage Ratio or pursuant to clause (2), (3), (4), (6) or (10) of the second paragraph under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that:

  (1)
  the principal amount (or accreted value, if applicable) of that Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

  (2)
  that Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, that Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable, taken as a whole, to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

provided further, that if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Indebtedness of Advanstar, then such Permitted Refinancing Indebtedness also must be Indebtedness of Advanstar.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

        "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over the shares of Capital Stock of any other class of such corporation.

        "Principals" means DLJMB.

        A "Public Market" exists at any time with respect to the common stock of Advanstar, Holdings or Parent, as the case may be, if

  (1)
  the common stock of Advanstar, Holdings or Parent, as the case may be, is then registered with the Securities Exchange Commission pursuant to Section 12(b) or 12(g) of the Exchange Act and traded either on a national securities exchange or in the National Association of Securities Dealers Automated Quotation System and

  (2)
  at least 15% of the total issued and outstanding common stock of Advanstar, Holdings or Parent, as the case may be, has been distributed prior to such time by means of an effective registration statement under the Securities Act of 1933.

        Unless the context otherwise requires, references to "Public Market" shall refer to Public Markets with respect to any of Parent, Holdings or Advanstar.

        "Qualified Proceeds" means any of the following or any combination of the following:

  (1)
  cash;

  (2)
  Cash Equivalents;

  (3)
  assets (other than Investments) that are used or useful in a Permitted Business; and

  (4)
  the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by Advanstar or any Restricted Subsidiary of Advanstar of that Capital Stock,

  (a)
  that Person becomes a Restricted Subsidiary of Advanstar or any Restricted Subsidiary of Advanstar or

  (b)
  that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Advanstar or any Restricted Subsidiary of Advanstar.

        "Related Party" means, with respect to any Principal,

  (1)
  any controlling stockholder or partner of that Principal on the date of the indenture; or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (1) or (2).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of Advanstar that is not an Unrestricted Subsidiary.

        "Security Agreements" means (i) that certain Amended and Restated Borrower Pledge and Security Agreement, dated as of August 18, 2003, among the Administrative Agent and Advanstar, (ii) that certain Amended and Restated Subsidiary Pledge and Security Agreement, dated as of August 18, 2003, among the Administrative Agent and the Subsidiaries of Advanstar, (iii) that certain Issuer Pledge and Security Agreement, dated as of August 18, 2003, among the Collateral Agent, the trustee for the notes and Advanstar and (iv) that certain Subsidiary Pledge and Security Agreement, dated as of August 18, 2003, among the Collateral Agent, the trustee for the notes and the Subsidiaries of Advanstar. Items (i) and (ii) above each grant, among other things, a First Priority Lien on the Collateral described therein in favor of the Administrative Agent for the benefit of the Secured Parties (as defined in the Credit Agreement), as amended, modified, restated, supplemented or replaced from time to time. Items (iii) and (iv) above each grant among other things, a Second Priority Lien on the Collateral described therein in favor of the Collateral Agent for the benefit of the trustee and the holders of the notes, as amended, modified, restated, supplemented or replaced from time to time. Pursuant to the intercreditor agreement, items (iii) and (iv) above cannot be amended if such amendment would be inconsistent with the terms then existing in items (i) and (ii) above or in the intercreditor agreement.

        "Security Documents" means, collectively, the Security Agreements, the intercreditor agreement and all other security agreements, pledges, collateral assignments or other instruments evidencing or creating any Security Interests in favor of the Collateral Agent, for the benefit of the trustee and the holders of the notes, in all or any portion of the Collateral, in each case, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, in accordance with the terms thereof.

        "Security Interests" means the Liens on the Collateral created by the Security Documents in favor of the Administrative Agent for the benefit of, on a first priority basis, the Secured Parties (as defined in the Credit Agreement) or the Collateral Agent, as the case may be, on a second priority basis, for the benefit of the trustee, the holders of the notes and any other obligations secured on a pari passu basis with the notes.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as that Regulation is in effect on the Date of Issuance.

        "Spot Rate" means, for any currency, the spot rate at which that currency is offered for sale against United States dollars as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on that date of determination for the immediately preceding business day or, if that rate is not available, as determined in any publicly available source of similar market data.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which that payment of interest or principal was scheduled to be paid in the original documentation governing that Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any that interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of Advanstar.

        "Tax Sharing Agreement" means any tax sharing agreement or arrangement between Advanstar and Holdings, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid pursuant to all such agreements and/or arrangements exceed the amount Advanstar would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries as if it were a corporation that was a parent of a consolidated group.

        "Term Loan B" means Term Loan B outstanding under the Credit Agreement as in effect on the date of the indenture, as amended, restated or modified from time to time, and any refunding, replacement or refinancing thereof (other than a refunding, replacement or refinancing with the proceeds of additional notes incurred pursuant to clause (3) of the definition of Permitted Indebtedness); provided that such refunding, replacement or refinancing is incurred under clause (1) of the definition of Permitted Indebtedness.

        "Unrestricted Subsidiary" means any Subsidiary of Advanstar that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with Advanstar or any Restricted Subsidiary of Advanstar unless the terms of any such agreement, contract, arrangement or understanding comply with the covenant described under the caption entitled "—Certain Covenants—Transactions with Affiliates";

  (3)
  is a Person with respect to which neither Advanstar nor any of its Restricted Subsidiaries has any direct or indirect obligation,

  (a)
  to subscribe for additional Equity Interests, or

  (b)
  to maintain or preserve that Person's financial condition or to cause that Person to achieve any specified levels, of operating results, except to the extent permitted under the covenant described under the caption entitled "—Certain Covenants—Restricted Payments"; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Advanstar or any of its Restricted Subsidiaries.

        Any such designation by the board of directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to that designation and an officers' certificate certifying that designation complied with the foregoing conditions and was permitted by the covenant described under the caption entitled "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as a Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of

Advanstar as of that date (and, if that Indebtedness is not permitted to be incurred as of that date under the covenant described under the caption entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," Advanstar shall be in default of that covenant).

        The board of directors of Advanstar may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Advanstar of any outstanding Indebtedness of that Unrestricted Subsidiary and that designation shall only be permitted if:

  (1)
  that Indebtedness is permitted under the covenant described under the caption entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (2)
  no Default or Event of Default would be in existence following that designation.

        "Weighted Average Life To Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying,

  (a)
  the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

  (b)
  the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of that payment; by

  (2)
  the then outstanding principal amount of that Indebtedness.

        "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary of Advanstar all the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by Advanstar or by one or more Wholly Owned Restricted Subsidiaries of Advanstar or by Advanstar and one or more Wholly Owned Restricted Subsidiaries of Advanstar.

THE EXCHANGE OFFER

        In a registration rights agreement between Advanstar and the initial purchasers of the old notes issued in August 2003 and a registration rights agreement between Advanstar and the initial purchaser of the old notes issued in September 2003 (together, the "registration rights agreements"), we agreed

  (1)
  to file a registration statement on or prior to 90 days after the closing of the offering of the applicable old notes with respect to an offer to exchange the old notes for a new issue of securities to be issued under the existing indenture, with terms substantially the same as of the old notes but registered under the Securities Act,

  (2)
  to use our reasonable best efforts to cause the registration statement to be declared effective by the SEC on or prior to 180 days after the respective closings of the old notes offerings and

  (3)
  use our best efforts to consummate the exchange offer and issue the new notes within 30 business days after the registration statement is declared effective.

        The registration rights agreement provides that, in the event we fail to file the registration statement within 90 days after the closing date, have it declared effective within 180 days or consummate the exchange offer within 220 days, we will be required to pay additional interest on the old notes over and above the regular interest rate. Once we complete this exchange offer, we will no longer be required to pay additional interest on the old notes.

        The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Notes

        This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

  •
  When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

  •
  For each $1,000 principal amount of old notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of new notes.

  •
  We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee's security register with respect to the old notes.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on January 21, 2004; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term "expiration date" means January 21, 2004 or, if extended by us, the latest time and date to which the exchange offer is extended.

  •
  As of the date of this prospectus, $430,000,000 in aggregate principal amount of the old notes was outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

  •
  Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called "Conditions to the Exchange Offer" below.

  •
  We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

  •
  We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under "Conditions to the Exchange Offer" are not satisfied.

  •
  We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

  •
  Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

  •
  Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

  •
  We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

  •
  By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See "—Resales of the New Notes."

  Important rules concerning the exchange offer

        You should note that:

  •
  All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by Advanstar in its sole discretion, which determination shall be final and binding.

  •
  We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

  •
  We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

  •
  Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

  •
  Neither Advanstar, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

  What to submit and how

        If you, as the registered holder of an old security, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to Wells Fargo Bank Minnesota, N.A. at the address set forth below under "Exchange Agent" on or prior to the expiration date.

        In addition,

  (1)
  certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

  (2)
  a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent's account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

  (3)
  you must comply with the guaranteed delivery procedures described below.

        The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to Advanstar.

  How to sign your letter of transmittal and other documents

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

  (1)
  by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

  (2)
  for the account of an eligible institution.

        If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

  •
  a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or

  •
  a commercial bank or trust company having an office or correspondent in the United States

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

        If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by Advanstar, proper evidence satisfactory to Advanstar of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "Conditions to the Exchange Offer" below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

        In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

  •
  certificates for old notes, or

  •
  a timely book-entry confirmation of transfer of old notes into the exchange agent's account at DTC using the book-entry transfer procedures described below, and

  •
  a properly completed and duly executed letter of transmittal.

        If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent's message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant. A letter of transmittal need not accompany tenders effected through the Automated Tender Offer Program.

        If your old notes are held through DTC, you must complete a form called "Instruction to Registered Holder and/or Book-Entry Participant," which will instruct the DTC participant through whom you hold your securities of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of securities until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your securities. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

        If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

  (1)
  the tender is made through an eligible institution,

  (2)
  prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

  •
  the name and address of the holder of old notes,

  •
  the amount of old notes tendered,

    •
    the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

  (3)
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

        You can withdraw your tender of old notes at any time on or prior to the expiration date.

        For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under "Exchange Agent." Any notice of withdrawal must specify:

  •
  the name of the person having tendered the old notes to be withdrawn,

  •
  the old notes to be withdrawn,

  •
  the principal amount of the old notes to be withdrawn,

  •
  if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder,

  •
  if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution, and

  •
  if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

        Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

        If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

        That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

        Wells Fargo Bank Minnesota, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance should be directed to Michael T. Lechner of Wells Fargo Bank Minnesota, N.A., by phone at 612-316-4305 or by fax to 612-667-2160. Requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

Deliver To:
Wells Fargo Bank Minnesota, N.A.
MAC N9303-121, Sixth and Marquette Avenue
Minneapolis, MN 55479
Attn: Corporate Trust Operations
 Facsimile Transmissions:
612-667-2160
 To Confirm by Telephone
or for Information:
800-344-5128

        Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

        The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

        The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be approximately $210,000.

Transfer Taxes

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

        Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

        However, any purchaser of old notes who is an "affiliate" of Advanstar or who intends to participate in the exchange offer for the purpose of distributing the new notes

  (1)
  will not be able to rely on the interpretation of the staff of the SEC,

  (2)
  will not be able to tender its old notes in the exchange offer and

  (3)
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the securities unless that sale or transfer is made using an exemption from those requirements.

        By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old notes will represent that:

  (1)
  it is not our "affiliate";

  (2)
  any new notes to be received by it were acquired in the ordinary course of its business; and

  (3)
  it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the "distribution," within the meaning of the Securities Act, of the new notes.

        In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreements, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

        The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old security for a new security in the exchange offer, the holder will have the same adjusted basis and holding period in the new security as in the old security immediately before the exchange.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

        We will not receive any proceeds from any sale of new notes by broker-dealers.

        New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

  •
  in the over-the-counter market

  •
  in negotiated transactions

  •
  through the writing of options on the new notes or

  •
  a combination of those methods of resale

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

        Any resale may be made

  •
  directly to purchasers or

  •
  to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

        Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the securities, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the notes offered hereby will be passed upon for Advanstar by Davis Polk & Wardwell, New York, New York.

EXPERTS

        The historical consolidated financial statements of Advanstar Communications Inc. and its subsidiaries as of December 31, 2001 and December 31, 2002, for the period from October 12, 2000 (date of inception) through December 31, 2000 and for the years ended December 31, 2001 and 2002 and the related consolidated financial statement schedule have been included in this prospectus in reliance upon the reports of PriceWaterhouseCoopers LLP, independent certified public accountants, included herein, and given upon the authority of said firm as experts in accounting and auditing.

        The predecessor consolidated financial statements and schedule of Advanstar Communications Inc. included in this Prospectus and elsewhere in the registration statement for the period from January 1, 2000 through October 11, 2000 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report herein.

        We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it in this prospectus as having certified the financial statements described above, as required by Section 7 of the Securities Act.

        Under Section 11(a)(4) of the Securities Act, if any audited financial statements included in a registration statement contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, an investor may sue the independent accountant who certified such financial statements only if such accountant has consented to being named as having certified such financial statements. Because Arthur Andersen has not provided its written consent, you will not be able to sue Arthur Andersen pursuant to Section 11(a)(4) of the Securities Act and therefore your right of recovery under that section will be limited as a result of the lack of consent.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC, Washington, D.C. 20549, a registration statement under the Securities Act with respect to our offering of the new notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the new notes in the registration statement. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the company and the new notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. The registration statement, including the exhibits and schedules thereto, are also available for reading and copying at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

        If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the indenture to furnish the holders of the new notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act. We also maintain an Internet site at http://www.advanstar.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

INDEX TO FINANCIAL STATEMENTS

Reports of Independent Accountants	F-2
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2001 and 2002	F-5

Consolidated Statements of Operations for the period from January 1, 2000 through October 11, 2000, the period from October 12, 2000 through December 31, 2000 and for the years ended December 31, 2001 and 2002	F-6

Consolidated Statements of Stockholder's Equity for the period from January 1, 2000 through October 11, 2000, the period from October 12, 2000 through December 31, 2000 and for the years ended December 31, 2001 and 2002	F-7

Consolidated Statements of Cash Flows for the period from January 1, 2000 through October 11, 2000, the period from October 12, 2000 through December 31, 2000 and for the years ended December 31, 2001 and 2002	F-8
Notes to Consolidated Financial Statements	F-9
Unaudited Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets as of September 30, 2003 (unaudited) and December 31, 2002	F-43
Condensed Consolidated Statements of Operations (Unaudited) for the three months ended September 30, 2003 and 2002	F-44
Condensed Consolidated Statements of Operations (Unaudited) for the nine months ended September 30, 2003 and 2002	F-45
Condensed Consolidated Statements of Cash Flows (Unaudited) for the nine months ended September 30, 2003	F-46
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-47
Financial Statement Schedule	F-66

Report of Independent Accountants

To the Stockholder and Board of Directors
of Advanstar Communications Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Advanstar Communications Inc., a wholly owned subsidiary of Advanstar, Inc., and its Subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended and for the period from October 12, 2000 (date of inception) through December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The predecessor financial statements of Advanstar Communications Inc. from January 1, 2000 through October 11, 2000, prior to the revisions described in Note 3, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated February 15, 2002.

        As discussed in Note 6, the Company may not be able to meet one of its debt covenants in the first quarter of 2004. Management's plans with respect to this matter are also discussed in Note 6.

        As discussed in Note 2, the Company adopted the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" effective January 1, 2001.

        As discussed in Note 3, the Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002.

        As discussed above, the predecessor financial statements of Advanstar Communications Inc. for the period from January 1, 2000 through October 11, 2000, were audited by other independent accountants who have ceased operations. As described in Note 3, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which was adopted by the Company as of January 1, 2002. We audited the transitional disclosures described in Note 3. In our opinion, the transitional disclosures for the period from January 1, 2000 through October 11, 2000 in Note 3 are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the financial statements of the Predecessor Company for the period from January 1, 2000 through October 11, 2000 other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the financial statements of the Predecessor Company for the period from January 1, 2000 through October 11, 2000 taken as a whole.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 14, 2003

        THE FOLLOWING REPORT IS A COPY OF A REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP. THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP AND ARTHUR ANDERSEN LLP DID NOT CONSENT TO THE USE OF THIS REPORT IN THIS PROSPECTUS. ADDITIONALLY, IN 2002, THE COMPANY ADOPTED THE PROVISIONS OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS" (SFAS NO. 142). AS DISCUSSED IN NOTE 3, THE COMPANY HAS PRESENTED THE TRANSITIONAL DISCLOSURES AS REQUIRED BY SFAS 142. THE ARTHUR ANDERSEN LLP REPORT DOES NOT EXTEND TO THESE DISCLOSURES.

Report of independent public accountants

To Advanstar Communications Inc.:

        We have audited the accompanying consolidated balance sheets of Advanstar Communications Inc. (a Delaware corporation) and Subsidiaries as of December 31, 2001* and 2000**, and the related consolidated statements of operations, stockholder's equity and cash flows for the year ended December 31, 2001*, the period from October 12, 2000 through December 31, 2000*, the period from January 1, 2000 through October 11, 2000 and the year ended December 31, 1999**. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanstar Communications Inc. and Subsidiaries as of December 31, 2001* and 2000**, and the results of their operations and their cash flows for the year ended December 31, 2001*, the period from October 12, 2000 through December 31, 2000*, the period from January 1, 2000 through October 11, 2000 and the year ended December 31, 1999**, in conformity with accounting principles generally accepted in the United States.

*
Subsequent to the date of this report, the consolidated balance sheet as of December 31, 2001 and the related consolidated statements of operations, of stockholder's equity and of cash flows for the year ended December 31, 2001 and for the period from October 12, 2000 through December 31, 2000 were audited by PricewaterhouseCoopers LLP whose report appears on page F-2 of this prospectus.

**
The consolidated balance sheet as of December 31, 2000 and the consolidated statements of operations, changes in stockholder's equity, and cash flows for the year ended December 31, 1999 are not included in this prospectus.

        Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.***

        As discussed in Note 2 to the consolidated financial statements, effective January 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

/s/ Arthur Andersen LLP
Minneapolis, Minnesota,
February 15, 2002

***
The above copy of the Arthur Andersen LLP opinion on the financial statement schedule extended to information for the year ended December 31, 2001, the period from October 12, 2000 through December 31, 2000, the period from January 1, 2000 through October 11, 2000 and the year ended December 31, 1999. Subsequent to the date of that report, the information in the schedule of valuation and qualifying accounts for the year ended December 31, 2001 and for the period from October 12, 2000 through December 31, 2000 was audited by PricewaterhouseCoopers LLP whose report appears on page F-2 of this prospectus. The information in the schedule of valuation and qualifying accounts for the year ended December 31, 1999 is not included in this prospectus.

ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	Successor
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$18,930	$44,636
Accounts receivable, net of allowance of $1,049 and $970 at December 31, 2002 and 2001	23,024	22,891
Prepaid expenses	9,757	11,402
Other	1,208	1,648

Total current assets	52,919	80,577
Property, plant and equipment, net	23,499	25,456
Intangible and other assets:
Goodwill, net	660,808	719,386
Intangibles and other, net	128,800	175,360

Total intangible and other assets, net	789,608	894,746

	$866,026	$1,000,779

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current maturities of long-term debt	$17,400	$16,200
Accounts payable	19,372	29,794
Accrued compensation	6,320	4,087
Other accrued expenses	24,794	27,509
Deferred revenue	53,039	54,049

Total current liabilities	120,925	131,639
Long-term debt, net of current maturities	540,300	553,800
Deferred income taxes	—	16,157
Other long-term liabilities	4,374	4,525
Due to parent	4,492	3,662
Minority interests	9,782	14,610
Commitments and contingencies (Note 10)
Stockholder's equity:
Common stock, $.01 par value, 40,000,000 shares authorized; 1,000,000 shares issued and outstanding at December 31, 2002 and 2001	10	10
Capital in excess of par value	387,367	350,175
Accumulated deficit	(192,146)	(67,807)
Accumulated other comprehensive loss	(9,078)	(5,992)

Total stockholder's equity	186,153	276,386

	$866,026	$1,000,779

The accompanying notes are an integral part of these consolidated financial statements.

ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

	Successor			Predecessor
			For the Period from October 12, 2000 through December 31, 2000	For the Period from January 1, 2000 through October 11, 2000
	For the Years Ended December 31,
	2002	2001
Net revenue	$307,183	$346,997	$63,434	$314,045
Operating expenses:
Cost of production	62,838	71,246	15,194	62,262
Selling, editorial and circulation	124,845	148,746	34,145	129,376
General and administrative	35,027	35,697	7,740	30,496
Funding of affiliated dot.com company operations (see Note 12)	39,587	—	—	—
Amortization of goodwill and other intangibles	59,899	85,949	14,011	35,133
Depreciation	9,233	8,312	1,736	4,520

Total operating expenses	331,429	349,950	72,826	261,787

Operating (loss) income	(24,246)	(2,953)	(9,392)	52,258
Other income (expense):
Interest expense, net	(51,211)	(55,499)	(13,765)	(38,161)
Other income (expense), net	2,931	788	215	(2,394)

(Loss) income before income taxes, minority interests, extraordinary item and cumulative effect of accounting change	(72,526)	(57,664)	(22,942)	11,703
(Benefit) provision for income taxes	(15,478)	(11,166)	(4,772)	11,190
Minority interests	(474)	(156)	125	(1,003)

Loss before extraordinary item and cumulative effect of accounting change	(57,522)	(46,654)	(18,045)	(490)
Extraordinary item, net of tax	—	(2,556)	—	—
Cumulative effect of accounting change, net of tax and minority interest	(66,817)	(552)	—	—

Net loss	$(124,339)	$(49,762)	$(18,045)	$(490)

The accompanying notes are an integral part of these consolidated financial statements.

ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder's Equity

(Dollars in thousands)

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Capital in Excess of Par Value	Accumulated Deficit
	Shares	Amount				Total
Balance, December 31, 1999 (predecessor)	1,000,000	$10	$186,904	$(48,330)	$(5,623)	$132,961
Comprehensive loss:
Net loss	—	—	—	(490)	—
Translation adjustment	—	—	—	—	(3,231)
Total comprehensive loss	—	—	—	—	—	(3,721)
Stock option compensation income and other	—	—	(6,933)	—	—	(6,933)

Balance, October 11, 2000 (predecessor)	1,000,000	$10	$179,971	$(48,820)	$(8,854)	$122,307

Balance, October 12, 2000 (successor)	—	$—	$—	$—	$—	$—
Issuance of stock in connection with the acquisition of Advanstar, Inc.	1,000,000	10	352,592	—	—	352,602
Comprehensive income (loss):
Net loss	—	—	—	(18,045)	—
Translation adjustment	—	—	—	—	904
Total comprehensive loss	—	—	—	—	—	(17,141)

Balance, December 31, 2000	1,000,000	10	352,592	(18,045)	904	335,461
Comprehensive loss:
Net loss	—	—	—	(49,762)	—
Translation adjustment	—	—	—	—	(2,712)
Change in unrealized loss on derivative financial instruments, net of tax	—	—	—	—	(4,184)
Total comprehensive loss	—	—	—	—	—	(56,658)
Capital contribution	—	—	34,775	—	—	34,775
Advances and notes due from affiliate (Note 12)	—	—	(37,192)	—	—	(37,192)

Balance, December 31, 2001 (successor)	1,000,000	10	350,175	(67,807)	(5,992)	276,386
Comprehensive loss:
Net loss	—	—	—	(124,339)	—
Translation adjustment	—	—	—	—	(2,920)
Change in unrealized loss on derivative financial instruments	—	—	—	—	(166)
Total comprehensive loss	—	—	—	—	—	(127,425)
Provision for advances and notes due from affiliate (Note 12)	—	—	37,192	—	—	37,192

Balance, December 31, 2002 (successor)	1,000,000	$10	$387,367	$(192,146)	$(9,078)	$186,153

The accompanying notes are an integral part of these consolidated financial statements.

ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Successor			Predecessor
			For the Period from October 12, 2000 through December 31, 2000	For the Period from January 1, 2000 through October 11, 2000
	For the Years Ended December 31,
	2002	2001
Operating activities:
Net loss	$(124,339)	$(49,762)	$(18,045)	$(490)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Extraordinary item—early extinguishment of debt	—	2,556	—	—
Provision for notes and advances from affiliated dot.com company (see Note 12)	37,192	—	—	—
Transition goodwill impairment	66,817	—	—	—
Depreciation and amortization	69,132	94,261	15,747	39,653
(Gain) loss on derivative financial instruments	(1,236)	1,075	—	—
Undistributed earnings of minority interest holders	474	156	—	—
Noncash interest	2,698	2,378	748	899
Debt discount accretion	—	—	—	(2,485)
Provision for bad debts	1,639	2,768	957	1,407
Loss (gain) on sales of assets and other	22	11	(125)	4,242
Deferred income taxes	(16,605)	(13,443)	1,711	3,231
Changes in operating assets and liabilities:
Accounts receivable	(1,955)	5,498	(1,118)	(2,294)
Inventories	269	145	(5)	384
Prepaid expenses	2,131	4,762	(2,969)	1,270
Accounts payable and accrued expenses	(12,114)	11,850	(24,698)	15,314
Deferred revenue	(2,654)	(14,804)	23,999	(18,863)
Other	2,804	(5,638)	123	(2,320)

Net cash provided by (used in) operating activities	24,275	41,813	(3,675)	39,948

Investing activities:
Additions to property, plant and equipment	(7,216)	(7,935)	(2,578)	(9,304)
Acquisitions of publications and trade shows, net of cash acquired	(23,972)	(14,158)	(10,863)	(13,264)
Increase in advances and notes due from affiliate	—	(20,024)	(9,020)	(10,749)
Proceeds from sale of assets and other	33	384	66	3,767

Net cash used in investing activities	(31,155)	(41,733)	(22,395)	(29,550)

Financing activities:
Proceeds from revolving credit loan	11,100	37,000
Payments on revolving credit loan	(8,000)	(3,000)	—	—
Proceeds from long-term debt	—	160,000	—	—
Payments of long-term debt	(16,200)	(195,000)	—	(16,828)
Proceeds from capital contributions and other	—	34,775	—	—
Deferred financing costs	(1,785)	(9,001)	—	—
Dividends paid to minority interest holders	(503)	—	—	(1,150)

Net cash (used in) provided by financing activities	(15,388)	24,774	—	(17,978)

Effect of exchange rate changes on cash	(3,438)	2,107	(986)	280

Net (decrease) increase in cash and cash equivalents	(25,706)	26,961	(27,056)	(7,300)
Cash and cash equivalents, beginning of period	44,636	17,675	44,731	11,237

Cash and cash equivalents, end of period	$18,930	$44,636	$17,675	$3,937

The accompanying notes are an integral part of these consolidated financial statements.

ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.    Nature of Business

        The accompanying consolidated financial statements include the accounts of Advanstar Communications Inc., a wholly owned subsidiary of Advanstar, Inc., and its majority-owned subsidiaries (collectively, Advanstar or the Company). All intercompany accounts and transactions between consolidated entities have been eliminated.

        The Company operates and manages trade shows and conferences; publishes controlled circulation trade and professional periodicals; and markets a broad range of marketing, direct mail and database products and services.

        On October 11, 2000, a group of investors, including DLJ Merchant Banking Partners III L.P. (DLJMB), certain of its affiliated funds and certain members of management, formed Advanstar Holdings Corp. (Holdings or the Parent) to acquire substantially all of the outstanding shares of Advanstar's direct parent, Advanstar, Inc., for an aggregate purchase price of approximately $917.6 million (the DLJ Acquisition) including the assumption of outstanding indebtedness and debt repaid on the date of sale, and related transaction costs. The DLJ Acquisition has been accounted for using the purchase method of accounting and, accordingly, all assets and liabilities of the Company have been recorded at their fair values as of the date of acquisition. The excess of the purchase price over the fair value of the assets and liabilities of the Company has been recorded as goodwill. The table below sets forth the initial purchase price allocation (in millions):

Cash	$302.6
Debt assumed	606.6
Direct acquisition costs	8.4

Total purchase price	917.6
Estimated fair value of net tangible assets acquired	2.9
Identifiable intangible assets	94.1
Goodwill	820.6

$917.6

        The Company completed and finalized its purchase price allocation related to the DLJ Acquisition during 2001, which resulted in the recognition of approximately $139.2 million of additional intangible assets and $45.7 million of deferred tax liabilities and a corresponding reduction to goodwill.

        Due to the effects of the DLJ Acquisition on the recorded bases of goodwill, intangibles, property and stockholder's equity, the financial statements prior to and subsequent to the DLJ Acquisition are not comparable. Periods prior to October 12, 2000 represent the accounts of the Predecessor, and from that date, the Successor. The effects of the DLJ Acquisition have not been included in the accompanying consolidated statements of cash flows as the acquisition was deemed to have occurred at a date that is not part of either the Predecessor or Successor company operations.

2.    Summary of Significant Accounting Policies

  Cash and Cash Equivalents

        Cash and cash equivalents include cash on deposit and highly liquid investments with original maturities of three months or less. Cash equivalents are stated at cost, which approximates fair market value.

  Prepaid Expenses and Other Current Assets

        Prepaid expenses consist primarily of prepaid trade show and conference expenses, prepaid publication production costs and miscellaneous deposits. Event and publication expenses are charged to operations at the time of the related event and at the time of publication issuance. Other current assets consist primarily of paper inventories.

  Property, Plant and Equipment

        Property, plant and equipment consisted of the following at December 31 (in thousands):

	Successor
	2002	2001
Land and improvements	$2,416	$2,409
Buildings	5,097	4,995
Furniture, machinery and equipment	30,830	23,721
Leasehold improvements	4,325	4,343

	42,668	35,468
Accumulated depreciation	(19,169)	(10,012)

Property, plant and equipment, net	$23,499	$25,456

        Property, plant and equipment is depreciated on the straight-line basis over the following estimated useful lives:

Land improvements	10-15 years
Buildings	20-40 years
Furniture, machinery and equipment	3-10 years
Leasehold improvements	Shorter of useful life or lease term

        For tax reporting purposes, certain assets have different estimated useful lives and depreciation methods.

        Maintenance and repairs are charged to expense as incurred. Major betterments and improvements which extend the useful life of the item are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to other expenses.

  Intangible and Other Assets

        Trade exhibitor and advertiser lists are amortized on a double-declining balance method over six years and five years, respectively. For periods prior to April 1, 2001, trade exhibitor and advertiser lists were amortized on a straight-line method over eight years. Subscriber lists and other intangible assets are being amortized on a straight-line basis over three to ten years.

        Effective January 1, 2002, the Company adopted Statement of Financial Condition (SFAS) No. 142, "Goodwill and Other Intangible Assets." Effective with the adoption of this standard, the Company no longer amortizes goodwill. For periods prior to January 1, 2002, goodwill was amortized on a straight-line basis over an average of 23 years. Goodwill is recorded in the accompanying consolidated balance sheets net of accumulated amortization of $39.3 million at December 31, 2002 and 2001, respectively.

  Impairment of Long-Lived Assets

        The Company evaluates the carrying value of long-lived assets, including identifiable intangibles, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the carrying value is reduced to the estimated fair value as measured by the associated discounted cash flows.

        Under SFAS No. 142, the Company evaluates goodwill for impairment using a two-step test based upon a fair value approach. The first step is used to identify a potential impairment, while the second step calculates the amount of impairment, if any. Additionally, goodwill shall be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. Prior to January 1, 2002, the Company evaluated goodwill for impairment using the method described in the preceding paragraph.

  Accrued Expenses

        Accrued expenses consisted of the following at December 31 (in thousands):

	Successor
	2002	2001
Derivative instruments	$5,849	$6,553
Interest	8,958	9,468
Security deposits	3,125	2,770
Benefits and severance	1,755	3,109
Other	5,107	5,609

	$24,794	$27,509

  Revenue Recognition

        Trade show and conference revenue is recognized in the accounting period in which the event is conducted. Subscription revenue is recognized on a pro rata basis as publications are issued to fulfill the subscription obligations. Advertising revenue is recognized when the publication with the respective advertisement is published. Deferred revenue is recorded when cash is received in advance of when the event is held or the publication is issued.

        Deferred revenue consisted of the following at December 31 (in thousands):

	Successor
	2002	2001
Deferred trade show and conference revenue	$49,752	$50,309
Deferred advertising and subscription revenue	3,287	3,740

Total deferred revenue	$53,039	$54,049

  Foreign Currency Translation

        The Company accounts for translation adjustments related to its investments in foreign entities in accordance with SFAS No. 52, "Foreign Currency Translation." Such adjustments are included in other comprehensive income (loss).

  Financial Derivative Instruments

        Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which required derivative instruments to be recorded on the balance sheet at fair value. Changes in the fair value of derivative financial instruments must be recognized currently in earnings unless specific hedge accounting criteria are met. For those instruments which meet the hedging criteria, gains and losses will be recognized in other comprehensive income rather than in earnings.

        The Company's adoption of SFAS 133 on January 1, 2001 resulted in a reduction in income of approximately $0.6 million, net of tax, reported as a cumulative effect of accounting change and a reduction to other comprehensive income of approximately $0.2 million, net of tax.

  Stock-Based Compensation

        As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to account for stock options and awards to employees under the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations.

        If the Company had elected to recognize compensation cost based on the fair value of the options granted as prescribed by SFAS No. 123, net loss would have been increased to the pro forma amounts indicated in the table below (in thousands):

	Successor			Predecessor
			For the Period from October 12, 2000 through December 31, 2000	For the Period from January 1, 2000 through October 11, 2000
	For the Years Ended December 31,
	2002	2001
Net loss—as reported	$(124,339)	$(49,762)	$(18,045)	$(490)
Less: stock based employee compensation benefit included in operating results, as reported	—	—	—	(2,485)
Less: pro forma stock based employee compensation (cost) benefit	(2,133)	(2,090)	(320)	541

Net loss—pro forma	$(126,472)	$(51,852)	$(18,365)	$(2,434)

  Comprehensive Income (Loss)

        The Company follows the provisions of SFAS No. 130, "Reporting Comprehensive Income." This statement established rules for the reporting of comprehensive income (loss) and its components. Comprehensive income (loss) reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Comprehensive income (loss) consists of net income (loss), foreign currency translation adjustments and changes in unrealized loss on derivative financial instruments, and is presented in the accompanying consolidated statements of stockholder's equity.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Ultimate results could differ from these estimates. On an ongoing basis, management reviews its estimates, including those affecting doubtful accounts, valuation of goodwill and intangible assets, and income taxes. Changes in facts and circumstances may result in revised estimates.

  Reclassifications

        Certain reclassifications have been made to amounts reported in prior periods in order to conform to the current period presentation. These reclassifications did not change previously reported operating (loss) income, net loss, cash flows or stockholder's equity.

  Recently Issued Accounting Standards

        In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of the liability for legal obligations associated with an asset retirement in the period in which the obligation is incurred. When the liability is initially recorded, the entity capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. The provisions of SFAS No. 143 are effective for the Company in 2003. The Company has not yet completed its analysis of the impact of adoption of SFAS No. 143. However, based upon a preliminary analysis, management does not expect adoption to have a material impact on the Company's financial position or results of operations.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 retains and expands upon the fundamental provisions of existing guidance related to the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. Generally, the provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 had no impact on the results of operations or financial position of the Company.

        In May 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers." SFAS No. 145 amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is generally effective for fiscal years beginning after May 15, 2002. The Company will adopt SFAS No. 145 effective January 1, 2003. The adoption of SFAS No. 145 is not expected to have a significant impact of the results of operations or financial position of the Company, but in accordance with the transition provisions, will result in reclassification of the 2001 extraordinary item into the Company's operating loss.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 is not expected to have a significant impact of the results of operations or financial position of the Company.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition Disclosure—an amendment of SFAS No. 123." This Statement amends SFAS No. 123,

"Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS No. 148 are effective for financial statements for fiscal years ending after December 15, 2002, and disclosure requirements shall be effective for interim periods beginning after December 15, 2002. The Company has no immediate plans to change to the fair value based method of accounting for stock-based compensation. The Company has made certain disclosures required by SFAS No. 148 in the consolidated financial staements for the year ended December 31, 2002 and will make the additional stock-based employee compensation disclosures required by SFAS No. 148 beginning in the quarter ended March 31, 2003.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures required in financial statements concerning obligations under certain guarantees. It also clarifies the requirements related to the recognition of liabilities by a guarantor at the inception of certain guarantees. The disclosure requirements of this interpretation were effective for the Company on December 31, 2002 but did not require any additional disclosures. The recognition provisions of the interpretation are effective for the Company in 2003 and are applicable only to guarantees issued or modified after December 31, 2002. The Company does not expect adoption of these recognition provisions to have a material impact on its financial position or results of operations.

3.    Goodwill and Other Intangible Assets

        Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which established new standards related to how acquired goodwill and indefinite-lived intangible assets are to be recorded upon their acquisition as well as how they are to be accounted for after they have been initially recognized in the financial statements.

        Effective with the adoption of this standard, the Company no longer amortizes goodwill. Instead, SFAS No. 142 requires acquired goodwill to be evaluated for impairment using a two-step test, based upon a fair value approach. The first step is used to identify a potential impairment, while the second step calculates the amount of impairment, if any. Upon adoption of the standard, the Company completed a transitional impairment test for its acquired goodwill, determining the fair value of the Company's three reporting units (Tradeshows and Conferences, Trade Publications, and Marketing Services) using a discounted cash flow model. As a result of the impairment analysis, the Company recorded, in the first quarter of 2002, in the Tradeshows and Conferences segment, a goodwill impairment charge of $70.9 million. After minority interest effect of $4.1 million, the net charge was $66.8 million. This charge was attributable primarily to an impairment of the carrying value of goodwill related to the DLJ Acquisition which management believes resulted from a slow-down in the economy and the tradeshow business. The net charge of $66.8 million was reported as a cumulative effect of a change in accounting principle. There was no income tax effect associated with this impairment charge.

        On a prospective basis, the Company is required to test acquired goodwill on an annual basis based upon a fair value approach. Additionally, goodwill shall be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value.

        At July 1, 2002, the Company completed its annual impairment tests for acquired goodwill using methodologies consistent with those applied for its transitional impairment tests performed as of January 1, 2002. Such testing resulted in no impairment charge.

        The following table represents a reconciliation of loss before extraordinary item and cumulative effect of accounting change and net (loss) income adjusted for the exclusion of goodwill amortization, net of tax (in thousands):

	Successor			Predecessor
	2002	2001	For the Period from October 12, 2000 through December 31, 2000	For the Period from January 1, 2000 through October 11, 2000
Reported loss before extraordinary item and accounting change	$(57,522)	$(46,654)	$(18,045)	$(490)
Add: Goodwill amortization, net of tax	—	22,738	7,308	15,450

Adjusted (loss) income before extraordinary item and and accounting change	$(57,522)	$(23,916)	$(10,737)	$14,960

Reported net loss	$(124,339)	$(49,762)	$(18,045)	$(490)
Add: Goodwill amortization, net of tax	—	22,738	7,308	15,450

Adjusted net (loss) income	$(124,339)	$(27,024)	$(10,737)	$14,960

        The changes in the carrying amount of goodwill for the year ended December 31, 2002, by operating segment, are as follows (in thousands):

Successor:	Trade Shows and Conferences	Trade Publications	Marketing Services	Totals
Balance as of December 31, 2001	$557,109	$131,932	$30,345	$719,386
Goodwill acquired or finally allocated during the period	6,350	5,482	495	12,327
Transition impairment loss	(70,905)	—	—	(70,905)

Balance as of December 31, 2002	$492,554	$137,414	$30,840	$660,808

        Intangible and other assets consist of the following at December 31 (in thousands):

	Successor
	2002	2001
Trade exhibitor lists	$161,492	$160,318
Advertiser lists	39,673	33,302
Subscriber lists	23,978	22,339
Other intangible assets	8,097	3,529
Deferred loan costs	22,367	20,582

	255,607	240,070
Accumulated amortization	(126,807)	(64,710)

Total intangible and other assets, net	$128,800	$175,360

        The fair value of intangible assets allocated to acquisitions in the 2002 and 2001 periods was (in thousands):

	Successor
	2002	2001
Trade exhibitor lists	$1,636	$—
Advertiser lists	6,728	—
Subscriber lists	1,796	—
Other intangible assets	3,298	804

Total	$13,458	$804

        Amortization expense related to definite lived intangible assets for 2002, 2001 and the period from October 12 through December 31, 2000, and the period from January 1 through October 11, 2000, were $59.9 million, $61.1 million, $4.4 million and $12.7 million, respectively.

        Estimated amortization expense of identified intangible assets for the next five years is as follows: (in thousands):

2003	$45,175
2004	32,804
2005	28,496
2006	14,787
2007	3,397

4.    Acquisitions

        From January 1, 2000 through December 31, 2000, the Company completed three acquisitions of trade shows, conferences and publishing properties, with a cumulative purchase price totaling approximately $21.4 million in cash and assumed liabilities.

        In May 2001, the Company contributed SeCA, the Company's French call center event, to a joint venture, MMStars. The transaction required certain approvals by French governmental authorities.

Final approval was obtained in September 2001. Upon approval of the French governmental authorities and completion of the purchase price allocation, the Company consolidated MMStars and recorded a minority interest of $6.3 million representing the minority stockholder's proportional share of MMStars' equity at the joint venture's formation date. In the formation of the joint venture, the minority investor made an asset contribution equal to its ownership interest. Thus, no gain or loss was recognized upon formation of the joint venture.

        On August 22, 2001, the Company acquired the TechLearn conference for approximately $6.0 million in cash and assumed liabilities and a $6.0 million note payable, due in 36 equal monthly installments through 2004. The excess of purchase price over the fair value of the assets acquired has been recorded as goodwill of $11.5 million.

        From January 1, 2001 through December 31, 2001, the Company completed two other acquisitions of trade shows, conferences, and publishing properties, including the outstanding minority interest in Advanstar Wideband, with a cumulative purchase price of $8.3 million.

        On January 9, 2002 the Company acquired AIIM International Exposition and Conference for approximately $11.9 million in cash and assumed liabilities.

        On October 3, 2002 the Company acquired HT—the Magazine for Healthcare Travel Professionals for approximately $11.1 million in cash and assumed liabilities.

        From January 1, 2002 through December 31, 2002, the Company completed two other acquisitions of publishing properties with a cumulative purchase price of $1.0 million

        The acquisitions discussed above have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of the acquisitions. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. Certain of the assets and liabilities acquired in connection with 2002 acquisitions have been recorded based upon preliminary estimates as of the dates of acquisition. The Company does not believe the final allocation of purchase price will be materially different from preliminary allocations. Any changes to the preliminary estimates during the allocation period will be reflected as an adjustment to goodwill. Results of operations for these acquisitions have been included in the accompanying consolidated financial statements since their respective dates of acquisition. The pro forma operating results related to the acquisitions are immaterial.

5.    Financial Derivative Instruments

        The Company uses derivative instruments to manage exposure to interest rate and foreign currency risks. The Company's objectives for holding derivatives are to minimize the risks using the most effective methods to eliminate or reduce the impact of these exposures.

  Interest Rate Risk

        Variable rate debt instruments are subject to interest rate risk. The Company has entered into interest rate collar agreements with remaining maturities of 14 months to manage its exposure to interest rate movements on a portion of its variable rate debt obligations. The effective portion of the cumulative gain or loss on these derivative instruments is reported as a component of accumulated other comprehensive income in stockholder's equity and is recognized in earnings as the underlying interest expense is incurred. The ineffective portion of the interest rate collar agreements is recognized in current earnings.

  Foreign Currency Risk

        Certain forecasted transactions are exposed to foreign currency risk. Foreign currencies hedged are the Euro, British Pound Sterling and the Brazilian Real. Forward contracts are used to manage the exposure associated with forecasted international revenue transactions for up to twelve months in the future and are designated as cash flow hedging instruments. Changes in fair value of these instruments are reported as a component of accumulated other comprehensive income in stockholder's equity and are recognized in earnings as the underlying revenue is recognized. Forward contracts not designated as hedging instruments under SFAS No. 133 are also used to manage the impact of the variability in exchange rates. Changes in the fair value of these foreign exchange contracts are recognized in current earnings.

        At December 31, 2002, the Company had foreign exchange derivative contracts to sell with a notional amount totaling $12.1 million and to buy totaling $6.4 million. The estimated fair value of the foreign exchange contracts based upon market quotes was a net asset of $0.1 million at December 31, 2002.

  Accumulated Other Comprehensive Income (Loss)

        The following table summarizes the effects of FAS 133 on the Company's accumulated other comprehensive income as of December 31, 2002 and 2001 (in thousands):

	Interest Rate Collar Agreements	Foreign Exchange Contracts	Total
Accumulated other comprehensive income (loss) balance at December 31, 2000	$—	$—	$—
Unwound from accumulated other comprehensive income (loss) during the period	2,856	191	3,047
Mark to market hedge contracts	(7,045)	(186)	(7,231)

Accumulated other comprehensive income (loss) balance at December 31, 2001	(4,189)	5	(4,184)
Unwound from accumulated other comprehensive income (loss) during the period	6,856	(5)	6,851
Mark to market hedge contracts	(7,017)	—	(7,017)

Accumulated other comprehensive income (loss) balance at December 31, 2002	$(4,350)	$—	$(4,350)

        At December 31, 2002, the Company estimates that it will reclassify out of accumulated other comprehensive income approximately $3.8 million of deferred losses into earnings within the next 12 months.

        The fair value of the Company's derivatives was a net liability position of $6.6 million and $7.7 million at December 31, 2002 and 2001, respectively, of which $5.8 million and $6.6 million is included in accrued liabilities at December 31, 2002 and 2001, respectively, and $0.8 million and $1.1 million is included in other long-term liabilities at December 31, 2002 and 2001, respectively, in the accompanying consolidated balance sheets.

  Statement of Operations

        The following tables summarize the effects of SFAS No. 133 on the Company's statement of operations related to the ineffective portion of the Company's interest rate collar agreements and changes in the fair value of foreign exchange contracts not designated as hedging instruments for the years ended December 31, 2002 and 2001 (in thousands):

	Interest Rate Collar Agreements	Foreign Exchange Contracts	Total
Year ended December 31, 2002
Other income (expense)	$(105)	$649	$544

Total statement of operations impact before taxes	$(105)	$649	$544

Year ended December 31, 2001
Other income (expense)	$(210)	$5	$(205)

Total statement of operations impact before taxes	$(210)	$5	$(205)

6.    Debt

  Credit Facility

        The credit facility (the Credit Facility) consists of (i) $415 million of term loans A and B payable in quarterly installments beginning March 31, 2001 and continuing through October 11, 2007 and (ii) $80.0 million of revolving loan availability through April 11, 2007. The Credit Facility contains restrictive covenants which require the Company to, among other things, maintain a maximum quarterly leverage ratio (as defined) that declines quarterly through the fourth quarter of 2004. Failure of the Company to comply with the covenants may cause an event of default under the Credit Facility. In March 2002, the Company sought and obtained an amendment to the Credit Facility which provided eight quarters of covenant relief by increasing the existing maximum quarterly leverage ratios in 2002 and 2003. In the fourth quarter of 2002, the Company met its maximum leverage ratio requirement of 6.75:1 with a ratio of 6.36:1. Management believes that it will comply with all covenants during 2003. In the event that the Company does not achieve its operating plan, management may need to adjust certain planned operating expenses and/or delay capital expenditures in order to meet the leverage ratio requirement throughout 2003.

        In 2004, the covenant relief provided in the amendment expires resulting in a step-down in the maximum leverage ratio from 5.75:1 in the fourth quarter 2003 to 4.50:1 in the first quarter of 2004 and then declines on a quarterly basis over the next two quarters to 4.00:1 for the third quarter of 2004, where it remains for the term of the loan agreement. As a result of the economic slowdown continuing into 2003, management does not anticipate that the Company will meet the leverage ratio requirement as of the first quarter of 2004. Accordingly, management is evaluating several alternatives for seeking a modification to the terms of its Credit Facility. However, there can be no assurance that the Company and the lenders will be able to agree to revised terms acceptable to both parties.

        Borrowings under the Credit Facility are collateralized by substantially all of the Company's assets. In addition, as of December 31, 2002, the Company has interest rate protection agreements for a notional amount of $150 million that effectively guarantee that the Company's interest rate on $150 million of the Company's Credit Facility will not exceed 10.17 percent, nor be less than 9.00 percent. The Company includes net interest paid or received in interest expense. At December 31, 2002, the estimated fair value of the interest rate protection agreements was a net liability position to the Company of approximately $6.6 million. At December 31, 2002, the Company had approximately $40.3 million of borrowings available under the Credit Facility, subject to terms and conditions specified therein.

  Senior Subordinated Notes

        On January 9, 2001, the Company's 9.25 percent senior subordinated notes due in 2008 (the Notes) were tendered at an offer price in cash equal to 101 percent of the aggregate principal amount, plus accrued interest. The Company financed the repurchase of the Notes with bridge financing. This bridge financing was repaid on February 21, 2001, with proceeds from the issuance of the Replacement Notes described below. The premium paid on the tender of the Notes of approximately $1.0 million, net of related tax benefits, is reflected as an extraordinary item in the 2001 consolidated statement of operations.

        On February 21, 2001, the Company issued $160.0 million of unsecured, 12 percent senior subordinated notes due 2011 (the Replacement Notes). Interest on the Replacement Notes is payable semiannually on February 15 and August 15 of each year commencing on August 15, 2001. The Replacement Notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by the Company and its wholly owned domestic subsidiaries. Additionally, certain financial covenants under the Replacement Notes include a maximum leverage ratio, limitations on certain asset dispositions, payments, debt incurrence, dividends and other restricted payments. As part of tendering of the Notes, the Company wrote off the remaining unamortized deferred financing costs of approximately $1.6 million, net of related tax benefits, which is reflected as an extraordinary item in the 2001 consolidated statement of operations.

        Concurrent with the issuance of the Replacement Notes, Advanstar, Inc. issued units comprised of additional 15 percent senior discount notes (the Discount Notes), with an aggregate principal amount at maturity of approximately $68.6 million and warrants to purchase shares of common stock of its parent, Holdings, for consideration of approximately $34.8 million. Advanstar, Inc. contributed the proceeds from the issuance of the Discount Notes to the Company. The Company used the proceeds from issuance of the Replacement Notes and the Discount Notes to repay and terminate the bridge financing and to repay approximately $45.0 million of term loan borrowings under the Credit Facility. The contribution of the proceeds from the Discount Notes by Advanstar, Inc. to the Company was treated as a capital contribution.

        Long-term debt consists of the following at December 31 (in thousands):

	Successor
	2002	2001
Term loan A, interest at LIBOR plus 3.25%; 4.67% at December 31, 2002, due quarterly through April 11, 2007	$75,000	$89,200
Term loan B, interest at LIBOR plus 4.00%; 5.43% at December 31, 2002, due quarterly through October 11, 2008	280,800	280,800
Revolving credit loan, interest at LIBOR plus 3.25%; 4.66% at December 31, 2002, due April 11, 2007	37,100	34,000
Senior subordinated notes, interest at 12.00%, due 2011	160,000	160,000
Acquisition note payable, interest at 5.50%, due monthly through 2004	4,000	6,000
Acquisition note payable, interest at 6.00%, due April 1, 2004	800	—

	557,700	570,000
Less current maturities	(17,400)	(16,200)

	$540,300	$553,800

        Based on the borrowing rates currently available to the Company for debt instruments with similar terms and average maturities, the fair value of long-term debt would have been below its carrying value by approximately $35.2 million at December 31, 2002 and $43.2 million at December 31, 2001.

        Cash paid for interest for the years ended December 31, 2002 and 2001, for the period from October 12, 2000 through December 31, 2000, and the period from January 1, 2000 through October 11, 2000 was approximately $49.1 million, $45.7 million, $15.3 million and $34.0 million, respectively.

        Annual maturities of long-term debt for the next five years are as follows (in thousands):

2003	$17,400
2004	19,544
2005	17,144
2006	17,144
2007	45,668
Thereafter	440,800

7.    Stockholder's Equity

  1996 Stock Option Plan

        The Company accounted for stock options issued to employees and directors under the 1996 stock option plan using the intrinsic value method outlined in APB Opinion No. 25. Accordingly, and because of certain variable features of the 1996 Stock Option Plan (the Plan), the Company measures compensation cost as the difference between the exercise price of the options and the fair value of the shares under option at the end of each period, and recognizes compensation expense to provide for such difference. In connection with the DLJ Acquisition, all of the outstanding options under the Plan became fully vested and were purchased and cancelled by the Company at fair market value and the

Plan was terminated. For the period from January 1, 2000 through October 11, 2000, the Company recognized compensation benefit of $2.5 million resulting from the re-measurement of previously-recognized compensation expense under the Plan. The compensation expense is presented in the accompanying consolidated statements of stockholder's equity net of the amounts paid by the Company to repurchase the options.

  2000 Management Incentive Plan

        On October 12, 2000, Holdings adopted the 2000 Management Incentive Plan. A maximum of 3,447,789 shares of Holdings are authorized for grant to participants under the 2000 Management Incentive Plan. Options are granted by Holdings' board of directors at an exercise price of not less than the fair market value of Holdings common stock at the date of grant and vest over a maximum of nine years. Shares available for grant under the 2000 Management Incentive Plan totaled 204,250 at December 31, 2002.

        For purposes of computing compensation cost of stock options granted, as summarized in Note 2, the fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Successor
	For the Years Ended December 31,		Period from October 12, 2000 through December 31,
	2002	2001	2000
Expected dividend yield	—	—	—
Expected stock price volatility	37.6%	76.8%	41.6%
Risk-free interest rate	5.0%	4.9%	6.0%
Expected life of options	7.0 years	7.5 years	7.5 years

        The Company uses comparable public companies in its industry for estimating its expected stock price volatility. The Company has not declared or paid any cash dividends in the past. Under terms of the Company's Credit Facility, the Company is prohibited from paying cash dividends without prior approval of the lenders, as defined in the Credit Facility.

        A summary of stock option activity under the Plan and the 2000 Management Incentive Plan is as follows:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 1999 (predecessor)	2,031,100	$8.24
Granted	50,000	$12.68
Repurchased in connection with DLJ Acquisition	(2,081,100)	$9.00

Outstanding at October 11, 2000 (predecessor)	—	—

Outstanding at October 12, 2000 (successor)	—	—
Granted	3,255,000	$10.00

Outstanding at December 31, 2000 (successor)	3,255,000	$10.00
Granted	115,000	$10.00
Cancelled	(445,000)	$10.00

Outstanding at December 31, 2001 (successor)	2,925,000	$10.00
Granted	575,000	$10.00
Cancelled	(256,250)	$10.00

Outstanding at December 31, 2002 (successor)	3,243,750	$10.00

        At December 31, 2002 and 2001, the outstanding stock options had a weighted average remaining contractual life of 8.1 and 8.8 years, respectively, and an exercise price of $10.00 per option. Of the options outstanding at December 31, 2002 and 2001, 1,013,500 and 702,500, respectively, were exercisable. The weighted average fair value of grants, as estimated using the Black-Scholes option pricing model, for the years ended December 31, 2002 and 2001, and the period from October 12, 2000 through December 31, 2000 was $5.42, $5.62 and $5.54 per option, respectively.

8.    401(k) Plan

        The Company has a 401(k) savings plan and trust (the 401(k) Plan) available to employees of the Company and its domestic subsidiaries. All domestic employees who have completed one year of service and are at least 21 years of age are eligible to participate in the 401(k) Plan. The Company is required to make a matching contribution to the 401(k) Plan and may also make discretionary contributions to the 401(k) Plan. Eligible employees are vested 100 percent in their own contributions. Contributions made by the Company vest in equal installments over five years. Total contribution expense was $1.2 million for the year ended December 31, 2002, $1.3 million for the year ended December 31, 2001, $0.2 million for the period from October 12, 2000 through December 31, 2000 and $1.1 million for the period from January 1, 2000 through October 11, 2000.

9.    Income Taxes

        The Company's taxable income or loss is included in the consolidated federal income tax return of the Parent. Federal income taxes are paid to or refunded by the Parent pursuant to the terms of a tax-sharing agreement under which taxes approximate the amount that would have been computed on a separate company basis. Taxes payable to the Parent of approximately $6.6 million at December 31, 2002 are included in due to parent in the accompanying consolidated balance sheet.

        Cash paid for income taxes during the years ended December 31, 2002 and 2001, the period from October 12, 2000 through December 31, 2000, and the period from January 1, 2000 through October 11, 2000 was approximately $0.8 million, $1.2 million, $0.1 million and $4.0 million, respectively.

        The summary of income (loss) before provision (benefit) for income taxes, minority interests, extraordinary item and accounting change were as follows (in thousands):

	Successor			Predecessor
			For the Period from October 12, 2000 through December 31, 2000	For the Period from January 1, 2000 through October 11, 2000
	For the Years Ended December 31,
	2002	2001
Domestic	$(72,369)	$(53,417)	$(21,438)	$15,163
Foreign	(157)	(4,247)	(1,504)	(3,460)

Total	$(72,526)	$(57,664)	$(22,942)	$11,703

        The (benefit) provision for income taxes is comprised of the following (in thousands):

	Successor			Predecessor
			For the Period from October 12, 2000 through December 31, 2000	For the Period from January 1, 2000 through October 11, 2000
	For the Years Ended December 31,
	2002	2001
Current:
Federal	$(820)	$—	$(6,595)	$5,792
State	59	—	(44)	811
Foreign	1,888	2,277	156	1,355
Deferred	(16,605)	(13,443)	1,711	3,232

Total (benefit) provision	$(15,478)	$(11,166)	$(4,772)	$11,190

        The Company accounts for income taxes following the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

        Significant components of the Company's deferred income taxes were as follows at December 31 (in thousands):

	Successor
	2002	2001
Deferred tax liabilities:
Identifiable intangible assets	$(9,214)	$(27,443)
Prepaid and other	(3,186)	(2,856)

Total deferred tax liabilities	(12,400)	(30,299)
Deferred tax assets:
Property, plant and equipment	1,128	(230)
Goodwill	3,955	(779)
U.S. net operating loss carryforwards	12,008	8,750
Accounts receivable	14,845	—
Accrued expenses and other	2,474	2,998
Foreign jurisdiction net operating loss carryforwards	5,664	3,977
Financial derivatives	1,933	2,502
AMT credit carryforwards	453	453

Total deferred tax assets	42,460	17,671
Valuation allowance	(30,060)	(3,977)

Net deferred income taxes	$—	$(16,605)

        Prior to December 31, 2002, the Company had a net deferred tax liability in the U.S. tax jurisdiction and management expected the Company's deferred tax assets to be realized through offset against reversals of the Company's deferred tax liabilities. However at December 31, 2002, the Company has a net deferred tax asset of approximately $30.1 million. The increase in net deferred tax assets resulted primarily from the accelerated amortization of intangible assets and the write down of the carrying value of goodwill for financial reporting purposes. The Company has established a valuation allowance to offset all of these net deferred tax assets due to uncertainty about ultimate realization. At December 31, 2001, the Company had established a valuation allowance of approximately $4 million to offset the potential tax benefit related to all of its net operating loss carryforwards generated in foreign jurisdictions due to uncertainty of their ultimate realization. Accordingly, the net increase in the valuation allowance during 2002 was approximately $26.1 million.

        The Company's net deferred tax liability of $16.6 million at December 31, 2001, includes $0.4 million that is included in other current assets in the balance sheet.

        At December 31, 2002 and 2001, the Company had net operating loss carryforwards of approximately $48.7 million and $18.9 million. Of these losses, approximately $14.2 million and $12.2 million are related to losses generated by the Company's operations in foreign tax jurisdictions whose use are subject to the tax laws of such foreign jurisdictions and will be limited by the ability of such foreign entities to generate taxable income. Of the total operating loss carryforwards, approximately $14.2 million have no expiration date and approximately $34.5 million expire at various dates beginning in 2021.

        A reconciliation of the Company's provision (benefit) for income taxes at the federal statutory rate to the reported income tax provision (benefit) is as follows (in thousands):

	Successor					Predecessor
					For the Period from October 12, 2000 through December 31, 2000	For the Period from January 1, 2000 through October 11, 2000
	For the Years Ended December 31,
	2002			2001
	Income (Loss) Before Tax Provision, Minority Interests, Extraordinary Items, and Accounting Change	Cumulative Effect of Accounting Change, Net of Tax and Minority Interest	Total
Income tax (benefit) expense at statutory rates	$(25,384)	$(23,386)	$(48,770)	$(20,182)	$(8,030)	$3,638
Nondeductible amortization	—	—		7,270	1,589	3,339
Nondeductible goodwill impairment	—	9,790	9,790	—	—	—
Change in valuation allowance	10,817	15,266	26,083	2,754	1,223	—
State taxes, net of federal benefit	(1,813)	(1,670)	(3,483)	(1,503)	(579)	754
Foreign provision in excess of U.S. rates	260	—	260	684	684	2,215
Other, net	642	—	642	(189)	341	1,244

Total	$(15,478)	$—	$(15,478)	$(11,166)	$(4,772)	$11,190

10.    Commitments and Contingencies

  Leases

        The Company has long-term operating leases for office space and office equipment. The leases generally require the Company to pay maintenance, insurance, taxes and other expenses in addition to minimum annual rentals. Building and equipment rent expense, including an allocation of certain facility operating expenses, was $7.4 million, $7.1 million, $1.3 million, and $5.0 million for the years ended December 31, 2002 and 2001, the period from October 12, 2000 through December 31, 2000, and the period from January 1, 2000 through October 11, 2000, respectively. Future minimum rent commitments under operating leases with initial terms of one year or more are as follows (in thousands):

2003	$6,073
2004	5,730
2005	5,363
2006	4,896
2007	4,730
Thereafter	9,053

  Litigation

        The Company is a defendant in legal proceedings arising in the ordinary course of business. Although the outcome of these proceedings cannot presently be determined, in the opinion of management, disposition of these proceedings will not have a material effect on the results of operations or financial position of the Company.

  Employment Agreements

        Three senior executives of the Company have employment agreements which terminate at various times during 2003. Pursuant to the agreements, the executives are entitled to annual base salaries and annual bonuses based on the Company's EBITDA for any year. Certain of these agreements also provide for severance benefits equal to one year's base salary and benefits (and a prorated bonus) upon termination of employment by the Company without cause or by the executive for good reason. The executives also entered into noncompetition and confidentiality agreements with the Company.

11.    Segments

        The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," and has three reportable segments: trade shows and conferences, trade publications and marketing services. The trade show and conference segment allows exhibitors a cost-effective means to showcase and sell products and services while developing business relationships with potential customers. The Company's trade publications segment provides new product and educational information to readers and allows advertisers to reach highly targeted and select business audiences. The marketing services segment offers customers mailing lists from the Company's subscriber and attendee databases; editorial and advertising reprints; direct mail postcards; and classified, recruitment and industry directory advertising.

        The Company evaluates the performance of, and allocates resources to, its segments based on contribution margin—defined as net revenue less cost of production and selling, editorial, and circulation costs. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There are no intersegment sales or transfers. Segment assets are primarily intangible assets, prepaid expenses and accounts receivable. Revenues, contribution margins and segment assets of the Company's reportable segments are as follows (in thousands):

	Trade Shows and Conferences	Trade Publications	Marketing Services	Corporate and Other	Total
Period from January 1, 2000 through October 11, 2000 (predecessor):
Revenues	$178,606	$120,706	$13,794	$939	$314,045
Contribution margin (loss)	83,766	34,434	7,057	(2,850)	122,407
Segment assets	453,299	224,829	2,291	67,565	747,984

Period from October 12, 2000 through December 31, 2000 (successor):
Revenues	19,752	38,281	5,206	195	63,434
Contribution margin (loss)	2,372	10,639	2,932	(1,848)	14,095
Segment assets	313,914	524,215	97,454	92,794	1,028,377
Year ended December 31, 2001 (successor):
Revenues	186,250	142,607	17,168	972	346,997
Contribution margin (loss)	86,911	35,464	8,788	(4,158)	127,005
Segment assets	688,223	188,842	32,750	90,964	1,000,779
Year ended December 31, 2002 (successor):
Revenues	159,075	131,106	15,678	1,324	307,183
Contribution margin (loss)	80,865	36,364	6,579	(4,308)	119,500
Segment assets	586,406	183,954	32,599	63,067	866,026

        The reconciliation of total segment contribution margin to consolidated (loss) income before taxes, minority interests, extraordinary item and cumulative effect of accounting change is as follows (in thousands):

	Successor			Predecessor
			For the Period from October 12, 2000 through December 31, 2000	For the Period from January 1, 2000 through October 11, 2000
	For the Years Ended December 31,
	2002	2001
Total segment contribution margin	$119,500	$127,005	$14,095	$122,407
General and administrative expense	(35,027)	(35,697)	(7,740)	(30,496)
Funding of affiliated dot.com company operations	(39,587)	—	—	—
Depreciation and amortization	(69,132)	(94,261)	(15,747)	(39,653)
Other expense (primarily interest)	(48,280)	(54,711)	(13,550)	(40,555)

Consolidated (loss) income before taxes, minority interest, extraordinary item and cumulative effect of accounting change	$(72,526)	$(57,664)	$(22,942)	$11,703

        Financial information relating to the Company's operations by geographic area is as follows (in thousands):

	Successor			Predecessor
			For the Period from October 12, 2000 through December 31, 2000	For the Period from January 1, 2000 through October 11, 2000
	For the Years Ended December 31,
	2002	2001
Revenues
United States	$276,784	$309,736	$53,319	$280,836
International	30,399	37,261	10,115	33,209

Total	$307,183	$346,997	$63,434	$314,045

        Revenues are primarily attributed to countries based on the location of customers.

	Successor
	December 31,
	2002	2001
Long-Lived Assets
United States	$752,766	$857,715
International	60,341	62,487

Total	$813,107	$920,202

        No individual customer accounted for more than 10 percent of consolidated revenues during any period presented.

12.    Relationship with Advanstar.com, Inc.

        Advanstar.com, Inc. (Advanstar.com), an affiliate of the Company, operates the Company's event and publication-related web sites and develops certain enhanced web opportunities to serve the Company's customers in selected industries. The Company provides Advanstar.com with certain administrative support services and charges for these services based on a general overhead charge. In addition, selected sales, editorial, marketing and production staff of the Company are shared with Advanstar.com. The Company also provides Advanstar.com with marketing and promotional support through advertising pages in its trade publications and exhibit space in its trade shows. In return, Advanstar.com provides support on its web sites for the Company's trade publications and trade shows.

        In the third quarter of 2001, certain events, including the slowdown in the economy, the changing business environment and continuing operating losses of Advanstar.com, caused management of Advanstar, Inc. to consider certain transactions between its two sister subsidiaries, the Company and Advanstar.com, to satisfy the outstanding advances and notes due to the Company from Advanstar.com. Accordingly, the Company has accounted for the approximately $37.2 million in accumulated advances and notes to Advanstar.com as a charge to capital in excess of par value in the December 31, 2001 consolidated balance sheet, pending final determination of the disposition of these advances and notes. The accumulated advances and notes to Advanstar.com were $20.5 million at December 31, 2000. Net advances and notes of approximately $16.7 million were made during 2001. In the first quarter of 2002, management of Advanstar, Inc. began to consider the further consolidation of the activities of Advanstar.com with the Company, or a merger of Advanstar.com into the Company. Consequently, in response to the changing business environment and continuing operating losses of Advanstar.com, the Company recorded a first quarter 2002 non-cash charge to operations of $37.2 million related to a provision against the outstanding advances and notes due to the Company from Advanstar.com as of December 31, 2001.

        In 2002 the Company began recording the advances and notes issued during the current year as an operating expense on the Company's consolidated statement of operations, as a reflection of the ongoing nature of the operations of Advanstar.com in support of the Company's operations as a result of the restructuring of the activities of Advanstar.com in 2001. Net advances and notes charged to the Company's operations during the year ended December 31, 2002 were approximately $2.4 million.

13.    Related-Party Transactions

  Financial Advisory Fees and Agreements

        Credit Suisse First Boston Corporation (CSFB), an affiliate of the DLJ Merchant Banking funds, acted as the Company's financial advisor in connection with the issuance of, and was an initial purchaser of, the Replacement Notes and the Discount Notes. The Company paid customary fees to CSFB as compensation for those services. DLJ Capital Funding, an affiliate of the DLJ Merchant Banking funds, received customary fees and reimbursement of expenses in connection with the bridge financing. The aggregate amount of all fees paid to the CSFB entities in connection with these financings during 2001 was approximately $7.3 million, plus out-of-pocket expenses.

  Parent Company Notes

        As part of the financing for the Acquisition, our parent, Advanstar, Inc., issued the Discount Notes with a principal amount at maturity of $103.2 million. Concurrently with the closing of the offering of the Replacement Notes, Advanstar, Inc. sold additional senior discount notes due October 2011 with an additional aggregate principal amount at maturity of $68.6 million. These notes do not require cash interest payments until 2006. Neither the Company nor any of its subsidiaries guaranteed the senior discount notes. Advanstar, Inc., however, is a holding company and its ability to pay interest on these senior discount notes will be dependent upon the receipt of dividends from its subsidiaries, including the Company. The credit facility and the Replacement Notes impose substantial restrictions on the Company's and its subsidiaries' ability to pay dividends.

14.    Supplemental Guarantor Condensed Consolidating Financial Statements

  Basis of Presentation

        The Replacement Notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by the Company and its wholly owned domestic subsidiaries. The subsidiary guarantors are MAGIC and Applied Business teleCommunications and, prior to December 2000, Art Expositions International, Inc. The condensed consolidating financial statements of the guarantors are presented below and should be read in connection with the consolidated financial statements of the Company. Separate financial statements of the guarantors are not presented because the guarantors are jointly, severally, fully, and unconditionally liable under the guarantees and the Company believes the condensed consolidating financial statements presented are sufficiently meaningful in understanding the financial position and results of the guarantors.

        Due to the effects of the DLJ Acquisition on the recorded basis of goodwill, intangibles, property and shareholder's equity, the financial statements prior to and subsequent to the DLJ Acquisition are not comparable. Periods prior to October 12, 2000 represent the accounts of the Predecessor, and from that date, the Successor. The DLJ Acquisition effects have not been included in the accompanying consolidated statements of cash flows as it was deemed to have occurred at a date that is not part of either the Predecessor or Successor company operations.

        There are no significant restrictions on the ability of the subsidiary guarantors to make distributions to the Company.

ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES

Condensed Consolidating Balance Sheets

At December 31, 2002

(In thousands)

	Successor
	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total

ASSETS
Current assets:
Cash and cash equivalents	$12,282	$—	$6,648	$—	$18,930
Accounts receivable, net	20,167	29	2,828	—	23,024
Prepaid expenses	6,163	1,673	1,921	—	9,757
Other	1,159	—	49	—	1,208

Total current assets	39,771	1,702	11,446	—	52,919
Noncurrent assets:
Property, plant and equipment, net	21,707	898	894	—	23,499
Deferred tax asset	21,113	—	—	(21,113)	—
Intangible and other assets, net	422,073	301,366	66,169	—	789,608
Investments in subsidiaries	543,029	—	—	(543,029)	—
Intercompany receivable	—	185,023	29,120	(214,143)	—

	$1,047,693	$488,989	$107,629	$(778,285)	$866,026

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current maturities of long-term debt	$17,400	$—	$—	$—	$17,400
Accounts payable	14,556	1,162	3,654	—	19,372
Accrued liabilities	23,385	6,516	1,213	—	31,114
Deferred revenue	29,327	19,213	4,499	—	53,039

Total current liabilities	84,668	26,891	9,366	—	120,925
Long-term debt, net of current maturities	540,300	—	—	—	540,300
Deferred income taxes and other long-term liabilities	4,139	21,113	235	(21,113)	4,374
Intercompany payable	214,143	—	—	(214,143)	—
Due to parent	4,492	—	—	—	4,492
Minority interests	9,068	—	714	—	9,782
Stockholder's equity:
Common stock	10	3	488	(491)	10
Capital in excess of par value	387,367	438,117	120,738	(558,855)	387,367
(Accumulated deficit) retained earnings	(192,146)	2,865	(19,182)	16,317	(192,146)
Accumulated other comprehensive loss	(4,348)	—	(4,730)	—	(9,078)

Total stockholder's equity	190,883	440,985	97,314	(543,029)	186,153

	$1,047,693	$488,989	$107,629	$(778,285)	$866,026

ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

For the year ended December 31, 2002

(In thousands)

	Successor
	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net revenue	$208,668	$64,364	$34,151	$—	$307,183
Operating expenses:
Cost of production and selling, editorial and circulation	138,753	22,411	26,519	—	187,683
General and administrative	28,228	1,224	5,575	—	35,027
Funding of affiliated company operations	39,587	—	—	—	39,587
Depreciation and amortization	36,703	28,770	3,659	—	69,132

Total operating expenses	243,271	52,405	35,753	—	331,429

Operating (loss) income	(34,603)	11,959	(1,602)	—	(24,246)
Other income (expense):
Interest expense, net	(50,849)	—	(362)	—	(51,211)
Other income, net	953	—	1,978	—	2,931

(Loss) income before income taxes and minority interests	(84,499)	11,959	14	—	(72,526)
(Benefit) provision for income taxes	(21,848)	4,487	1,883	—	(15,478)
Minority interests	(176)	—	(298)	—	(474)
Equity in earnings of subsidiaries	(9,284)	—	—	9,284	—

(Loss) income before extraordinary item and accounting change	(72,111)	7,472	(2,167)	9,284	(57,522)
Cumulative effect of accounting change	(52,228)	(10,501)	(4,088)	—	(66,817)

Net loss	$(124,339)	$(3,029)	$(6,255)	$9,284	$(124,339)

ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2002

(In thousands)

	Successor
	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Operating activities:
Net loss	$(124,339)	$(3,029)	$(6,255)	$9,284	$(124,339)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in earnings of subsidiaries	9,284	—	—	(9,284)	—
Gain on derivative financial instruments	(1,236)	—	—	—	(1,236)
Provision for notes and advances from affiliated dot.com company	37,192	—	—	—	37,192
Transition goodwill impairment	52,228	10,501	4,088	—	66,817
Deferred income taxes	(20,788)	4,306	(123)	—	(16,605)
Depreciation and amortization	36,703	28,770	3,659	—	69,132
Other noncash items	4,527	—	306	—	4,833
Change in working capital items	29,713	(40,304)	(928)	—	(11,519)

Net cash provided by operating activities	23,284	244	747	—	24,275

Investing activities:
Additions to property, plant and equipment	(6,602)	(244)	(370)	—	(7,216)
Acquisitions of publications and trade shows, net of proceeds	(23,424)	—	(515)	—	(23,939)

Net cash used in investing activities	(30,026)	(244)	(885)	—	(31,155)

Financing activities:
Payments of long-term debt, net	(13,100)	—	—	—	(13,100)
Dividends paid to minority interest holders	—	—	(503)	—	(503)
Deferred financing costs	(1,785)	—	—	—	(1,785)

Net cash used in financing activities	(14,885)	—	(503)	—	(15,388)

Effect of exchange rate changes on cash	3	—	(3,441)	—	(3,438)

Net decrease in cash and cash equivalents	(21,624)	—	(4,082)	—	(25,706)
Cash and cash equivalents, beginning of year	33,906	—	10,730	—	44,636

Cash and cash equivalents, end of year	$12,282	$—	$6,648	$—	$18,930

ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES

Condensed Consolidating Balance Sheets

At December 31, 2001

(In thousands)

	Successor
	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total

ASSETS
Current assets:
Cash and cash equivalents	$33,906	$—	$10,730	$—	$44,636
Accounts receivable, net	20,049	63	2,779	—	22,891
Prepaid expenses	6,202	2,511	2,689	—	11,402
Intercompany (payable) receivable	(148,162)	153,827	(5,665)	—	—
Other	(2,483)	171	3,960	—	1,648

Total current assets	(90,488)	156,572	14,493	—	80,577
Noncurrent assets:
Property, plant and equipment, net	23,299	1,042	1,115	—	25,456
Intangible and other assets, net	477,175	340,246	77,325	—	894,746
Investments in subsidiaries	523,878	—	—	(523,878)	—

	$933,864	$497,860	$92,933	$(523,878)	$1,000,779

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current maturities of long-term debt	$16,200	$—	$—	$—	$16,200
Accounts payable	20,883	2,609	6,302	—	29,794
Accrued liabilities	24,147	6,161	1,288	—	31,596
Deferred revenue	25,750	21,657	6,642	—	54,049

Total current liabilities	86,980	30,427	14,232	—	131,639
Long-term debt, net of current maturities	553,800	—	—	—	553,800
Deferred income taxes and other long-term liabilities	(3,184)	23,418	448	—	20,682
Due to parent	3,662	—	—	—	3,662
Minority interests	14,412	—	198	—	14,610
Stockholder's equity:
Common stock	10	3	475	(478)	10
Capital in excess of par value	350,175	438,117	88,226	(526,343)	350,175
(Accumulated deficit) retained earnings	(67,807)	5,895	(8,838)	2,943	(67,807)
Accumulated other comprehensive loss	(4,184)	—	(1,808)	—	(5,992)

Total stockholder's equity	278,194	444,015	78,055	(523,878)	276,386

	$933,864	$497,860	$92,933	$(523,878)	$1,000,779

ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

For the year ended December 31, 2001

(In thousands)

	Successor
	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net revenue	$234,428	$71,777	$40,792	$—	$346,997
Operating expenses:
Cost of production and selling, editorial and circulation	164,355	22,054	33,583	—	219,992
General and administrative	29,077	1,087	5,533	—	35,697
Depreciation and amortization	47,698	40,184	6,379	—	94,261

Total operating expenses	241,130	63,325	45,495	—	349,950

Operating (loss) income	(6,702)	8,452	(4,703)	—	(2,953)
Other income (expense):
Interest expense, net	(54,171)	—	(1,328)	—	(55,499)
Other income, net	381	—	407	—	788

(Loss) income before income taxes and minority interests	(60,492)	8,452	(5,624)	—	(57,664)
(Benefit) provision for income taxes	(15,950)	2,507	2,277	—	(11,166)
Minority interests	136	—	(292)	—	(156)
Equity in earnings of subsidiaries	(2,248)	—	—	2,248	—

(Loss) income before extraordinary item and ccounting change	(46,654)	5,945	(8,193)	2,248	(46,654)
Extraordinary item	(2,556)	—	—	—	(2,556)
Cumulative effect of accounting change	(552)	—	—	—	(552)

Net (loss) income	$(49,762)	$5,945	$(8,193)	$2,248	$(49,762)

ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2001

(In thousands)

	Successor
	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Operating activities:
Net (loss) income	$(49,762)	$5,945	$(8,193)	$2,248	$(49,762)
Adjustments to reconcile net income (loss) to et cash provided by operating activities:
Equity in earnings of subsidiaries	2,248	—	—	(2,248)	—
Extraordinary item—early extinguishment of debt	2,556	—	—	—	2,556
Loss on derivative financial instruments	1,075	—	—	—	1,075
Depreciation and amortization	47,698	40,184	6,379	—	94,261
Other noncash items	(6,876)	(11,166)	9,912	—	(8,130)
Change in working capital items	29,202	(34,211)	6,822	—	1,813

Net cash provided by operating activities	26,141	752	14,920	—	41,813

Investing activities:
Additions to property, plant and equipment	(6,701)	(753)	(481)	—	(7,935)
Acquisitions of publications and trade shows, net of proceeds	(7,346)	—	(6,428)	—	(13,774)
Increase in advances and notes due from affiliate	(20,024)	—	—	—	(20,024)

Net cash used in investing activities	(34,071)	(753)	(6,909)	—	(41,733)

Financing activities:
Proceeds from sale of common stock and capital contributions	34,775	—	—	—	34,775
Payments of long-term debt, net	(1,000)	—	—	—	(1,000)
Deferred financing costs	(9,000)	—	(1)	—	(9,001)

Net cash provided by (used in) financing activities	24,775	—	(1)	—	24,774

Effect of exchange rate changes on cash	6,325	—	(4,218)	—	2,107

Net increase (decrease) in cash and cash equivalents	23,170	(1)	3,792	—	26,961
Cash and cash equivalents, beginning of year	10,736	1	6,938	—	17,675

Cash and cash equivalents, end of year	$33,906	$—	$10,730	$—	$44,636

ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES
Condensed Consolidating Statements of Operations
For the period from October 12, 2000 through December 31, 2000
(In thousands)

	Successor
	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net revenue	$48,638	$4,260	$10,536	$—	$63,434
Operating expenses:
Cost of production and selling, editorial and circulation	36,146	3,579	9,614	—	49,339
General and administrative	6,381	208	1,151	—	7,740
Depreciation and amortization	13,949	528	1,270	—	15,747

Total operating expenses	56,476	4,315	12,035	—	72,826

Operating loss	(7,838)	(55)	(1,499)	—	(9,392)
Other income (expense):
Interest (expense) income, net	(14,027)	—	262	—	(13,765)
Other income (expense), net	828	—	(613)	—	215

Loss before income taxes and minority interests	(21,037)	(55)	(1,850)	—	(22,942)
(Benefit) provision for income taxes	(4,976)	83	121	—	(4,772)
Minority interests	125	—	—	—	125
Equity in losses of subsidiaries	(2,109)	—	—	2,109	—

Net (loss) income	$(18,045)	$(138)	$(1,971)	$2,109	$(18,045)

ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows

For the period from October 12, 2000 through December 31, 2000

(In thousands)

	Successor
	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Operating activities:
Net (loss) income	$(18,045)	$(138)	$(1,971)	$2,109	$(18,045)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Equity in losses of subsidiaries	2,109	—	—	(2,109)	—
Depreciation and amortization	13,949	528	1,270	—	15,747
Noncash items	3,291	—	—	—	3,291
Change in working capital items	(718)	(355)	(3,595)	—	(4,668)

Net cash provided by (used in) operating activities	586	35	(4,296)	—	(3,675)

Investing activities:
Investment in subsidiaries	(13,783)	—	—	13,783	—
Additions to property, plant and equipment	(2,304)	(67)	(207)	—	(2,578)
Acquisitions of publications and trade shows, net of cash acquired	(4,753)	—	(6,044)	—	(10,797)
Increase in advances and notes due from affiliate	(9,020)	—	—	—	(9,020)

Net cash (used in) provided by investing activities	(29,860)	(67)	(6,251)	13,783	(22,395)

Financing activities:
Proceeds from sale of common stock and capital contributions and other	—	—	13,783	(13,783)	—
Effect of exchange rate changes on cash	904	—	(1,890)	—	(986)

Net (decrease) increase in cash and cash equivalents	(28,370)	(32)	1,346	—	(27,056)
Cash and cash equivalents, beginning of period	39,106	33	5,592	—	44,731

Cash and cash equivalents, end of period	$10,736	$1	$6,938	$—	$17,675

ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

For the period from January 1, 2000 through October 11, 2000

(In thousands)

	Predecessor
	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net revenue	$210,239	$63,738	$40,068	$—	$314,045
Operating expenses:
Cost of production and selling, editorial and circulation	139,623	20,290	31,725	—	191,638
General and administrative	24,931	587	4,978	—	30,496
Depreciation and amortization	27,259	9,491	2,903	—	39,653

Total operating expenses	191,813	30,368	39,606	—	261,787

Operating income	18,426	33,370	462	—	52,258
Other income (expense):
Interest expense, net	(36,928)	—	(1,233)	—	(38,161)
Other expense, net	(595)	—	(1,799)	—	(2,394)

(Loss) income before income taxes and minority interests	(19,097)	33,370	(2,570)	—	11,703
(Benefit) provision for income taxes	(6,213)	15,710	1,693	—	11,190
Minority interests	(1,003)	—	—	—	(1,003)
Equity in earnings of subsidiaries	13,397	—	—	(13,397)	—

Net (loss) income	$(490)	$17,660	$(4,263)	$(13,397)	$(490)

ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows

For the period from January 1, 2000 through October 11, 2000

(In thousands)

	Predecessor
	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Operating activities:
Net (loss) income	$(490)	$17,660	$(4,263)	$(13,397)	$(490)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Equity in earnings of subsidiaries	(13,397)	—	—	13,397	—
Depreciation and amortization	27,259	9,491	2,903	—	39,653
Noncash items	6,144	—	1,150	—	7,294
Change in working capital items	(72,128)	74,914	(9,295)	—	(6,509)

Net cash (used in) provided by operating activities	(52,612)	102,065	(9,505)	—	39,948

Investing activities:
Investment in subsidiaries	84,997	—	—	(84,997)	—
Additions to property, plant and equipment	(8,508)	(338)	(458)	—	(9,304)
Acquisitions of publications and trade shows, net of cash acquired	1,204	500	(11,201)	—	(9,497)
Increase in long-term receivable from affiliate	(10,749)	—	—	—	(10,749)

Net cash provided by (used in) investing activities	66,944	162	(11,659)	(84,997)	(29,550)

Financing activities:
Proceeds from sale of common stock and capital contributions and other	—	(102,256)	17,259	84,997	—
Payments of long-term debt, net	(16,828)	—	—	—	(16,828)
Dividends paid to minority interest holders	—	—	(1,150)	—	(1,150)

Net cash (used in) provided by financing activities	(16,828)	(102,256)	16,109	84,997	(17,978)

Effect of exchange rate changes on cash	(3,230)	—	3,510	—	280

Net decrease in cash and cash equivalents	(5,726)	(29)	(1,545)	—	(7,300)
Cash and cash equivalents, beginning of period	5,612	33	5,592	—	11,237

Cash and cash equivalents, end of period	$(114)	$4	$4,047	$—	$3,937

ADVANSTAR COMMUNICATIONS INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$143,293	$18,930
Accounts receivable, net of allowance of $972 and $1,049 at September 30, 2003 and December 31, 2002	23,234	23,024
Prepaid expenses	8,121	9,757
Other	1,283	1,208

Total current assets	175,931	52,919
Property, plant and equipment, net	21,657	23,499
Intangible and other assets:
Goodwill, net	665,825	660,808
Intangibles and other, net	98,225	128,800

Total intangible and other assets, net	764,050	789,608

	$961,638	$866,026

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current maturities of long-term debt	$3,700	$17,400
Accounts payable	21,266	19,372
Accrued compensation	4,581	6,320
Other accrued expenses	23,730	24,794
Deferred revenue	33,089	53,039

Total current liabilities	86,366	120,925
Long-term debt, net of current maturities	628,231	540,300
Other long-term liabilities	4,517	4,374
Due to parent	3,861	4,492
Minority interests	10,685	9,782
Commitments and contingencies
Stockholder's equity:
Common stock, $.01 par value, 40,000,000 shares authorized; 1,000,000 shares issued and outstanding at September 30, 2003 and December 31, 2002	10	10
Capital in excess of par value	437,367	387,367
Accumulated deficit	(208,899)	(192,146)
Accumulated other comprehensive loss	(500)	(9,078)

Total stockholder's equity	227,978	186,153

	$961,638	$866,026

The accompanying notes are an integral part of these condensed consolidated financial statements.

ADVANSTAR COMMUNICATIONS INC.
Condensed Consolidated Statements of Operations
(In thousands)

	For the Three Months Ended September 30,
	2003	2002
Net revenue	$76,129	$81,399
Operating expenses:
Cost of production	14,648	14,503
Selling, editorial and circulation	28,426	29,473
General and administrative	8,485	7,682
Restructuring charge	2,051	—
Funding of affiliated dot.com company operations (see Note 9)	107	379
Amortization of intangibles	11,169	14,711
Depreciation	1,697	2,484

Total operating expenses	66,583	69,232

Operating income	9,546	12,167
Other income (expense):
Interest expense, net	(15,748)	(12,871)
Write-off of deferred financing costs	(11,324)	—
Other income (expense), net	(717)	1,716

Income (loss) before income taxes and minority interests	(18,243)	1,012
Provision (benefit) for income taxes	(112)	190
Minority interests	(18)	(1)

Net income (loss)	$(18,149)	$821

The accompanying notes are an integral part of these condensed consolidated financial statements.

ADVANSTAR COMMUNICATIONS INC.
Condensed Consolidated Statements of Operations
(In thousands)

	For the Nine Months Ended September 30,
	2003	2002
Net revenue	$248,919	$254,119
Operating expenses:
Cost of production	50,784	50,393
Selling, editorial and circulation	93,115	94,840
General and administrative	26,298	26,925
Restructuring charge	2,051	—
Funding of affiliated dot.com company operations (see Note 9)	742	39,095
Amortization of intangibles	33,229	43,701
Depreciation	6,164	6,971

Total operating expenses	212,383	261,925

Operating income (loss)	36,536	(7,806)
Other income (expense):
Interest expense, net	(40,383)	(38,797)
Write-off of deferred financing costs	(11,324)	—
Other income (expense), net	(409)	3,974

Loss before income taxes, minority interests and cumulative effect of accounting change	(15,580)	(42,629)
Provision (benefit) for income taxes	613	(7,882)
Minority interests	(560)	(680)

Loss before cumulative effect of accounting change	(16,753)	(35,427)
Cumulative effect of accounting change, net of tax and minority interest	—	(66,817)

Net loss	$(16,753)	$(102,244)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ADVANSTAR COMMUNICATIONS INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	For the Nine Months Ended September 30,
	2003	2002
Operating activities:
Net income (loss)	$(16,753)	$(102,244)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for notes and advances from affiliated dot.com company (see Note 9)	—	37,192
Write-off of deferred financing costs	11,324	—
Transition goodwill impairment	—	66,817
Depreciation and amortization	39,393	50,672
(Gain) loss on derivative financial instruments	135	(967)
Undistributed earnings of minority interest holders	560	680
Noncash interest	2,287	2,011
Loss (gain) on sales of assets and other	(33)	(10)
Deferred income taxes	660	(9,551)
Provision for bad debts	417	726
Changes in operating assets and liabilities	(17,430)	(34,585)

Net cash provided by (used in) operating activities	20,560	10,741

Investing activities:
Additions to property, plant and equipment	(4,253)	(5,705)
Acquisitions of publications, trade shows and other intangibles,
net of cash acquired	(213)	(14,306)

Net cash used in investing activities	(4,466)	(20,011)

Financing activities:
Proceeds from revolving credit loan	21,000	—
Payments on revolving credit loan	(45,100)	(5,000)
Proceeds from issuance of long-term debt	431,050	—
Payments of long-term debt	(332,700)	(11,950)
Contribution of capital from parent	50,000	—
Dividends paid to minority interest holders	(227)	(503)
Deferred financing costs	(16,207)	(1,785)

Net cash provided by (used in) financing activities	107,816	(19,238)

Effect of exchange rate changes on cash and cash equivalents	453	(2,951)

Net increase (decrease) in cash and cash equivalents	124,363	(31,459)
Cash and cash equivalents, beginning of period	18,930	44,636

Cash and cash equivalents, end of period	$143,293	$13,177

The accompanying notes are an integral part of these condensed consolidated financial statements.

ADVANSTAR COMMUNICATIONS INC.

Notes to Condensed Consolidated Financial Statements

1.    Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared by Advanstar Communications Inc. ("Communications", or the "Company") in accordance with the instructions to Form 10-Q and, therefore, do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. Management believes that all adjustments, consisting solely of normal recurring items (except for the cumulative effect of an accounting change recorded in the first quarter of 2002 as discussed in Note 3), considered necessary for a fair presentation have been included. These condensed consolidated financial statements, however, should be read in conjunction with the audited financial statements and the related notes included in the Company's annual report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003. The results of operations for the three and nine month periods ended September 30, 2003 are not necessarily indicative of the operating results that may be expected for the entire year ending December 31, 2003.

2.    Summary of Significant Interim Accounting Policies

  Stock-Based Compensation

        As permitted by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," the Company has elected to account for stock options and awards to employees under the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations.

        If the Company had elected to recognize compensation cost based on the fair value of the options granted as prescribed by SFAS No. 123, results would have been adjusted to the pro forma amounts indicated in the table below (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net income (loss) as reported	$(18,149)	$821	$(16,753)	$(102,244)
Less: pro forma stock based employee compensation	(583)	(566)	(1,749)	(1,560)

Net income (loss) pro forma	$(18,732)	$255	$(18,502)	$(103,804)

  Interim Income Tax Expense

        The Company determines its quarterly income tax provision based upon an estimated annual effective income tax rate. In determining the effective income tax rate applicable to interim periods, the Company excludes tax jurisdictions where no tax expense or benefit is expected for the entire year.

  Reclassifications

        Certain reclassifications have been made to amounts reported in prior periods in order to conform to the current period presentation. These reclassifications did not change previously reported operating (loss) income, net income (loss), cash flows or stockholder's equity.

  Recently Issued Accounting Standards

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The changes are intended to improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. Additionally, those changes are expected to result in more consistent reporting of contracts as either derivatives or hybrid instruments. The requirements of SFAS 149 became effective for the Company beginning in the third quarter of fiscal 2003 for contracts entered into or modified by it and for hedging relationships designated thereafter. The adoption of SFAS 149 did not have a significant impact on the results of operations or financial position of the Company.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for issuer classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Instruments that fall within the scope of SFAS No. 150 must be classified as a liability. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. For financial instruments issued prior to June 1, 2003, SFAS No. 150 becomes effective for the Company in the third quarter of fiscal 2003. The adoption of SFAS 150 did not have a significant impact on the results of operations or financial position of the Company.

3.    Goodwill and Other Intangible Assets

        Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which established new standards related to how acquired goodwill and indefinite-lived intangible assets are to be recorded upon their acquisition as well as how they are to be accounted for after they have been initially recognized in the financial statements.

        Effective with the adoption of this standard, the Company no longer amortizes goodwill. Instead, SFAS No. 142 requires acquired goodwill to be periodically evaluated for impairment. Upon adoption of the standard, the Company completed a transitional impairment test for its acquired goodwill using a discounted cash flow model. As a result of the impairment analysis, the Company recorded a goodwill impairment charge of $70.9 million in the first quarter of 2002. After minority interest effect of $4.1 million, the net charge was $66.8 million. This charge was attributable to an impairment of the carrying value of goodwill in the Company's tradeshow operating segment which management believes resulted from a slow-down in the economy and its associated impact on the tradeshow business. The net charge of $66.8 million was reported as a cumulative effect of a change in accounting principle. There was no income tax effect associated with this impairment charge.

        On July 1, 2003 the Company engaged an appraiser to assist in completing its annual goodwill impairment test of each of the three reporting units. Based on this valuation, which utilized a discounted cash flow model, there was no impairment of goodwill indicated.

        The changes in the carrying amount of goodwill for the nine months ended September 30, 2003, by operating segment, are as follows (in thousands):

	Trade Shows and Conferences	Trade Publications	Marketing Services	Totals
Balance as of December 31, 2002	$492,554	$137,414	$30,840	$660,808
Goodwill acquired or allocated during the period	(197)	28	—	(169)
Foreign currency translation	4,468	618	100	5,186

Balance as of September 30, 2003	$496,825	$138,060	$30,940	$665,825

        Trade exhibitor and advertiser lists are amortized on an accelerated basis over six and five years, respectively, while subscriber lists and other intangible assets are amortized on a straight-line basis over three to ten years and consist of the following as of September 30, 2003 and December 31, 2002 (in thousands):

	September 30, 2003	December 31, 2002
Trade exhibitor lists	$162,340	$161,492
Advertiser lists	39,456	39,673
Subscriber lists	23,886	23,978
Other intangible assets	7,805	8,097
Deferred financing costs	21,187	22,367

	254,674	255,607
Accumulated amortization	(156,449)	(126,807)

Total intangible and other assets, net	$98,225	$128,800

        Estimated amortization expense of identified intangible assets and other for the remaining three months of 2003 and for the next five years is as follows: (in thousands):

2003	$10,134
2004	33,038
2005	29,209
2006	15,451
2007	3,840
2008	2,668

4.    Restructuring Charge

        In September 2003, the Company consolidated its midtown New York leased office space from two floors to one. These actions resulted in a third quarter charge of approximately $2.1 million. These charges included the present value of future facility rental payments, net of sublease income, of $1.7 million and other relocation costs and expenses of $0.4 million. The Company will continue to pay facility lease costs, net of sublease income, associated with the previously used facilities through March 2010. The accrual balance at September 30, 2003 is $2.0 million which principally represents remaining facility lease costs, of which approximately $0.3 million is included in accrued liabilities,

$0.3 million is included in accounts payable and approximately $1.4 million is included in other long-term liabilities in the accompanying condensed consolidated balance sheet at September 30, 2003.

5.    Financial Derivative Instruments

        The Company uses derivative instruments to manage exposure to interest rate and foreign currency risks. The Company's objectives for holding derivatives are to minimize these risks using the most effective methods to eliminate or reduce the impact of these exposures.

  Interest Rate Risk

        Variable rate debt instruments are subject to interest rate risk. The Company has entered into an interest rate collar agreement expiring February 2004, and an interest rate swap agreement expiring November 2005, to manage its exposure to interest rate movements on its variable rate debt obligations. The effective portion of the cumulative gain or loss on these derivative instruments is reported as a component of accumulated other comprehensive income in stockholder's equity and is recognized in earnings as the underlying interest expense is incurred. The ineffective portion of the interest rate collar and swap agreements is recognized in current earnings. The Company uses a portion of these agreements as hedges of the Company's second priority senior secured floating rate notes described below. Gains and losses on the undesignated portion of these agreements at the end of each fiscal quarter (which are calculated as the net amount payable upon termination at the date of determination), will be recognized in current earnings.

        In connection with the Company's private placement of $360,000,000 of second priority senior secured notes in August 2003 and the use of proceeds therefrom to repay and terminate all outstanding term A loans under its credit facility and all but $25 million of the outstanding term B loans under its credit facility (see Note 6), the Company reclassified approximately $1.8 million of deferred losses previously reported as a component of accumulated other comprehensive income into other expense in the quarter ended September 30, 2003.

  Foreign Currency Risk

        Certain forecasted transactions are exposed to foreign currency risk. Foreign currencies hedged are the Euro, British Pound Sterling and the Brazilian Real. The Company uses forward contracts to manage its exposure associated with forecasted international revenue transactions for up to three months in the future. These forward contracts are designated as cash flow hedging instruments. Changes in the fair value of these instruments are reported as a component of accumulated other comprehensive income in stockholder's equity and are recognized in earnings as the underlying revenue is recognized. Forward contracts not designated as hedging instruments under SFAS No. 133 are also used to manage the impact of the variability in exchange rates. Changes in the fair value of these foreign exchange contracts are recognized in current earnings.

        At September 30, 2003, the Company had foreign exchange derivative contracts to sell with a notional amount totaling $3.3 million and to buy totaling $1.2 million. The estimated fair value of the foreign exchange contracts based upon market quotes was a net asset of $0.1 million.

  Accumulated Other Comprehensive Income (Loss)

        The following table summarizes the effects of SFAS 133 on the Company's accumulated other comprehensive income as of September 30, 2003 and 2002 (in thousands):

	Interest Rate Protection Agreements	Foreign Exchange Contracts	Total
Accumulated other comprehensive income (loss) balance at December 31, 2002	$(4,350)	$—	$(4,350)
Unwound from acccumulated other comprehensiv income during the period	4,057	—	4,057
Mark to market hedge contracts	(1,017)	(22)	(1,039)

Accumulated other comprehensive income (loss) balance at September 30, 2003	(1,310)	(22)	(1,332)

Accumulated other comprehensive income (loss) balance at December 31, 2001	$(4,189)	$5	$(4,184)
Unwound from accumulated other comprehensive income during the period	5,574	(5)	5,569
Mark to market hedge contracts	(5,750)	—	(5,750)

Accumulated other comprehensive income (loss) balance at September 30, 2002	$(4,365)	$—	$(4,365)

        At September 30, 2003, the Company estimates that it will reclassify out of accumulated other comprehensive income approximately $1.3 million of deferred losses into earnings within the next 12 months.

        The fair value of the Company's derivatives was a net liability position of $3.7 million and $6.6 million at September 30, 2003 and December 31, 2002, respectively, of which $3.7 million and $5.8 million is included in accrued liabilities at September 30, 2003 and December 31, 2002, respectively, and $0.8 million is included in other long-term liabilities at December 31, 2002, in the accompanying condensed consolidated balance sheets.

  Statement of Operations

        The following tables summarize the effects of SFAS No. 133 on the Company's statement of operations related to the ineffective portion of the Company's interest rate protection agreements and changes in the fair value of foreign exchange contracts not designated as hedging instruments for the three and nine months ended September 30, 2003 and 2002 (in thousands):

	Interest Rate Protection Agreements	Foreign Exchange Contracts	Total
Three months ended September 30, 2003
Other income (expense)	$(774)	$(71)	$(845)

Total statement of operations impact before taxes	$(774)	$(71)	$(845)

Three months ended September 30, 2002
Other income (expense)	$80	$60	$140

Total statement of operations impact before taxes	$80	$60	$140

	Interest Rate Protection Agreements	Foreign Exchange Contracts	Total
Nine months ended September 30, 2003
Other income (expense)	$(199)	$63	$(136)

Total statement of operations impact before taxes	$(199)	$63	$(136)

Nine months ended September 30, 2002
Other income (expense)	$368	$599	$967

Total statement of operations impact before taxes	$368	$599	$967

6.    Debt

  Credit Facility

        The credit facility (the "Credit Facility") consists of (i) $25 million of term loan B payable in quarterly installments through October 11, 2008 and (ii) $60.0 million of revolving loan availability through April 11, 2007. The Credit Facility contains restrictive covenants which require the Company to, among other things, maintain a minimum fixed charge ratio (as defined). Borrowings under the Credit Facility are collateralized by substantially all of the Company's assets.

        In connection with its private placement in August 2003 described below, the Company amended its Credit Facility to permit the private placement and the proposed use of the proceeds thereof, eliminated the leverage ratio covenant and amended certain other covenants contained in the Credit Facility and reduce the revolving loan commitments thereunder from $80 million to $60 million.

  Senior Secured Notes

        On August 18, 2003, the Company issued $360 million of second priority senior secured notes (the "August senior secured notes"). On September 25, 2003, the Company issued an additional $70 million of second priority senior secured notes (the "September senior secured notes") which were issued at a premium (together with the August senior secured notes, the "Senior Secured Notes"). The Senior Secured Notes were issued in two tranches: $130 million of Second Priority Senior Secured Floating Rate Notes due 2008 (which will require quarterly amortization equal to 0.25% of the principal amount thereof) and $300 million of 10.75% Second Priority Senior Secured Notes due 2010. Interest on the floating rate notes is payable at a rate equal to three-month LIBOR, which is reset quarterly, plus

7.5%. Each tranche of notes is collateralized by second priority liens on substantially all the collateral pledged against borrowings under the Company's Credit Facility (other than the capital stock of certain of its subsidiaries and assets of its parent companies). The notes contain restrictive covenants that, among other things, limit the Company's ability to incur debt, pay dividends and make investments. The Company entered into a registration rights agreement in connection with the private placement pursuant to which it agreed to either exchange the notes for registered notes or to file a shelf registration statement for the notes.

        The Company used the net proceeds from the August senior secured notes offering to repay and terminate all outstanding term A loans under its credit facility and all but $25 million of the outstanding term B loans and a portion of its revolving credit borrowings under its Credit Facility. The Company used the net proceeds of the September senior secured notes offering to repay $12 million of revolving credit borrowings and invested the balance in short term securities. On October 1, 2003, the Company used the remaining net proceeds from the September senior secured notes offering, along with $60 million of equity contributions from its parent company, $7 million of cash from operations and $13 million of revolving credit borrowings to fund the purchase of a portfolio of healthcare industry magazines and related custom service projects from the Thomson Corporation and its subsidiaries ("Thomson Acquisition) and to pay related acquisition and financing fees and expenses.

        The Senior Secured Notes are fully and unconditionally guaranteed on a senior basis, jointly and severally, by the Company's wholly owned domestic subsidiaries. The financial covenants under the Senior Secured Notes include limitations on certain asset dispositions, payments, debt incurrence, dividends and other restricted payments.

  Senior Subordinated Notes

        The Company's $160.0 million unsecured, 12 percent senior subordinated notes due 2011 (the "Senior Subordinated Notes") require semiannual interest-only payments on February 15 and August 15 of each year. The Senior Subordinated Notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by the Company's wholly owned domestic subsidiaries. The financial covenants under the Senior Subordinated Notes include limitations on certain asset dispositions, payments, debt incurrence, dividends and other restricted payments.

        Long-term debt consists of the following (in thousands):

	September 30, 2003	December 31, 2002
Term loan A, interest at LIBOR plus 3.75%	$—	$75,000
Term loan B, interest at LIBOR plus 4.50%; 5.64% at September 30, 2003, due quarterly through October 11, 2008	25,000	280,800
Revolving credit loan, interest at LIBOR plus 3.75%; 4.87% at September 30, 2003, due April 11, 2007	13,000	37,100
Second priority senior secured floating rate notes, interest at LIBOR plus 7.50%, due 2008	130,000	—
10.75% Second priority senior secured notes, due 2010, plus premium	301,031	—
12% Senior subordinated notes, due 2011	160,000	160,000
Acquisition note payable, interest at 5.50%, due monthly through 2004	2,500	4,000
Acquisition note payable, interest at 6.00%, due April 1, 2004	400	800

	631,931	557,700
Less current maturities	(3,700)	(17,400)

	$628,231	$540,300

        In addition, as of September 30, 2003, the Company has an interest rate collar for a notional amount of $150 million that effectively guarantees that the interest rate on the Credit Facility will not exceed 10.17 percent, nor be less than 9.00 percent. This collar expires in February 2004. The Company entered into an interest rate swap agreement with a notional amount of $200 million, that effectively guarantees that beginning in November 2003 the interest rate on second priority senior secured floating rate notes will be 9.65 percent. The Company includes net amounts paid or received under the interest rate protection agreements as a component of interest expense.

7.    Comprehensive Income

        The table below presents comprehensive income (loss), defined as changes in the equity of the Company excluding changes resulting from investments by and distributions to shareholders (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net income (loss)	$(18,149)	$821	$(16,753)	$(102,244)
Change in cumulative translation adjustment	61	(4,986)	5,560	(6,078)
Change in unrealized losses on derivative financial instruments	2,516	(1,202)	3,018	(181)

Comprehensive loss	$(15,572)	$(5,367)	$(8,175)	$(108,503)

8.    Segments

        The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," and has three reportable segments: trade shows and conferences, trade publications and marketing services.

        The Company evaluates the performance of, and allocates resources to, its segments based on contribution margin—defined as net revenue less cost of production and selling, editorial, and circulation costs. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There are no inter-segment sales or transfers. Segment assets are primarily intangible assets, prepaid expenses and accounts receivable. Revenues, contribution margins and segment assets of the Company's reportable segments are as follows (in thousands):

	Trade Shows and Conferences	Trade Publications	Marketing Services	Corporate and Other	Total
Three months ended September 30, 2003
Revenue	$41,595	$30,656	$3,652	$226	$76,129
Contribution margin (loss)	23,001	9,130	1,521	(597)	33,055
Segment assets	568,818	171,760	32,766	188,294	961,638
Three months ended September 30, 2002
Revenue	46,988	30,567	3,651	193	81,399
Contribution margin (loss)	28,120	8,304	1,464	(465)	37,423
Segment assets	595,894	176,173	31,837	58,815	862,719
Nine months ended September 30, 2003
Revenue	$139,371	$97,751	$11,051	$746	$248,919
Contribution margin (loss)	72,743	30,314	4,166	(2,203)	105,020
Segment assets	568,818	171,760	32,766	188,294	961,638
Nine months ended September 30, 2002
Revenue	145,387	96,290	11,322	1,120	254,119
Contribution margin (loss)	78,907	26,739	5,032	(1,792)	108,886
Segment assets	595,894	176,173	31,837	58,815	862,719

        The reconciliation of total segment contribution margin to consolidated (loss) income before taxes, minority interests and cumulative effect of accounting change is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Total segment contribution margin	$33,055	$37,423	$105,020	$108,886
General and administrative expense	(8,485)	(7,682)	(26,298)	(26,925)
Funding of affiliated dot.com company operations	(107)	(379)	(742)	(39,095)
Depreciation and amortization	(12,866)	(17,195)	(39,393)	(50,672)
Other expense (primarily interest)	(16,465)	(11,155)	(40,792)	(34,823)

Consolidated income (loss) before taxes, minority interest and cumulative effect of accounting change	$(4,868)	$1,012	$(2,205)	$(42,629)

9.    Relationship with Advanstar.com, Inc.

        Advanstar.com, Inc. (Advanstar.com), an affiliate of the Company, operates the Company's event and publication-related web sites and develops certain enhanced web opportunities to serve the Company's customers in selected industries. The Company provides Advanstar.com with certain administrative support services and charges for these services based on a general overhead charge. In addition, selected sales, editorial, marketing and production staff of the Company are shared with Advanstar.com. The Company also provides Advanstar.com with marketing and promotional support through advertising pages in its trade publications and exhibit space in its trade shows. In return, Advanstar.com provides support on its web sites for the Company's trade publications and trade shows.

        In the first quarter of 2002, management of Advanstar, Inc. expanded its efforts to consolidate the activities of Advanstar.com with the Company. Consequently, in response to the changing business environment and continuing operating losses of Advanstar.com, the Company recorded a first quarter 2002 non-cash charge to operations of $37.2 million related to a provision against the outstanding advances and notes due to the Company from Advanstar.com as of December 31, 2001.

        In 2002 the Company began recording the advances and notes issued to Advanstar.com during the current year as an operating expense on the Company's consolidated statement of operations, to reflect the ongoing nature of the operations of Advanstar.com in support of the Company's operations. Net advances and notes charged to the Company's operations during the three months ended September 30, 2003 and 2002 were approximately $0.1 million and $0.4 million, respectively. Net advances and notes charged to the Company's operations during the nine months ended September 30, 2003 and 2002 were approximately $0.7 million and $1.9 million, respectively.

10.    Related-Party Transactions

  Financial Advisory Fees and Agreements

        Credit Suisse First Boston Corporation ("CSFB"), an affiliate of the DLJ Merchant Banking funds, was an initial purchaser of the Senior Secured Notes. The Company paid customary fees to CSFB as compensation for those services. The aggregate amount of all fees paid to CSFB entities in connection with the Senior Secured Note offerings during the third quarter of 2003 was approximately $9.6 million.

  Parent Company Notes

        As part of the financing for the acquisition of the Company by the DLJ Merchant Banking Funds in October 2000 (the "Acquisition") and concurrently with the closing of the offering of the Senior Subordinated Notes in February 2001, the Company's parent, Advanstar, Inc., issued discount notes (the "Discount Notes") with an aggregate principal amount at maturity in aggregate of $171.8 million. These notes do not require cash interest payments until 2006. Neither the Company nor any of its subsidiaries guaranteed the Discount Notes. Advanstar, Inc., however, is a holding company and its ability to pay interest on these Discount Notes will be dependent upon the receipt of dividends from its subsidiaries, principally including the Company. The Credit Facility, the Senior Secured Notes and the Senior Subordinated Notes impose substantial restrictions on the Company's and its subsidiaries' ability to pay dividends.

11.    Acquisition

        On October 1, 2003, the Company purchased a portfolio of healthcare industry magazines and related custom service projects from the Thomson Corporation and its subsidiaries ("Thomson") for $136 million in cash including related fees and expenses. The Company used a portion of the approximately $68 million in net proceeds of the September 25, 2003 Senior Secured Notes offering, $7 million in cash generated by operations, revolver borrowings of $13 million, $50 million of equity contributions received on September 25, 2003 and $10 million of equity contributions received on October 1, 2003 from Advanstar, Inc., which represent the proceeds from the sale by Advanstar, Inc. of equity to the DLJ Merchant Banking funds, to fund the acquisition and related fees and expenses.

12.    Supplemental Guarantor Condensed Consolidating Financial Statements

  Basis of Presentation

        The Company's Senior Subordinated Notes and Senior Secured Notes are fully and unconditionally guaranteed on a senior subordinated basis and senior basis, respectively, jointly and severally, by the Company and its wholly owned domestic subsidiaries. The subsidiary guarantors are MAGIC and Applied Business TeleCommunications. The condensed consolidating financial statements of the guarantors are presented below and should be read in conjunction with the consolidated financial statements of the Company. Separate financial statements of the guarantors are not presented because the guarantors are jointly, severally, fully, and unconditionally liable under the guarantees and the Company believes the condensed consolidating financial statements presented are sufficiently meaningful in understanding the financial position and results of the guarantors.

        There are no significant restrictions on the ability of the subsidiary guarantors to make distributions to the Company.

Advanstar Communications Inc.
Condensed Consolidating Balance Sheets
At September 30, 2003
(In thousands)

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$134,679	$—	$8,614	$—	$143,293
Accounts receivable, net	20,114	72	3,048	—	23,234
Prepaid expenses	4,416	961	2,744	—	8,121
Other	1,222	—	61	—	1,283

Total current assets	160,431	1,033	14,467	—	175,931
Noncurrent assets:
Property, plant and equipment, net	19,937	950	770	—	21,657
Deferred tax asset	30,986	—	—	(30,986)	—
Intangible and other assets, net	406,560	287,130	70,360	—	764,050
Investments in subsidiaries	524,890	—	25,813	(550,703)	—
Intercompany receivable	—	212,128	—	(212,128)	—

	$1,142,804	$501,241	$111,410	$(793,817)	$961,638

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current maturities of long-term debt	$3,700	$—	$—	$—	$3,700
Accounts payable	11,820	5,469	3,977	—	21,266
Accrued liabilities	20,469	6,734	1,108	—	28,311
Deferred revenue	27,709	53	5,327	—	33,089

Total current liabilities	63,698	12,256	10,412	—	86,366
Long-term debt, net of current maturities	628,231	—	—	—	628,231
Deferred income taxes and other long-term liabilities	3,622	30,986	895	(30,986)	4,517
Intercompany payable	205,727	—	6,401	(212,128)	—
Due to parent	3,861	—	—	—	3,861
Minority interests	9,687	—	998	—	10,685
Stockholder s equity:
Common stock	10	3	942	(945)	10
Capital in excess of par value	437,367	438,117	111,971	(550,088)	437,367
(Accumulated deficit) retained earnings	(208,899)	19,879	(21,041)	1,162	(208,899)
Accumulated other comprehensive loss	(500)	—	832	(832)	(500)

Total stockholder s equity	227,978	457,999	92,704	(550,703)	227,978

	$1,142,804	$501,241	$111,410	$(793,817)	$961,638

Advanstar Communications Inc.
Condensed Consolidating Statements of Operations
For the three months ended September 30, 2003
(In thousands)

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net revenue	$38,301	$31,686	$6,142	$—	$76,129
Operating expenses:
Cost of production and selling, editorial and circulation	27,220	10,169	5,685	—	43,074
General and administrative	8,972	351	1,213	—	10,536
Funding of affiliated company operations	107	—	—	—	107
Depreciation and amortization	7,514	4,822	530	—	12,866

Total operating expenses	43,813	15,342	7,428	—	66,583

Operating (loss) income	(5,512)	16,344	(1,286)	—	9,546
Other income (expense):
Interest expense, net	(15,851)	—	103	—	(15,748)
Other income, net	(12,231)	—	190	—	(12,041)

Income (loss) income before income taxes and minority interests	(33,594)	16,344	(993)	—	(18,243)
(Benefit) provision for income taxes	(5,984)	5,983	(111)	—	(112)
Minority interests	(141)	—	123	—	(18)
Equity in earnings of subsidiaries	9,602	—	—	(9,602)	—

Net income (loss)	$(18,149)	$10,361	$(759)	$(9,602)	$(18,149)

Advanstar Communications Inc.
Condensed Consolidating Statements of Operations
For the nine months ended September 30, 2003
(In thousands)

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net revenue	$162,659	$64,336	$21,924	$—	$248,919
Operating expenses:
Cost of production and selling, editorial and circulation	104,155	21,900	17,844	—	143,899
General and administrative	24,087	991	3,271	—	28,349
Funding of affiliated company operations	742	—	—	—	742
Depreciation and amortization	23,000	14,558	1,835	—	39,393

Total operating expenses	151,984	37,449	22,950	—	212,383

Operating (loss) income	10,675	26,887	(1,026)	—	36,536
Other income (expense):
Interest expense, net	(40,731)	—	348	—	(40,383)
Other income, net	(11,389)	—	(344)	—	(11,733)

Income (loss) income before income taxes and minority interests	(41,445)	26,887	(1,022)	—	(15,580)
(Benefit) provision for income taxes	(9,871)	9,873	611	—	613
Minority interests	(334)	—	(226)	—	(560)
Equity in earnings of subsidiaries	15,155	—	—	(15,155)	—

Net income (loss)	$(16,753)	$17,014	$(1,859)	$(15,155)	$(16,753)

Advanstar Communications Inc.
Condensed Consolidating Statements of Cash Flows
For the nine months ended September 30, 2003
(In thousands)

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Operating activities:
Net income (loss)	$(16,753)	$17,014	$(1,859)	$(15,155)	$(16,753)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in earnings of subsidiaries	(15,155)	—	—	15,155	—
Loss on derivative financial instruments	135	—	—	—	135
Depreciation and amortization	23,000	14,558	1,835	—	39,393
Other noncash items	4,202	9,972	1,041	—	15,215
Change in working capital items	22,866	(41,176)	880	—	(17,430)

Net cash provided by operating activities	18,295	368	1,897	—	20,560

Investing activities:
Additions to property, plant and equipment	(3,733)	(368)	(152)	—	(4,253)
Acquisitions of publications and trade shows, net of proceeds	(205)	—	(8)	—	(213)

Net cash used in investing activities	(3,938)	(368)	(160)	—	(4,466)

Financing activities:
Borrowings of long term debt, net	74,250	—	—	—	74,250
Deferred financing costs	(16,207)	—	—	—	(16,207)
Contribution of capital from parent	50,000	—	—	—	50,000
Dividends paid to minority interest holders	—	—	(227)	—	(227)

Net cash used in financing activities	108,043	—	(227)	—	107,816

Effect of exchange rate changes on cash	(3)	—	456	—	453

Net decrease in cash and cash equivalents	122,397	—	1,966	—	124,363
Cash and cash equivalents, beginning of year	12,282	—	6,648	—	18,930

Cash and cash equivalents, end of year	$134,679	$—	$8,614	$—	$143,293

Advanstar Communications Inc.
Condensed Consolidated Balance Sheets
At December 31, 2002
(In thousands)

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$12,282	$—	$6,648	$—	$18,930
Accounts receivable, net	20,167	29	2,828	—	23,024
Prepaid expenses	6,163	1,673	1,921	—	9,757
Other	1,159	—	49	—	1,208

Total current assets	39,771	1,702	11,446	—	52,919
Noncurrent assets:
Property, plant and equipment, net	21,707	898	894	—	23,499
Deferred tax asset	21,113	—	—	(21,113)	—
Intangible and other assets, net	422,073	301,366	66,169	—	789,608
Investments in subsidiaries	543,029	—	—	(543,029)	—
Intercompany receivable	—	185,023	29,120	(214,143)	—

	$1,047,693	$488,989	$107,629	$(778,285)	$866,026

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current maturities of long-term debt	$17,400	$—	$—	$—	$17,400
Accounts payable	14,556	1,162	3,654	—	19,372
Accrued liabilities	23,385	6,516	1,213	—	31,114
Deferred revenue	29,327	19,213	4,499	—	53,039

Total current liabilities	84,668	26,891	9,366	—	120,925
Long-term debt, net of current maturities	540,300	—	—	—	540,300
Deferred income taxes and other long-term liabilities	4,139	21,113	235	(21,113)	4,374
Intercompany payable	214,143	—	—	(214,143)	—
Due to parent	4,492	—	—	—	4,492
Minority interests	9,068	—	714	—	9,782
Stockholder s equity:
Common stock	10	3	488	(491)	10
Capital in excess of par value	387,367	438,117	120,738	(558,855)	387,367
(Accumulated deficit) retained earnings	(192,146)	2,865	(19,182)	16,317	(192,146)
Accumulated other comprehensive loss	(4,348)	—	(4,730)	—	(9,078)

Total stockholder's equity	190,883	440,985	97,314	(543,029)	186,153

	$1,047,693	$488,989	$107,629	$(778,285)	$866,026

Advanstar Communications Inc.
Condensed Consolidating Statements of Operations
For the three months ended September 30, 2002
(In thousands)

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net revenue	$43,392	$31,104	$6,903	$—	$81,399
Operating expenses:
Cost of production and selling, editorial and circulation	27,614	10,235	6,127	—	43,976
General and administrative	6,088	267	1,327	—	7,682
Funding of affiliated company operations	379	—	—	—	379
Depreciation and amortization	9,242	7,188	765	—	17,195

Total operating expenses	43,323	17,690	8,219	—	69,232

Operating (loss) income	69	13,414	(1,316)	—	12,167
Other income (expense):
Interest expense, net	(12,926)	—	55	—	(12,871)
Other income, net	182	—	1,534	—	1,716

(Loss) income before income taxes and minority interests	(12,675)	13,414	273	—	1,012
(Benefit) provision for income taxes	(4,422)	4,695	(83)	—	190
Minority interests	(124)	—	123	—	(1)
Equity in earnings of subsidiaries	9,198	—	—	(9,198)	—

Net loss	$821	$8,719	$479	$(9,198)	$821

Advanstar Communications Inc.
Condensed Consolidating Statements of Operations
For the nine months ended September 30, 2002
(In thousands)

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net revenue	$163,581	$62,919	$27,619	$—	$254,119
Operating expenses:
Cost of production and selling, editorial and circulation	104,349	20,833	20,051	—	145,233
General and administrative	22,234	917	3,774	—	26,925
Funding of affiliated company operations	39,095	—	—	—	39,095
Depreciation and amortization	26,547	21,629	2,496	—	50,672

Total operating expenses	192,225	43,379	26,321	—	261,925

Operating (loss) income	(28,644)	19,540	1,298	—	(7,806)
Other income (expense):
Interest expense, net	(38,341)	—	(456)	—	(38,797)
Other income, net	1,453	—	2,521	—	3,974

(Loss) income before income taxes, minority interests and accounting change	(65,532)	19,540	3,363	—	(42,629)
(Benefit) provision for income taxes	(16,369)	6,839	1,648	—	(7,882)
Minority interests	(102)	—	(578)	—	(680)
Equity in earnings of subsidiaries	(751)	—	—	751	—

(Loss) income before cumulative effect of accounting change	(50,016)	12,701	1,137	751	(35,427)
Cumulative effect of accounting change	(52,228)	(10,501)	(4,088)	—	(66,817)

Net loss	$(102,244)	$2,200	$(2,951)	$751	$(102,244)

Advanstar Communications Inc.
Condensed Consolidated Statements of Cash Flows
For the nine months ended September 30, 2002
(In thousands)

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Operating activities:
Net loss	$(102,244)	$2,200	$(2,951)	$751	$(102,244)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in earnings of subsidiaries	751	—	—	(751)	—
Gain on derivative financial instruments	(967)	—	—	—	(967)
Provision for notes and advances from affiliated dot.com company	37,192	—	—	—	37,192
Transition goodwill impairment	52,228	10,501	4,088	—	66,817
Depreciation and amortization	26,547	21,629	2,496	—	50,672
Other noncash items	(10,717)	3,292	572	—	(6,853)
Change in working capital items	6,310	(37,378)	(2,808)	—	(33,876)

Net cash provided by operating activities	9,100	244	1,397	—	10,741

Investing activities:
Additions to property, plant and equipment	(5,082)	(244)	(379)	—	(5,705)
Acquisitions of publications and trade shows, net of proceeds	(12,763)	—	(1,543)	—	(14,306)

Net cash used in investing activities	(17,845)	(244)	(1,922)	—	(20,011)

Financing activities:
Payments of long-term debt, net	(16,950)	—	—	—	(16,950)
Deferred financing costs	(1,785)	—	—	—	(1,785)
Dividends paid to minority interest holders	—	—	(503)	—	(503)

Net cash used in financing activities	(18,735)	—	(503)	—	(19,238)

Effect of exchange rate changes on cash	—	—	(2,951)	—	(2,951)

Net decrease in cash and cash equivalents	(27,480)	—	(3,979)	—	(31,459)
Cash and cash equivalents, beginning of year	33,906	—	10,730	—	44,636

Cash and cash equivalents, end of year	$6,426	$—	$6,751	$—	$13,177

Financial Statement Schedule

Report of Independent Accountants on Financial Statement Schedule

To the Stockholder and Board of Directors of
Advanstar Communications Inc.:

Our audits of the consolidated financial statements referred to in our report dated February 14, 2003 also included an audit of the financial statement schedule included in this prospectus. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 14, 2003

Valuation and Qualifying Accounts.
Advanstar Communications Inc.
Valuation and Qualifying Accounts

	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions(1)	Balance at End of Period
		Additions
Allowance for doubtful accounts
Advanstar
Year ended December 31, 2002	$970,000	$1,639,000	$—	$1,560,000	$1,049,000
Year ended December 31, 2001	725,000	2,768,000	—	2,523,000	970,000
Period from October 12, 2000 to December 31, 2000	—	956,500	—	231,500	725,000
Predecessor
Period from January 1, 2000 to October 11, 2000	709,000	1,406,500	—	1,412,500	703,000

(1)
Uncollectible accounts written off.

        All other financial schedules are omitted because they are not applicable or the information is included in the financial statements or related notes.

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TABLE OF CONTENTS
SUMMARY
THE EXCHANGE OFFER
Summary Description of the Notes
Risk Factors
OUR COMPANY
Recent Developments
Summary Financial Data
RISK FACTORS
Risks Relating to Our Debt
Risks Relating to Our Business
Risks Related to Our Stockholders
Risks Related to the Notes
You May Not Be Able to Rely on Forward-Looking Statements
THE ACQUISITION
USE OF PROCEEDS
CAPITALIZATION
INDUSTRY AND MARKET DATA
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
Fashion & Apparel
Information Technology & Communications Events and Magazines
Specialty Retail
Healthcare, Science & Pharmaceuticals
Travel & Hospitality Events and Magazines
Portfolio Events and Magazines
MANAGEMENT
EXECUTIVE COMPENSATION
Option Grants in Last Fiscal Year
Aggregated Option Exercises in 2002 and December 31, 2002 Option Values
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF NOTES
THE EXCHANGE OFFER
MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Report of Independent Accountants
Report of independent public accountants
ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES Consolidated Balance Sheets (In thousands, except share and per share data)
ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES Consolidated Statements of Operations (In thousands)
ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES Consolidated Statements of Stockholder's Equity (Dollars in thousands)
ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows (In thousands)
ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements
ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES Condensed Consolidating Balance Sheets At December 31, 2002 (In thousands)
ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES Condensed Consolidating Statements of Operations For the year ended December 31, 2002 (In thousands)
ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES Condensed Consolidating Statements of Cash Flows For the year ended December 31, 2002 (In thousands)
ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES Condensed Consolidating Balance Sheets At December 31, 2001 (In thousands)
ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES Condensed Consolidating Statements of Operations For the year ended December 31, 2001 (In thousands)
ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES Condensed Consolidating Statements of Cash Flows For the year ended December 31, 2001 (In thousands)
ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES Condensed Consolidating Statements of Operations For the period from October 12, 2000 through December 31, 2000 (In thousands)
ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES Condensed Consolidating Statements of Cash Flows For the period from October 12, 2000 through December 31, 2000 (In thousands)
ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES Condensed Consolidating Statements of Operations For the period from January 1, 2000 through October 11, 2000 (In thousands)
ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES Condensed Consolidating Statements of Cash Flows For the period from January 1, 2000 through October 11, 2000 (In thousands)
ADVANSTAR COMMUNICATIONS INC. Condensed Consolidated Balance Sheets (In thousands, except share and per share data)
ADVANSTAR COMMUNICATIONS INC. Condensed Consolidated Statements of Operations (In thousands)
ADVANSTAR COMMUNICATIONS INC. Condensed Consolidated Statements of Operations (In thousands)
ADVANSTAR COMMUNICATIONS INC. Condensed Consolidated Statements of Cash Flows (In thousands)
ADVANSTAR COMMUNICATIONS INC. Notes to Condensed Consolidated Financial Statements
Advanstar Communications Inc. Condensed Consolidating Balance Sheets At September 30, 2003 (In thousands)
Advanstar Communications Inc. Condensed Consolidating Statements of Operations For the three months ended September 30, 2003 (In thousands)
Advanstar Communications Inc. Condensed Consolidating Statements of Operations For the nine months ended September 30, 2003 (In thousands)
Advanstar Communications Inc. Condensed Consolidating Statements of Cash Flows For the nine months ended September 30, 2003 (In thousands)
Advanstar Communications Inc. Condensed Consolidated Balance Sheets At December 31, 2002 (In thousands)
Advanstar Communications Inc. Condensed Consolidating Statements of Operations For the three months ended September 30, 2002 (In thousands)
Advanstar Communications Inc. Condensed Consolidating Statements of Operations For the nine months ended September 30, 2002 (In thousands)
Advanstar Communications Inc. Condensed Consolidated Statements of Cash Flows For the nine months ended September 30, 2002 (In thousands)
Valuation and Qualifying Accounts. Advanstar Communications Inc. Valuation and Qualifying Accounts